As filed with the Securities and Exchange Commission on September 21, 2007.

File Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Catcher Holdings, Inc.

(Name of small business issuer in our charter)

Delaware	7373	62-1751433
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Catcher Holdings, Inc.

44084 Riverside Parkway

Leesburg, VA 20176

(703) 723-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Mr. Robert H. Turner

Catcher Holdings, Inc.

44084 Riverside Parkway

Leesburg, VA 20176

(703) 723-2700

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Jeremy D. Glaser, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

(858) 720-5100

Approximate date of commencement of proposed sale to the public. From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
common stock, par value $0.001 per share(3)	1,597,557	$0.95	1,517,679	$46.59
common stock, par value $0.001 per share(4)	5,316,144	$0.95	5,050,337	$155.05

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION8(A) MAY DETERMINE.

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.
(4)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the conversion of secured convertible promissory notes issued to the selling stockholders named in the prospectus or a prospectus supplement.

“The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted”

PRELIMINARY PROSPECTUS

6,913,701 Shares

Catcher Holdings, Inc.

Common Stock

This prospectus relates to the resale of up to 1,597,557 shares of common stock and 5,316,144 shares of common stock underlying Secured Convertible Promissory Notes of Catcher Holdings, Inc. (the “Notes”) by certain selling stockholders identified in this prospectus. All of the shares, when sold will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the selling stockholders, but our obligation to repay the Notes will be extinguished if the selling stockholders choose to convert all amounts due under their Notes into shares of common stock. We expect that sales of shares by the selling stockholders pursuant to this offering will cease upon the earlier of (i) the sale of all shares registered on the registration statement relating to this offering and (ii) the date upon which all shares registered on the registration statement relating to this offering may be sold under Rule 144(k) under the Securities Act of 1933, as amended.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CTHH.” On September 17, 2007 the last sale price for our common stock on the OTC Bulletin Board was $0.94.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commission. Selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September     , 2007.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. Unless context indicates otherwise, the terms “the Company”, “we”, “us”, or “our” in this prospectus refer to Catcher Holdings, Inc. and our wholly-owned subsidiary, Catcher, Inc., a Delaware corporation.

Overview

We have completed development and are in production with our initial product, the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products. We obtained the necessary Federal Communications Commission (“FCC”) equipment certification for the prototype in October 2005, as well as successfully completed the European Union’s CE testing in November 2005. We have secured initial purchase orders and we commenced initial production in October 2006.

The CATCHER™ is a patented product built to pass the testing as set forth in Military Standard 810F. It is a ruggedized portable personal computer that integrates features of several individual devices, including a personal computer utilizing Microsoft® XP Pro with Tablet PC capabilities as its operating system, two digital cameras with patent pending digital watermarking technology, wireless and wired communications, global positioning satellite receiver, video conferencing, and a biometric finger print reader. The CATCHER™ utilizes an Intel Pentium M processor. The production unit weighs only 3.8 lbs. (excluding battery weight), is 10.5 inches in width, 7.27 inches in height, 2.27 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA backlit touch screen.

The CATCHER™ enables multiple video/audio streams to be operated from a portable unit; it also introduces watermarking technology for digitally recorded video/digital stills and audio tied to GPS. The CATCHER™ was designed for non-computer literate users, is light weight, and built to withstand common abuse. It is designed to be used in a broad temperature range of -30 to +55C, 100% humidity, and in highly dusty environments. We are developing a series of accessories to support the product, which will include extra batteries and a vehicle install kit to allow easy transportability of the CATCHER™. In addition, we have developed our first software product the Catcher CONSOLE™. Catcher CONSOLE™ is a software package that operates on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation).

Our History

We were originally incorporated in the state of Delaware on August 25, 1998 under the name U.S. Telesis, Inc. On May 20, 1999, we merged with and into Woodland Communications Group, Inc. and on June 3, 1999, we changed our name to U.S. Telesis Holdings, Inc. On March 1, 2001, the State of Delaware revoked our charter for failure to pay franchise taxes. On May 29, 2003, we filed a Form 10-SB under the Securities Exchange Act of 1934, as amended, to become a reporting company and subsequently amended the Form 10-SB in July 2003. On March 31, 2005 the state of Delaware reinstated our charter upon payment of the overdue franchise taxes, including interest and penalties. On May 4, 2005, we acquired Catcher, Inc., a Delaware corporation (“Catcher”), pursuant to three simultaneous stock purchase agreements with the holders of the issued and outstanding stock of Catcher (the “Acquisition”), as a result of which Catcher, a development stage operating company, become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Acquisition as a reverse merger. As a result of the foregoing as well as the fact that the Acquisition is treated as a reverse merger of Catcher, the historical financial statements of Catcher became our historical financial statements after the Acquisition. On May 4, 2005, Catcher entered into an agreement with LCM Technologies, Inc. a Delaware corporation (“LCM”), which was a development stage operating company developing the CATCHER™. Under the agreement, Catcher purchased substantially all of the assets and liabilities of LCM. The transaction was accounted for as a reverse merger. Accordingly, the historical financial statements of LCM are Catcher Inc.’s historical financial statements for reporting purposes.

Since the Acquisition, we have accomplished the following:

•	Named our independent Directors and established a compensation, audit, and nominating and corporate governance committees;

•	Completed the prototype development of the CATCHER™;

•	Successfully completed testing of the prototype and initial production units in compliance with applicable FCC equipment authorization requirements;

•	Obtained certification to post the “CE” mark required of all electrical and mechanically operated equipment of non-European Community origin to be legally operated and sold within the European Union;

•	Entered into an outsourcing contract manufacturing agreement with KeyTronic Corporation for production of the device and commenced efforts required to begin initial low rate production;

•	Engaged the market by entering into Value Added Reseller (“VAR”) and manufacturing services representative agreements, and have been named as a certified supplier to Unisys Corp.;

•

Received initial low volume purchase orders from various companies including Unisys Corp., L3 Communications, Inc., Engineering and Professional Services, Inc., Alion Sciences and Technologies. The purchasers intend to use the units for testing, evaluation and demonstration purposes;

•	Commenced “initial” production and delivery of the CATCHER™; and

•	Entered into agreements with nine Manufacturer’s Representative firms in order to expand our distribution to local government and commercial markets.

Strategy

We have completed development and are in production of the CATCHER™ family of products. Through the second quarter of 2007 we received initial purchase orders for testing, evaluation and pilot programs.

We utilize a two tiered sales strategy consisting of an executive sales team approach for the largest strategic systems integrators (tier one) and a channel sales approach, including small to medium sized value added resellers (VARs) in association with Manufacturers Representatives (MRs), that identify, sign, and support the VARs in the field (tier two). In the tier two channel, the combination of VARs and MRs gives us a substantial number of sales representatives presenting the product to both VARs and end-users looking for a VAR. Initially, we targeted VARs that already sell their products and services to government agencies such as the Departments of Defense, Homeland Security and Justice, other law enforcement and security agencies, municipal and general aviation facilities, and border and port facilities. By engaging MRs, we believe we are positioned to expand outside of the government sector into commercial, industrial and private first responder markets. The Sales Group (located in the western United States including California, Washington and Oregon among others) is the first MR firm engaged by us. The Sales Group’s primary focus is the first responder (the first persons on the scene, e.g., police, fire and EMS) and commercial/industrial end-users. Many of the sales representatives working for The Sales Group, have previous experience selling the Itronix Tablet PC, a device similar to the CATCHER™ but lacking certain key features, including biometrics. This experience has helped The Sales Group to identify several vertical markets for the CATCHER™, a product which they see as a growth opportunity for their business. The Sales Group covers California, Arizona, Nevada, Hawaii, Washington, Oregon, Alaska, western Idaho, and western Montana, and has its corporate offices in Calabasas, California. We have also signed agreements with eight other MR firms including, among others: J. Brophy and Associate (Illinois, Indiana and Wisconsin), PMC and Associates covering the mid-Atlantic region (New York, New Jersey, Washington D.C., and other states in that region) and the Cambridge Group (Texas, Oklahoma, and other states in the southwestern U.S.).

If the CATCHER™ establishes a track record in the first responder and commercial/industrial markets it is likely that we will consider engaging Original Equipment Manufactures (OEMs) under licensing agreements that will further extend the reach of our products.

Our technical staff and key personnel in sales, marketing, business development, and engineering currently support the VARs and MFs. We believe this approach will enable us to reduce marketing and sales force costs and reduce the time to market.

To date, we have entered into VAR agreements with eleven companies including: Engineering and Professional Services (EPS), L-3 Government Services, Inc. and Alion Science and Technology, Inc.

We are in various stages of contract negotiations with numerous additional VARs, which will generally include pricing and volume commitment terms. In addition, we have also started the process of becoming an “approved vendor” to government integrators who are not under a VAR agreement, enabling us to supply products to these relationships as demand is created.

We have been appointed a certified supplier to Unisys Corporation (“Unisys”), and have received an initial order from Unisys, which they will use to complete their evaluation process and market the CATCHER™ through the Unisys Center of Excellence, a showcase for their various products and services.

We have outsourced production to a contract manufacturer. On November 22, 2005, we entered into a manufacturing agreement with KeyTronic EMS, a division of KeyTronic Corporation [Nasdaq:KTCC] (“KeyTronic”). Under the agreement, KeyTronic will manufacture the CATCHER™, at fixed unit prices dependent on monthly purchase volumes. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms. KeyTronic, with headquarters in Spokane, Washington, is a $200 million contract manufacturing company with more than 30 years experience and worldwide manufacturing capacity including the US, Mexico, and China. KeyTronic has a reputation for innovation and has become a value-added contract manufacturing partner to some of the world’s leading OEMs.

Address, Phone Number and Website

Our principal executive offices are located at 44084 Riverside Parkway, Leesburg, VA 20176 and our telephone number is (703) 723-2700. We maintain a website at www.catcherinc.com which contains a description of our technology, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

THE OFFERING

Common stock offered by selling stockholders	6,913,701(1)

Common stock outstanding	24,519,135(2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

OTC Bulletin Board Quote	CTHH

(1)	Represents 1,597,557 shares of common stock that were issued to selling stockholders and 5,316,144 shares of common stock underlying Secured Convertible Promissory Notes that were issued to selling stockholders.
(2)	Represents the number of shares of common stock outstanding as of September 17, 2007, and excludes:

•	2,078,000 shares of common stock issuable upon exercise of outstanding stock options;

•	1,794,000 shares of common stock reserved for future issuance under our 2005 stock incentive plan; and

•	6,255,278 shares of common stock issuable upon exercise of outstanding warrants.

•	7,116,882 shares of common stock issuable upon conversion of outstanding secured convertible promissory notes.

Unless the context otherwise requires, “common stock” refers to the common stock, par value $0.001 per share, of Catcher Holdings, Inc.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated statement of operations data for the year ended December 31, 2006 and 2005 which have been derived from our audited consolidated financial statements included elsewhere in this prospectus; and for the three and six months ended June 30, 2007 and 2006 and the period from Inception (March 31, 2004) to June 30, 2007 which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data at December 31, 2006 and 2005 is derived from our audited consolidated financial statements and the related notes. The selected balance sheet data at June 30, 2007 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected unaudited consolidated statement of operations data for the three and six months ended June 30, 2007 and 2006, and the unaudited consolidated selected balance sheet data at June 30, 2007, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Three Months Ended		Six Months Ended		Year Ended December 31, 2006	Year Ended December 31, 2005	Inception (March 31, 2004) to June 30, 2007 (unaudited)
	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)
Revenue	$51,543	$—	$147,947	$—	$99,609	$—	$247,556
Cost of Goods Sold	40,464	—	102,368	—	96,964	—	$199,332
Gross Margin	11,079	—	45,579	—	2,645	—	$48,224
Total Operating expenses:	(2,758,055)	(1,666,070)	(4,590,044)	(3,223,010)	(10,019,316)	(8,132,890)	(23,490,616)
Operating loss	(2,746,976)	(1,666,070)	(4,544,465)	(3,223,010)	(10,016,671)	(8,132,890)	(23,442,392)
Other income (expense)	(3,855,759)	39,127	(3,760,810)	(1,021,511)	(2,608,129)	(16,697)	(6,385,636)
Net loss	$(6,602,735)	$(1,626,943)	$(8,305,275)	$(4,244,521)	(12,624,800)	(8,149,587)	$(29,828,028)
Net loss per share:
Basic & Diluted	$(0.33)	$(0.09)	$(0.41)	$(0.27)	$(0.75)	$(0.93)
Weighted-average number of shares outstanding—Basic and Diluted:	20,221,588	17,139,718	20,044,710	15,804,350	16,898,729	8,726,518

Consolidated Balance Sheet Data:

	June 30, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Cash and cash equivalents	$457,075	$2,025,258	$913,182
Working Capital	(7,151,870)	2,887,540	368,680
Total Assets	2,648,853	4,467,605	1,805,572
Total Liabilities	9,992,434	1,377,475	1,111,173
Total Shareholders’ Equity (Deficit)	(7,343,581)	3,090,130	694,399

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risk factors described below and the other information in this Prospectus and our other SEC filings before you decide whether to buy our common stock. We have included in this section a discussion of all risks that we consider material. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. The occurrence of any of these risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Specific to Us

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future. We will require additional capital financing in connection with our planned expansion of operations and may have difficulty obtaining such additional capital on acceptable terms or at all. If adequate funds are not available, we may be required to curtail our operations, or obtain funds on unfavorable terms. These factors create a substantial doubt about our ability to continue as a going concern.

We do not believe that our available resources may be sufficient alone, without additional sources of financing, to adequately scale production of the CATCHER™, and expect to incur operating losses for the foreseeable future. If revenues from operations are insufficient to support our planned expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. These factors create a substantial doubt about our ability to continue as a going concern and our auditors have included a going concern qualification in their report on our audited financial statements.

We have issued and outstanding warrants to purchase our common stock, some of which contain call provisions under certain circumstances. There can be no assurance that our right to call the warrants will be triggered or that the holders of such warrants will exercise the warrants.

We are in the early stages of our life cycle and have limited operating history. Therefore, there is limited historical or current operating information upon which an investor can base its investment decision.

We have limited operating history on which to base an evaluation of our business and prospects. To date, we have engaged primarily in research, development and initial production, securing rights to essential technology, product testing, engaging markets and distribution sources, and making other arrangements necessary to begin operations. To date, we have entered into agreements with a limited number of VARs establishing distribution terms and conditions. We have also initiated preliminary discussions with prospective customers or strategic business partners, as well as preliminary discussions with potential VARs and distributors. Our prospects must be considered in light of the risks frequently encountered by a start-up technology company formed to engage in a relatively new, potentially highly competitive industry.

Moreover, as an early stage company, we have no prior experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies.

We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may never generate significant revenues or achieve profitability, which failure would adversely impact the price of our common stock.

While we believe that the CATCHER™ is a highly distinctive concept, its distinctiveness adds to the speculative nature of our business because we are not aware of any comparable products that we can look to in order to assess the marketability and demand for our product. We can provide no assurance that we will ever achieve any significant revenues or profitable operations from our planned operations.

If we default on our obligations related to our convertible secured promissory notes, the noteholders could assume possession and control of our assets.

We have substantial debt and have pledged all of our assets to secure certain obligations with respect to our convertible secured promissory notes. If we are unable to satisfy our obligations under the convertible secured promissory notes, our creditors will be entitled to exercise all remedies available to them under the terms of the instruments governing our indebtedness and applicable law, which could include declaring all amounts outstanding with respect to the convertible secured promissory notes, immediately due and payable and assuming possession and control of all of our assets.

If we are unable to obtain and maintain patent and other intellectual property ownership rights relating to the CATCHER™, then we may not be able to sell the CATCHER™, which would have a material adverse impact on our results of operations and the price of our common stock.

We own all of the right, title and interest in and to U.S. Patent No. 7,209,035, titled “Portable Handheld Security Device,” issued on April 24, 2007, from U.S. Patent Application Serial No. 10/885,515 filed July 6, 2004. We own all of the right, title and interest in and to U.S. non-provisional Patent Application Serial No. 11/713,797, for new IP that is being incorporated into the CATCHER™ including digital watermarking technology. We own all of the right, title and interest in and to U.S. provisional patent application Serial No. 60/907,222 for a new software product, the Catcher CONSOLE™, which is a software package that can operate on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation). The above items are hereinafter referred to as (the “Patents”).

The Patents are presumed valid, but there is no assurance that they will not be successfully challenged or circumvented by competitors or others. If we fail to maintain and enforce our rights in the Patents, or if we fail to maintain and protect our rights in our other intellectual property, including our know-how, trade secrets and trademarks, such failures, individually and in the aggregate, could have a material adverse effect upon our business prospects, financial condition and results of operations. In addition, we have and we intend from time-to-time, to file additional patent applications directed to enhancements to the CATCHER™. Such applications may include new applications, continuations and continuations in part of existing applications, and foreign applications corresponding to any or all of these. If such patents issue, they will be presumed valid, but there is no assurance that they will not be successfully challenged or circumvented by competitors or others.

Moreover, although we are not aware of any existing impediments, we can give no assurance that we will be able to operate without infringing upon the proprietary rights of third parties.

We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights or other intellectual property rights of third parties, any of which could result in a material adverse effect upon our financial condition, results of operations and future prospects.

In particular, we have become aware of a continuing patent application (U.S. Patent Publication No. 2005/0060739) in the name of Tony Verna of Scanz Communications, Inc. (the “Verna Application”). The Verna Application was filed on January 10, 2004, published in due course on March 17, 2005 and includes various prospective claims. The application is awaiting examination by the U.S. Patent and Trademark Office. If the Verna Application issues as a patent, the claims may cover one or more aspects of the CATCHER™. We cannot predict whether the Verna Application will ever issue as a patent, and if so, the scope and content of any such patent.

We also rely upon trade secrets and other unpatented proprietary technology. No assurance can be given that we can meaningfully protect our rights with regard to such unpatented proprietary technology or that competitors will not duplicate or independently develop substantially equivalent technology.

We might experience delays in completing testing procedures, which could have an adverse effect on our financial condition, results of operations and business.

Pursuant to the declaration of conformity procedure required under the rules of the FCC, we successfully completed testing of the prototype and initial production units of the CATCHER™ and are therefore permitted under the FCC’s rules to commence commercial sales of those units. We may be required to complete additional testing prior to offering for sale any future production units that are not electronically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete with an estimated total cost of $15,000.

In addition, although compliance with applicable Military Standard 810F procedures is not required for us to commence sales of the CATCHER™ , we believe that compliance with, and satisfaction of, applicable Military Standard

810F procedures is important to our ability to market and sell the CATCHER™ . We submitted the CATCHER™ for testing for compliance with applicable Military Standard 810F procedures. The CATCHER™ met or exceeded the applicable standards for which it was tested. We will be required to complete additional testing for future products in order to sell to certain target markets.

Any delays in completing such additional testing and/or satisfying applicable procedures could delay commencement of sales of the CATCHER™ or hinder our ability to market and sell the CATCHER™ , which would have an adverse effect on our financial condition, results of operations and business.

We may be subject to potential litigation relating to ownership of the Patent, which could have a material adverse effect on our business and the price of our common stock.

Messrs. Ira Tabankin and Charles Sander, the founders of Catcher, Inc., were former employees of Scanz Communications, Inc. (“Scanz”), and Mr. Tabankin also served as a consultant to Scanz, during which time Scanz had under development a handheld portable device that might be used for security purposes as well as in a sports-event setting, which was Scanz’ principal business focus and the principal focus of its product development. The Scanz employment agreements with Messrs. Tabankin and Sander provided that Scanz would own intellectual property conceived or first reduced to practice during employment. The consultancy agreement between Mr. Tabankin and Scanz provided that intellectual property rights that may be claimed by Scanz in connection with a development by Mr. Tabankin during or before the consultancy would be the property of Scanz. Scanz or its licensees may claim that the CATCHER™ was conceived or first reduced to practice during the employment of Messrs. Tabankin and/or Sander or that the intellectual property comprising the CATCHER™ could be claimed by Scanz. If Scanz or its licensee made any such claims, we believe that, as we were the assignee of the intellectual property rights in the CATCHER™ , we would have strong defenses to any such claims for numerous reasons, including that the intellectual property constituting the CATCHER™ is distinguishable from the developments made during the aforesaid employments and consultancy. However, if Scanz or its licensee were to prevail in such a claim, such event could have a material adverse effect upon our financial condition, results of operations and future prospects. Furthermore, even if we were to prevail, litigation could result in substantial costs and divert management’s attention and resources from our business.

Due to the accounting treatment of certain convertible debt instruments issued by us, fluctuations in the price of our Common Stock could have a material impact on our results of operations.

During the second quarter of 2007, we recognized a loss of approximately $2,900,000 resulting from adjustments recorded to reflect the change in fair value of warrants and embedded conversion features in connection with our outstanding convertible debt. We will adjust the carrying value of our derivative instruments to market at each balance sheet date. As a result, we could experience significant fluctuations in our net income (loss) in future periods from such charges based on corresponding movement in our share price.

We have identified material weaknesses in our internal controls, and as a result, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business.

Effective internal controls are an integral part of our ability to provide timely and reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. We are a development stage company with limited personnel and other resources. As a result, we have discovered material weaknesses in our control environment, including the following:

•	We did not maintain adequate segregation of duties among the administrative staff;

•

We failed to maintain formalized accounting policies and procedures. Once implemented, the polices and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting;

•	We did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function;

•	We did not maintain sufficient data back up and off site storage process;

•

We did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions;

•

We did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Critical spreadsheets failed to have all the required controls performed in accordance with Company policy; and

•

We did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

In addition, our internal controls have been weakened as a consequence of recent resignations by certain members of our management team. To accommodate these management changes, there have been significant changes in controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to have a materially affect, on our internal controls over financial reporting. Management has undertaken a review of the material weaknesses noted above, and has formulated a plan to take appropriate remedial steps. There can be no assurance that such plans or remedial steps will be effective or that our controls over financial processes and reporting will be effective in the future. We have implemented control procedures to address the majority of the weaknesses stated above and are in the process of testing these controls. However, we have not yet determined whether such controls are effective.

Notwithstanding the material weaknesses described above we believe that our consolidated financial statements presented in this Prospectus fairly present, in all material respects, our financial position, results of operations, and cash flows for all periods presented herein.

We may be unable to adapt to technology trends or evolving industry standards which would impede our ability to successfully develop and sell new products.

We will need to adapt to competitively significant changes in component technology as well as to advanced technology used by our competitors. New products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We may not be successful in using new technologies effectively, developing new product iterations or enhancing existing products in a timely manner. If we are unable to adapt to technology trends and evolving industry standards, our financial condition, results of operations and future prospects will be materially adversely affected.

Our future is entirely dependent on our successful development of our technology, products and services. As we complete the initial development of the CATCHER™ and transition from the development stage to commercialization, there is no assurance that the CATCHER™ will perform as expected or be accepted by our target market.

We rely on third party manufacturers, which may have a material adverse effect on our ability to manufacture and sell our products.

We do not intend to create facilities to manufacture the CATCHER™ and therefore we have entered into an agreement with a third party contract manufacturer, KeyTronic Corporation, and will be dependent on them, or others as may be determined, for the manufacture of our products. This dependency could negatively impact our sales and marketing efforts if the sources of such supply prove to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to replace such manufacturer and could not go forward and our entire business plan could fail. In addition, agreements with such third parties may not be at the most cost effective terms and therefore we may incur high costs.

We might experience delays in the supply chain for our product which would result in insufficient quantities of particular components to complete the manufacturing of our product, which could have an adverse effect on our financial condition, results of operations and business.

We generally place orders with the contract manufacturer in advance of the scheduled delivery of the finished product to our customer. In some instances, due to the length of component lead times, we might need to place manufacturing orders on the basis of our or our customer’s forecasts of the quantity and timing of such customer’s expected purchases from us. Consequently, if we inaccurately anticipate customer demand for our products, we might be unable to obtain adequate quantities of components to manufacture products sufficient to meet our customer delivery requirements, or alternatively, we might accumulate excess inventory of components. Any failure to manage our inventory levels or respond to unexpected shifts in customer demand could have a material adverse effect on our financial condition, results of operations and future prospects.

If we are unable to retain key personnel, consultants and industry partners, we may be unable to achieve our goals and our business could be adversely impacted.

Our success is heavily dependent on the continued active participation of our current executive officers, consultants and strategic partners. The loss of the services of one or more of these managers, consultants or strategic partners could have a material adverse effect upon our business, financial condition and results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies with products in the security market, and those that are potential entrants to the security market, is intense, and the loss of any such persons, or an inability to attract, retain and motivate additional highly skilled employees, technical and managerial personnel and consultants and advisors required for the development and expansion of our activities, could have a materially adverse effect on our financial condition, results of operations and future prospects.

We have entered into agreements with our executive officers containing non-disclosure and non-competition provisions. The non-competition agreements are limited in duration and are not effective under certain circumstances, such as the improper termination of the executive or the termination by the executive for good cause. Regardless of the non-competition agreements executed with executives, there can be no assurance that executives will remain associated with us or that they will not compete, directly or indirectly, with us. Moreover, the enforceability and scope of non-competition agreements are often litigated and there is no assurance that such provisions will be enforceable as written.

Our management team has limited experience in operating a business and there is no assurance that they will be able to successfully operate a business.

Other than Robert H. Turner, our Chief Executive Officer, none of our management team has had substantial operational experience running a business such as contemplated by our plans and there is no assurance that they will be able to do so.

We did not report in any required filing with the SEC that our charter was revoked by the state of Delaware for failing to file annual reports and pay annual state franchise taxes and we may face penalties or be subject to an enforcement action by the SEC which could have an adverse effect on the price of our common stock.

On March 1, 2001, the State of Delaware revoked our charter for failure to file our annual report with the State of Delaware for the years 1999 and 2000 and failure to pay our franchise tax for those years. On May 29, 2003, we filed a Form 10-SB with the SEC to become a reporting company. We amended the Form 10-SB in July 2003. Our charter in the State of Delaware was revived on March 31, 2005 after payment of franchise taxes due with penalties and interest in an amount equal to $592.40. During the period since becoming a reporting company until we filed our amended 8-K on July 15, 2005 (the “Omission Period”), we had not reported the fact of such revocation on any report or Form that we have filed or are required to file with the SEC, including quarterly and annual reports (including the annual report that was filed by us on March 31, 2005) and the Form S-8 filed by us in connection with our registration of certain of our shares on May 6, 2004. We may be subject to potential liability to stockholders who purchased securities from us during the Omission Period. The omission may also subject us to possible liability for violation of the regulations of the SEC under the Securities Act and the Securities Exchange Act. While we have obtained written waivers of liability from our stockholders who purchased our securities during the Omission Period, we offer no opinion on the effect of such waivers or whether or not the SEC would exercise its enforcement discretion and if it did, what action, if any, it would take.

We may be subject to liability for failure to comply with Rule 419 under the Securities Act.

Prior to the Acquisition of Catcher Inc., we filed three registration statements on Form S-8 that did not comply with the requirements of Rule 419 under the Securities Act. Rule 419 requires a blank check company to comply with certain escrow, disclosure, notice and other requirements when registering securities under the Securities Act. The SEC may bring an enforcement action or commence litigation against us for failure to comply with Rule 419. In addition, purchasers in the offerings registered under the three registration statements may sue us for failure to comply with Rule 419 and/or may bring rescission claims against us. If any claims or actions were to be brought against us relating to our lack of compliance with Rule 419, we could be subject to penalties (including criminal penalties), required to pay fines, make damages payments or settlement payments, or repurchase the securities that were sold in the offerings registered under the three registration statements. In addition, any claims or actions could force us to expend significant financial resources to defend ourselves, could divert the attention of our management from our core business and could harm our reputation. However, we believe that the potential liability for any rescission claims to individuals who purchased securities from us under the registration statements on Form S-8 would be immaterial to our financial condition.

The agreements governing the convertible secured promissory notes contain covenants and restrictions that may limit our ability to operate our business.

The terms of our convertible secured promissory notes issued in 2007 limit our ability to, among other things: declare or pay dividends or distributions on any equity securities, create or incur additional indebtedness, create additional liens on our assets and repurchase common stock. These restrictions could adversely affect our ability to borrow additional funds or raise additional equity to fund our future operations. In addition, if we fail to comply with any of the covenants contained in the agreements or otherwise default on the convertible secured promissory notes, the holders may accelerate the indebtedness, and we may not have sufficient funds available to make the required payments.

Risks related to our industry

The ruggedized portable computing market is highly competitive and we may be unable to compete effectively.

The ruggedized portable computer market is diverse and highly competitive and is characterized by relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable in a short period of time to introduce products similar to the CATCHER™. We expect that new competitors are likely to enter this market, potentially using the same market entry strategy employed by us. Any potential competitors may be significantly larger and have substantially greater market presence, greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or more of the security market segments where we compete, we may not be able to continue to compete successfully in such markets. We believe that there will be significant competition in the market for products having functionality similar to the CATCHER™. Such competition will exert downward pressure on prices. In addition, the pace of technological change could make it impossible for us to keep pace with such competitors in such an environment. If our competitors were to provide better product at better prices, our financial condition, results of operations and future prospects will be materially adversely affected.

Competition from companies with greater resources than us could adversely affect our business and the price of our common stock.

Many of the aspects of our business are currently and potentially highly competitive. We will compete with numerous other companies in different segments of the security market with the financial and technological ability to compete with us. Moreover, it is possible that the Patents will not provide us with adequate protection from companies capable of circumventing it. In addition, the Patents are not based on technological innovation in any particular function of the CATCHER™, but rather on its total functional concept. These concepts could be copied or improved upon by competitors quickly. Many of these potential competitors have substantially greater capital and other resources than we do and many are better situated to attract experienced technical and other personnel.

Risks Related to the Securities Markets and Investments in our common stock

The price of our common stock may be volatile, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The trading price of our common stock may fluctuate substantially for many reasons, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	departures of key personnel;

•	events affecting any strategic partners or collaborators;

•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

•	regulatory developments in the United States and other countries;

•	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the Nasdaq Capital Market, American Stock Exchange, or other national securities market or exchange;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our common stock is considered to be “penny stock,” which may make it more difficult for investors to resell their shares to third parties.

Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

•	obtain from the investor information about his or her financial situation, investment experience and investment objectives;

•

reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

•	receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors who understand that such investment is long-term and illiquid, and are capable of and prepared to bear the risk of holding the investment for an indefinite period of time.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters which may cause us to reallocate our resources, which could adversely affect our business.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC and by the Nasdaq Stock Market, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTC Bulletin Board. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not approved for trading on the Nasdaq Global Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We are able to issue shares of preferred stock with rights superior to those of holders of our common stock which may adversely affect our common stock.

Our Certificate of Incorporation provides for the authorization of 999,999 shares of “blank check” preferred stock. Pursuant to our Certificate of Incorporation, our board of directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of holders of our common stock. The issuance of such preferred stock may adversely impact the rights of holders of our common stock.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, our recent private placement financings have involved the issuance of securities at a price per share that represented a discount to the trading prices listed for our common stock on the OTC Bulletin Board and it is possible that we will close future private placements involving the issuance of securities at a discount to prevailing trading prices. In addition, future financings may include provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of SEC registration statements by specified dates or take other specified action. Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control. These provisions may require us to make payments or issue additional dilutive securities, or could lead to costly and disruptive disputes. In addition, these provisions could require us to record additional non-cash expenses.

Additional authorized shares of common stock available for issuance may adversely affect the market for our common stock and dilute the interests of our stockholders.

We are authorized to issue 75,000,000 shares of our common stock. As of September 17, 2007, we had approximately 24,519,000 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants and options or conversion of our outstanding secured convertible promissory notes. If shares of common stock are issued, options and warrants are exercised, or the convertible secured promissory notes are converted into common stock holders of our common stock will experience dilution. In addition, in the event of any future financing of equity securities or securities convertible into or exchangeable for, common stock, holders of our common stock may experience dilution. Additionally, sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock market price.

Shares eligible for future sale may adversely affect the price of our common stock.

From time to time certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act subject to certain limitations including applicable volume limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Securities issued during the “Blank Check Company” period are not eligible for transfer pursuant to Rule 144

Certain securities we issued while we were a “blank check company” (as defined in the rules and regulations of the Securities and Exchange Commission) are subject to the letter dated January 21, 2000 from the Securities and Exchange Commission’s Division of Corporation Finance to NASD Regulation, Inc. (the “Worm Letter”). As stated in the Worm Letter, it is the position of the Securities and Exchange Commission’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these securities may not be transferred under Rule 144. The majority of securities that we believe were issued while we were a “blank check company” were registered for sale on a registration statement on Form SB-2 as amended which was effective on December 31, 2006. We anticipate registering any remaining shares on future registration statements.

It is uncertain whether we will ever pay dividends or ever provide an opportunity for any return on investment. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

It is uncertain whether we will ever pay dividends on our common stock. Moreover, under Delaware General Corporation Law, dividends can only be paid from surplus or, if no surplus, out of net profits for the then current or next preceding fiscal year and there is no assurance that any such surplus or profit will be generated. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenue, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this report, including information relating to our relative position in the ruggedized portable computing industry, is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, but we will recognize the extinguishment of debt upon the conversion of certain Secured Convertible Promissory Notes by the selling stockholders. Such debt has a maturity of 180 days after the date of issuance and has a simple interest rate of 10%. The proceeds from the debt were used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

From June 24, 2005 to May 20, 2007 and again starting on July 17, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol “CTHH”. Beginning on May 21, 2007 and ending on July 16, 2007, as a result of delinquent filings with the Securities and Exchange Commission, our symbol “CTHH” was moved to the Pink Sheets. The following table sets forth the high and low bid price for our common stock for each quarter for the fiscal years ended December 31, 2005 and 2006, as well as the fiscal quarters ended March 31, 2007 and June 30, 2007, as quoted on the Pink Sheets and OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2005		2006		2007
Period	High	Low	High	Low	High	Low
First Quarter	$0.936	$0.756	$4.400	$2.750	$1.700	$0.960
Second Quarter	6.120	4.229	3.950	2.000	1.500	0.650
Third Quarter	5.250	3.250	3.950	2.050	—	—
Fourth Quarter	5.400	2.250	3.200	1.350	—	—

As of September 17, 2007, there were approximately 203 record holders of our common stock.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS AND PLAN OF OPERATION

The following discussion and analysis of our financial condition and plan of operation contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this prospectus under the heading “Risk Factors”. This discussion and analysis of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

Our Acquisition of Catcher, Inc.

We were incorporated under the laws of the state of Delaware on August 25, 1998. On May 20, 1999, we merged with Woodland Communications Group, Inc. On June 3, 1999, Woodland Communications Group, Inc. changed its name to U.S. Telesis Holdings, Inc. (“UST”). On May 4, 2005, we acquired all of the outstanding capital stock of Catcher, Inc. (“Catcher”) and Catcher became our wholly-owned subsidiary. On June 23, 2005, we changed our name to Catcher Holdings, Inc. Our principal business became the ownership of Catcher, which acts as our operating subsidiary.

Catcher was originally formed during April 2005, principally to operate the business of developing, manufacturing and distributing the CATCHER™ Command and Control Application Platform (“CATCHER™”), a portable, ruggedized, wireless handheld computing and communications device. Pursuant to an asset purchase agreement between Catcher and LCM Technologies, Inc. (“LCM”), Catcher purchased certain assets and assumed certain liabilities of LCM and its founder, Ira Tabankin, relating to the CATCHER™ and the business of LCM (the “Acquisition”). For financial reporting purposes, the Acquisition was treated as a reverse merger whereby, LCM was treated as the accounting acquirer.

Organizational History of UST

UST was originally organized to provide diverse telecommunications products and services to the small and medium business community in the southeastern United States and to develop a niche market strategy of reselling long distance services to the electrical cooperative community. As a result of the dramatic decline in the telecommunications industry, UST abandoned its business objective to provide such telecommunications products and services.

On March 1, 2001, the State of Delaware revoked UST’s charter for failure to file its annual report with the State of Delaware for the years 1999 and 2000 and to pay its franchise tax for those years. On May 29, 2003, UST filed a Form 10-SB with the SEC to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). UST amended the Form 10-SB in July, 2003. UST’s charter in the State of Delaware was revived on March 31, 2005 and franchise taxes due were paid with penalties and interest in an amount equal to $592.40.

UST’s plan was to identify and complete a merger or acquisition primarily in consideration of the issuance of shares of its capital stock with a private entity whose business presented an opportunity for UST’s stockholders. Consistent with that plan, UST acquired Catcher on May 4, 2005, as described above.

Plan of Operation

From inception to date, we have been primarily involved in organizational activity, negotiating vendor contracts, making arrangements for the commercial use and deployment of the CATCHER™, engaging and developing our initial customer base, and recruiting and managing staff. In October 2006 we completed development of our first product and commenced initial production.

We have negotiated and continue to negotiate agreements with VARs, distributors, integrators and OEMs. Our VARs, distributors and OEMs purchase or license the CATCHER™ directly from us, and then in return sell devices to end-users. We have developed standard VAR agreements (one agreement for U.S. government sales and the other agreement for private sector and governmental sales other than U.S. government sales) for use in the ordinary course of our business. These standard VAR agreements provide that (i) the VAR’s appointment and the related licenses are non-exclusive; (ii) we are free to accept or reject orders placed by the VAR, and acceptances must be in writing; (iii) the pricing and payment terms will be as set forth in our price list, which we may change unilaterally with 30 days’ notice; (iv) the initial term is for two years, and the agreement will not continue unless the parties affirmatively agree to renew the agreement; and (v) we may terminate the agreement immediately in several situations, including an uncured material breach by the VAR. To date, we have entered into standard VAR agreements with eleven companies including EPS, L-3 GSI, and Alion Science and Technology Inc. Additionally we have received initial purchase orders from these VAR’s.

We are transitioning from development stage into an operational stage entity. Accordingly, we do not believe that period to period comparisons of our results of operations are meaningful and have elected not to provide a description of the comparisons between our financial position at June 30, 2007 and June 30, 2006 and for the periods then ended. The relationships between revenue, cost of revenue and operating expenses reflected in the financial information included herein do not represent future expected financial results.

Our costs associated with production of units of the CATCHER™ will be variable based on the units that we decide to manufacture. Management currently does not anticipate that we will operate our own production facilities, and instead will continue outsource production to a third party manufacturer.

On November 22, 2005, we entered into a manufacturing agreement with KeyTronic pursuant to which KeyTronic manufactures the CATCHER™ for us, at unit prices dependant on monthly purchase volumes. Manufactured prices are variable, subject to: change in the availability and cost of parts and material and changes in the manufacturing process. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms upon the mutual written agreement of the parties. Either party may terminate the agreement immediately upon written notice if the other party fails to comply with any material term or condition of the agreement, becomes insolvent or has a bankruptcy petition filed by or against it and such petition is not dismissed within 60 days of the filing date. Neither party may terminate the agreement during the initial term or any renewal term other than for cause. We are not obligated under the agreement to purchase any particular number of units from KeyTronic. However, if our average monthly purchases fall below 2,000 units at any time during the initial term of the agreement, then we must immediately pay to KeyTronic $58,000 to reimburse KeyTronic for non-recurring engineering costs.

We expect our operating expenses will increase as we increase our transaction volumes, research and development activities, and sales and marketing activities. We anticipate developing new product versions with improved functionality or additional features tailored for specific targeted vertical markets which will require retesting and recertification. In addition, we have developed our first software product the Catcher CONSOLE™. Catcher CONSOLE™ is a software package that operates on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation). We anticipate that over the next 12 months that our operating expenses will increase at a slower rate relative to the rate of increase in our revenues during this same period.

We expect our principal activities over the next 12 months to include sales and marketing, unit production, research and development and general and administration. In addition to costs associated with production of units of the CATCHER™, which will vary based on quantity manufactured via third parties, we anticipate that our most significant costs related to the activities described above will include the following items:

•

Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, which are currently anticipated to total approximately $2.7 million;

•

Research and development expenses, including salaries and associated employee benefits and travel, engineering and design services, and testing and certification for FCC Type and Military Standard 810F, which are currently anticipated to total approximately $2.5 million; and

•

General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, which are currently anticipated to total approximately $3.0 million.

We anticipate funding for the activities described above will come principally from some or all of the following sources: working capital generated from sales of additional securities, debt financing, proceeds from the exercise of some or all of our outstanding warrants, unit sales, customer deposits and vendor credit terms. We do not currently have any financing arrangements or lines of credit with lenders.

We are in production of the CATCHER™ family of products. Pursuant to the equipment authorization requirements of the FCC, we obtained declarations of conformity for our first generation production units. We also successfully completed the European Union’s CE testing. We may be required to obtain additional declarations of conformity prior to offering for sale future production units that are not electrically identical to those authorized under our existing declarations of conformity.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. We are a development stage company with limited personnel and other resources. As a result, we have discovered material weaknesses in our control environment, including the following:

•	We did not maintain adequate segregation of duties among the administrative staff;

•

We failed to maintain formalized accounting policies and procedures. Once implemented, the policies and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting;

•	We did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function;

•	We did not maintain sufficient data back up and off site storage process;

•

We did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions;

•

We did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Critical spreadsheets failed to have all the required controls performed in accordance with Company policy; and

•

We did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

In addition, our internal controls have been weakened as a consequence of recent resignations by certain members of our management team. To accommodate these management changes, there have been significant changes in controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to have a materially affect on, our internal controls over financial reporting. Management has undertaken a review of the material weaknesses noted above, and has formulated a plan to take appropriate remedial steps. There can be no assurance that such plans or remedial steps will be effective or that our controls over financial processes and reporting will be effective in the future. We have implemented control procedures to address the majority of the weaknesses stated above and our in the process of testing these controls. However, we have not yet determined whether such controls are effective.

RESULTS OF OPERATIONS

The following condensed financial information includes Catcher Holdings, Inc. plus the results of operations of all companies acquired from their respective dates of acquisition.

	Three Months Ended		Six Months Ended		Year Ended December 31, 2006	Year Ended December 31, 2005
	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)
Revenue	$51,543	$—	$147,947	$—	$99,609	$—
Cost of Goods Sold	40,464	—	102,368	—	$96,964	$—
Gross Margin	11,079	—	45,579	—	$2,645	$—
Operating expenses:
Research and development expenses	1,368,334	727,525	2,047,120	1,343,242	4,289,674	2,479,780
Selling, general and administrative expenses	1,389,721	938,545	2,542,924	1,879,768	5,729,642	5,653,110

Operating loss	(2,746,976)	(1,666,070)	(4,544,465)	(3,223,010)	(10,016,671)	(8,132,890)

	Three Months Ended		Six Months Ended
	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)	Year Ended December 31, 2006	Year Ended December 31, 2005
Financing costs	—	—	—	(1,073,462)	(2,701,528)	—
Loss on change in fair value of derivate financial instruments	(2,925,068)	—	(2,839,068)	—	—	—
Interest income (expense)	(266,208)	39,127	(257,259)	51,951	93,399	(16,697)
Loss on extinguishment of debt	(664,483)	—	(664,483)	—	—	—

Net loss	$(6,602,735)	$(1,626,943)	$(8,305,275)	$(4,244,521)	$(12,624,800)	$(8,149,587)

Critical Accounting Principles

Below is a brief description of key accounting principles which we have adopted in determining our recognition of revenues and expenses.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. Revenue will be deferred and recognized once acceptance has occurred and the initial warranty period has expired. Until we develop substantial warranty experience we cannot reliably estimate a warranty reserve and an implied right of return exists under Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When a Right of Return Exists.

Financial Instruments and Concentrations of Credit Risk.

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments, and convertible debt. We believe the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term nature. The fair value of convertible debt is estimated based on the fair value of the underlying stock and effective interest rate method.

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within our control. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

The caption “Derivative Financial Instruments” consists of (i) the fair values associated with derivative features embedded in convertible debt and (ii) the fair value of detachable warrants that were outstanding prior to the issuance of the convertible debt.

We utilize various types of financing to fund our business needs, including convertible debt and other instruments indexed to our stock. The embedded conversion features utilized in these instruments require periodic measurement of the fair value of the derivative components. Pursuant to FAS 133 and EITF 00-19, we update the fair value of these derivative components at each reporting period.

Stock Based Compensation

Awards under our stock option plans are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R (SFAS 123R) Share Based Payment, and SAB No. 107, Share-Based Payment. Compensation is

measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. For awards with graded vesting, compensation is recorded using the straight line method over the vesting period, but in no event shall total compensation recognized under the awards be less than the aggregate fair value of shares vested under such awards. Compensation is equal to the fair value of the award which we determine using a binomial option-pricing model.

Income Taxes

We account for income taxes using the asset and liability method, as provided by SFAS 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of different tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided because we have incurred losses from our inception. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Three and Six Months Ended June 30, 2007

Revenue

Since inception, we have generated only nominal revenue. We began initial production during October 2006 and have established a suggested base retail unit list price of approximately $7,000. The unit price charged to VAR’s will depend on volume commitments. At volume production levels, we expect the gross margin to be approximately 40%. Our margins for initial sales have been nominal reflecting promotional pricing to early adopters of our product. We anticipate that margins on the remaining initial 500 production units will be significantly lower than the 40% margin previously disclosed. This is due to the low-volume production coupled with other one-time costs specifically associated with producing these 500 units. We anticipate approaching margins of 40% in the later half of 2007 assuming we reach normal production levels coupled with an enhanced pricing model and product improvements achieved through continued development.

We have deferred revenue on any units for which the initial one month warranty period has not elapsed. Given our limited operating history, we cannot reliably predict the level of warranty claims in order to establish an appropriate reserve. We expect to develop an estimate for warranty claims as we develop experience.

Cost of Sales

Cost of goods sold consists primarily of direct costs of the manufactured units, wages of operational employees and cost of training. Many factors are anticipated to affect our gross margin, including, but not limited to, market conditions, competition, production order volumes and supplier pricing. As noted above, management currently does not anticipate that we will operate our own production facilities, as we intend to continue to outsource production to a third party manufacturer. Cost of goods sold on units sold during the three and six months ended June 30, 2007 were higher than expected due to low-volume production coupled with other one-time costs specifically associated with producing the initial 500 units.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense represented 50% and 45% of total operating expenses during the three and six months ended June 30, 2007, respectively; and represented 44% and 42% during the three and six months ended June 30, 2006. Research and development expense during 2007 increased as a percentage of total operating expenses compared to 2006 primarily as a result of the development of new software products and additional resources required to complete the build of our new product release.

Included in research and development expenses for the three and six months ended June 30, 2007 was approximately $92,000 and $169,000 of stock-based compensation issued to employees and consultants in comparison to no such compensation during the three and six months ended June 30, 2006. These stock-based compensation charges can fluctuate substantially from period to period based on the fair value of our stock and the number of options granted during each period.

In the future, we expect that the rate of research and development spending related to the CATCHER™ will decrease as we continue our shift from a development stage company to an operating company.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Selling, general and administrative expenses consisted of the following:

	Three months ended June 30, 2007	Percentage of total operating Expenses	Three months ended June 30, 2006	Percentage of total operating Expenses	Six months ended June 30, 2007	Percentage of total operating Expenses	Six months ended June 30, 2006	Percentage of total operating Expenses
	(in Thousands)
Sales and marketing	$406	14%	$218	13%	$699	15%	$374	12%
General and administrative	665	24%	590	35%	1,267	28%	1,146	35%
Stock based compensation	319	12%	131	8%	577	12%	360	11%

Total selling, general and administrative expenses	$1,390	50%	$939	55%	$2,543	55%	$1,880	58%

Selling and marketing activities increased during the three and six months ended June 30, 2007 over the three and six months ended June 30, 2006 due to increased headcount and expansion of our marketing plan. In the future, the rate of spending on selling and marketing is expected to increase significantly as we add headcount for sales and marketing management, as we expand our marketing campaign for the CATCHER™ and as we participate in industry and trade shows.

General and administrative expenses increased during the three and six months ended June 30, 2007 over the three and six months ended June 30, 2006 primarily as a result of increased head count.

Stock-based compensation resulted from the amortization of compensation related to restricted stock issued to members of our board of directors and stock options issued to employees.

The aggregate compensation expense to be recognized for unvested awards at June 30, 2007 is approximately $4,495,000, which will be recognized over the next 2.23 years. These stock-based compensation charges can fluctuate substantially from period to period based on the fair market value of our stock and the number of options granted during each period.

We expect that total spending on general and administrative expenses will remain relatively constant during the next year. However, we expect that spending on general and administrative items as a percentage of total operating expenditures will decrease as compared against other operating activities including sales and marketing and research and development.

Interest Income (Expense)

Interest income decreased in the three and six months ended June 30, 2007 due to lower average cash balances in the three and six months ended June 30, 2007 as compared to the same periods in 2006. Interest income is a result of interest earned in short term investments of the cash balances that we have remaining from the March 2006 Private Placement and Series A Warrant exercise. In the second quarter 2007, the Company entered into Secured Convertible Promissory Notes with 90 day maturities. The Company recorded approximately $268,000 of interest expense, arising from the amortization of debt discount, related to these notes through June 20, 2007 when they were converted into a new security. This accounted for the majority of the interest expense during the three and six months ended June 30, 2007 and was offset by interest income described above.

Financing Costs

We did not incur any financing costs during the three and six months ended June 30, 2007. The financing costs in the three and six months ended June 30, 2006 were related to the issuance of Series C Warrants as an inducement to exercise the Series A Warrants in February 2006, which resulted in a charge of approximately $1,074,000.

Loss on Change in Fair Value of Derivative Financial Instruments

Loss on Change in Fair Value of Derivative Financial Instruments represents the changes in the fair values of derivative financial instrument that are classified as liabilities and required to be initially and subsequently carried at fair value. We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring of fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to determine the fair value of these instruments. For complex derivative instruments, such as embedded conversion options, we generally use the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

On June 20, 2007, we issued Secured Convertible Promissory Notes (the “Notes”) to certain investors, which provided for the conversion of the face value thereof at a rate of the lesser of (i) $0.65 per share or (ii) the average price quoted for our shares of Common Stock on the OTC Bulletin Board for the five days prior to the conversion or the price per share in the event of a subsequent financing. We determined that the notes contained an embedded conversion feature and that the feature should be classified as a liability. This determination resulted in the classification of $1,096,000 of the proceeds as a derivative financial instrument. In addition, we determined that the existence of debt with a variable conversion rate, as well as, an insufficient amount of authorized shares to permit the conversion of the Notes caused all of the outstanding warrants and certain options to be classified as liabilities in accordance with EITF 00-19. This determination resulted in the reclassification of $2,611,000 from equity to a liability. The fair value of those two derivative financial instruments increased by an aggregate of $3,026,000 as a result of changes in valuation assumptions (principally an increase in our stock price from $0.70 on June 20, 2007 to $1.10 on June 30, 2007). The fair value of these liabilities will likely fluctuate from period to period based upon changes in the principal assumptions that underlie those fair value calculations. Those assumptions include actual and projected changes to our stock price, changes in credit risk associated with our borrowing activities and changes in market interest rates, and the risks associated therewith.

The loss on change in fair value of derivative instruments was offset by gains of $101,000 and $187,000 during the three and six months ended June 30, 2007 due to the change in estimated value and carrying amount of the registration payment arrangement recorded as a result of adopting FSP 00-19-2.

In January 2007, we adopted FSP 00-19-2. FSP 00-19-2 relates to liquidated damage clauses or other arrangements that result in the payment of cash or other consideration in the event of a failure to register securities. These types of arrangement are referred to as “registration payment arrangements.” The adoption resulted in a cumulative effect of change in accounting principle of $713,000 which represented an increase to the $142,768 liability associated with a registration payment arrangement. The liability relates to the liquidated damage clause in our March 2006 Registration Right Agreement. The registration payment arrangement is settlable in chares of common stock and Series D warrants. As a result, the value of the liability will fluctuate from period to period based on changes in our stock price.

Income Tax Expense

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of June 30, 2007, we had net operating loss carry forwards for federal and state income tax purposes of approximately $14.0 million. We also had Federal and state research and development tax credits each of approximately $225,000. If not utilized, the net operating losses and credits will expire in varying amounts through 2026. Utilization of net operating losses and credits are subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation could result in the expiration of our net operating losses and credit carryforwards before they can be used. As of June 30, 2007 and 2006, our deferred tax assets have been fully reduced by a valuation allowance since it is more likely than not that these future benefits will not be realized.

Year Ended December 31, 2006

Revenue

Since inception, we have generated only nominal revenue. We began initial production during October 2006 and have established a suggested base retail unit list price of approximately $7,000. The unit price charged to VARs will depend on volume commitments. At volume production levels, we expect the gross margin to be approximately 40%. Our margins for initial sales have been nominal reflecting promotional pricing to early adopters of our product. We anticipate that margins on the remaining initial 500 production units will be significantly lower than the 40% margin previously disclosed. This is due to the low-volume production coupled with other one-time costs specifically associated with producing these 500 units. We anticipate approaching margins of 40% in the later half of 2007 assuming we reach normal production levels coupled with an enhanced pricing model and product improvements achieved through continued development.

We have deferred revenue on any units for which the initial one month warranty period has not elapsed. Given our limited operating history, we cannot reliably predict the level of warranty claims in order to establish an appropriate reserve. We expect to develop an estimate for warranty claims as we develop experience.

Cost of Goods Sold

Cost of goods sold consists primarily of direct costs of the manufactured units, wages of operational employees and cost of training. Many factors are anticipated to affect our gross margin, including, but not limited to, market conditions, competition, production order volumes and supplier pricing. As noted above, management currently does not anticipate that we will operate our own production facilities, as we intend to continue to outsource production to a third party manufacturer. Cost of goods sold on units sold during the fourth quarter of 2006 were higher than expected due to low-volume production coupled with other one-time costs specifically associated with producing the initial 500 units.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense represented 43% of total operating expenses during the year ended December 31, 2006. Research and development expense during 2006 increased over 2005 primarily related to increased headcount from bringing software development in house, design changes incorporated in response to issues experienced during evaluation of the units and the addition of features that were not planned until later releases of the product.

Included in research and development expenses during the year ended December 31, 2006 was $121,444 of stock-based compensation issued to employees and consultants in comparison to $268,647 during the year ended December 31, 2005. These stock-based compensation charges can fluctuate substantially from period to period based on the fair value of our stock and the number of options granted during each period.

In the future, we expect that the rate of research and development spending related to the CATCHER™ will decrease as we shift from a development stage company to an operating company.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Selling, general and administrative expenses consisted of the following:

	Year ended December 31, 2006	Percentage of total operating Expenses
	(in Thousands)
Sales and marketing	$934	9%
General and administrative	2,768	28%
Stock-based compensation	2,028	20%

Total selling, general and administrative expenses	$5,730	57%

Selling and marketing activities increased during 2006 due to increased headcount, improvements to our website and attendance at our first major trade shows. In the future, the rate of spending on selling and marketing is expected to increase significantly as we add headcount for sales and marketing management, as we expand our marketing campaign for the CATCHER™ and as we participate in industry and trade shows.

General and administrative expenses increased during 2006 primarily as a result of severance and lease abandonment costs, legal, accounting and financial printing costs which resulted from filing and effectiveness of our registration statement on Form SB-2 and restatement of prior period financial statements.

Stock-based compensation resulted from the amortization of compensation related to restricted stock issued to members of our board of directors, the accelerated vesting which resulted from the termination of our former CFO and amortization of compensation expense related to stock options issued to employees. Included in general and administrative expenses during the year ended December 31, 2005 was $3,254,484 in stock-based compensation issued to employees and consultants.

The aggregate compensation expense to be recognized for unvested awards at December 31, 2006 is approximately $2,410,000, which will be recognized over the next 2.35 years. These stock-based compensation charges can fluctuate substantially from period to period based on the fair market value of our stock and the number of options granted during each period.

In December 2006, we determined that the value of manufacturing equipment associated with our current version of the product would not be recoverable through the sale of units. This was determined by evaluating the expected future cash flows from product able to be produced on this equipment in comparison with the value of the equipment. As such, we recorded an impairment charge of $714,000 which is included in selling, general and administrative expenses for the year ended December 31, 2006. We did not record any impairment during the year ended December 31, 2005.

We expect that total spending on general and administrative expenses will remain relatively constant during the next year. However, we expect that spending on general and administrative items as a percentage of total operating expenditures will decrease as compared against other operating activities including sales and marketing and research and development.

Interest Income

Interest income increased in the year ended December 31, 2006 due to interest earned on short term investments of the cash balances that we have remaining from the private placement we completed in March 2006 and the warrant exercises in October 2005, February 2006 and November 2006.

Financing Costs

Financing costs for the year ended December 31, 2006 consisted of the issuance of Series C Warrants as an inducement to exercise Series A Warrants in February 2006, which resulted in a charge of approximately $1,074,000; the fair value of Series E Warrants issued and discount on the exercise price offered as an inducement to exercise Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants in November 2006, which resulted in a charge of approximately $1,485,000 and a charge of $143,000 related to the fair value of the common shares and Series D Warrants issued as liquidated damages for failing to file a registration statement by the deadline imposed in the March 2006 Registration Rights Agreement. There were no financing costs recorded during the year ended December 31, 2005.

Income Tax Expense

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of December 31, 2006, we had net operating loss carry forwards for federal and state income tax purposes of approximately $10.8 million. We also had federal and state research and development tax credits each of approximately $200,000. If not utilized, the net operating losses and credits will expire in varying amounts through 2026. Utilization of net operating losses and credits are subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation could result in the expiration of our net operating losses and credit carryforwards before they can be used. As of December 31, 2006 and 2005, our deferred tax assets have been fully reduced by a valuation allowance since it is more likely than not that these future benefits will not be realized.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, cash used in operations primarily consists of the loss from operations offset by non-cash charges related to stock based compensation and acquired research and development. As of September 17, 2007, we had a cash balance of approximately $750,000.

Since inception, we have incurred approximately $977,000 in capital asset expenditures. Future requirements will include computers, office equipment, software and similar equipment. We anticipate capital expenditure spending of approximately $500,000 in the future for capital equipment or machinery. In addition to capital expenditures, we have paid our contract manufacturer, $1,999,000, for units which have been released to production pursuant to the manufacturing agreement. Units released to production are classified together with inventory. Through September 17, 2007, we have been shipped approximately 400 units and have approximately 260 units in inventory as of that date. In the future, costs incurred for manufacturing are expected to increase significantly and unit costs are expected to decrease as volume production begins.

Our primary source of liquidity has been the proceeds generated from the private offering of shares of our Common Stock, the exercise of warrants to acquire shares of our Common Stock and the issuance of convertible secured promissory notes. The principal uses of cash have been for product development and general and administrative expenses. Since May 2005, we have raised approximately $19.5 million in gross proceeds from the issuance of common stock, warrant exercises and convertible debt financing.

We currently have outstanding Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants to purchase an aggregate of 5,515,938 shares of our Common Stock, that if exercised would provide gross proceeds to us totaling $13.6 million.

At September 17, 2007 there were 247,960 Series A Warrants outstanding. Each Series A Warrant entitles the holder to purchase one share of our Common Stock at $1.50 per share (the “Series A Exercise Price”), exercisable for a period of five years. Once the resale of the Common Stock issuable upon exercise of the Series A Warrants is registered with the SEC, we may call the Series A Warrants upon notice to the warrant holder from time to time at any time that the Common Stock closes at or above $2.50 per share for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period, provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series A Warrants, all or a part (but not less than 25%) of the Series A Warrants held at the Series A Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series A Warrants then held for a purchase price of $0.01 per Series A Warrant unless and to the extent that the Series A Warrant holder first exercises the Series A Warrants at the Series A Exercise Price.

At September 17, 2007 there were 932,461 Series B Warrants outstanding. Each Series B Warrant entitles the holder to purchase one share of Common Stock at $2.00 per share (the “Series B Exercise Price”), exercisable for a period of five years. Once the resale of the Common Stock issuable upon exercise of the Series B Warrants is registered with the SEC, we may call the Series B Warrants upon notice to the warrant holder from time to time at any time that the Common Stock closes at or above $3.33 per share, for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period; provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series B Warrants, all or a part (but not less than 25%) of the Series B Warrants held at the Series B Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series B Warrants then held for a purchase price of $0.01 per Series B Warrant unless and to the extent that the Series B Warrant holder first exercises the Series B Warrants at the Series B Exercise Price.

At September 17, 2007 there were 1,418,906 Series C Warrants outstanding. Each Series C Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share, exercisable for a period of five years. The Series C Warrants are non-callable.

At September 17, 2007 there were 553,500 Series D Warrants outstanding. Each Series D Warrant entitles the holder to purchase one share of Common Stock at $3.50 per share, exercisable for a period of five years. The Series D Warrants are non-callable.

At September 17, 2007 there were 2,363,111 Series E Warrants outstanding. Each Series E Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share, exercisable for a period of three years. The Series E Warrants are non-callable.

In addition to the Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants described above, at September 17, 2007 there were 101,280 warrants to purchase units (the “Unit Warrant”) outstanding.

Each warrant entitles the holder to purchase one unit at $5.00 per unit. The units are identical to the units sold in the private placement we closed in March 2006 and consist of two shares of Common Stock and one Series D Warrant. This Unit Warrant is non-callable. If the Unit Warrant and the underlying Series D Warrants were to be fully exercised, the holder would be entitled to purchase an aggregate of 303,840 shares of Common Stock. We also have outstanding a warrant to purchase 65,000 shares of our Common Stock issued to Jeff Gilford, our former Chief Financial Officer, for an exercise price of $3.74 per share and a warrant to purchase 20,000 shares of our Common Stock issued to Stanley Blackburn, who is unaffiliated with us, for an exercise price of $3.74 per share, each of which was issued in connection with accounting and advisory services rendered by Blackford Partners. In July 2007, we issued a warrant to purchase 350,000 shares of common stock at $1.00 per share to a consultant. The shares vest on the achievement of certain performance goals. If these additional warrants were exercised, the gross proceeds provided to us would total approximately $1.6 million.

On April 4, 2007, we completed a convertible debt financing with existing investors. We sold Secured Convertible Promissory Notes (the “April Notes”) and 297,500 shares of common stock for aggregate proceeds of $850,000 (the “April Financing”). The April Notes have a stated principal of $850,000 and accrue interest at a rate of 10% per annum, payable along with principal upon maturity of the notes which is 90 days from the issue date. The April Notes may be converted into a future financing at the terms of that financing or repaid through the proceeds of such financing at the option of the holder.

In connection with the June Financing (as defined below), on June 20, 2007, we and a majority in interest of the holders of the April Notes, executed a First Amendment to Note and Restricted Stock Purchase Agreement, pursuant to which the parties agreed to (i) exchange the April Notes for newly issued convertible notes with the same terms as the June Notes (as defined below); however with an aggregate principal amount of $1,122,472 (the “Amended April Notes”) and (ii) provide for the registration of the shares of Common Stock issued in connection with the April Financing and the securities issuable upon conversion of the Amended April Notes. We concluded that the amendment and note exchange required accounting treatment as an extinguishment of the April 2007 Notes, in accordance with EITF 96-19 as amended by EITF 06-06, since the present value of future cash flows between the original and exchanged notes changed by more than 10%. The extinguishment loss amounted to $664,484 which is reflected in the accompanying statement of operations in other expenses.

Beginning on June 20, 2007 and continuing until June 29, 2007, we and Catcher, Inc., held multiple closings under a Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company received aggregate proceeds of $1,150,000 from the private placement of Secured Convertible Promissory Notes (the “June Notes”) with an aggregate principal amount of $1,495,000 (the “Principal”) and 402,500 shares of our restricted Common Stock (the “June Financing”). Subject to the conversion provisions set forth in the June Notes and our prepayment rights, the unpaid portion of the Principal together with all accrued but unpaid interest on each June Note is due and payable in full 180 days following the issuance date of each such June Note (each, a “Maturity Date”), provided, however, that an Investor may extend the applicable Maturity Date by sixty (60) additional days and increase the applicable Principal by 7.692% per extension, upon notice to us in accordance with the terms of the June Notes. Interest accrues on the unpaid applicable Principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in full along with the applicable Principal balance on the applicable Maturity Date.

We have the right to prepay any and all amounts owed under any or all of the June Notes in whole or in part at any time, subject to the Investor’s right to convert, as discussed below, provided that, with respect to each such June Note and the portion of Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the principal amount due under the June Note will be equal to 76.923% of the applicable Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the principal amount due under the June Note will be equal to 84.615% of the applicable Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the principal amount due under the June Note will be equal to 92.308% of the applicable Principal.

In the event that we, at any time after the date of issuance of the June Notes and prior to the payment in full of the June Notes, issues and sells Next Securities (as that term is defined in the June Notes) in a Next Financing (as that term is defined in the June Notes), then the outstanding Principal amount of the June Notes and all accrued but unpaid interest thereon will, at the option of each Investor, be convertible, at the closing and on the same terms and conditions of the Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the June Notes) and (ii) $0.65 per share. If the Investor elects not to convert any Note into Next Securities in connection with a Next Financing then we will repay the June Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or our election to prepay a June Note, the Investors may elect to convert the outstanding Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their June Note into shares of our Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

The June Notes and the Amended April Notes (collectively, the “Notes”) are secured by all of our assets and the amounts due thereunder may accelerate upon the occurrence of an event of default, which include the following:

•	Any failure to pay indebtedness under these Notes;

•	Any case or action of bankruptcy or insolvency commenced by us or any subsidiary, against us or adjudicated by a court against us for the benefit of creditors;

•	Any wind up, liquidation or dissolution of us

Based on our current operating plan, we anticipate that we will require a minimum of $3.5 million of additional capital through December 2007. In addition to costs associated with production of units of the CATCHER™ (which, as noted above, will vary based on the number of units that we decide to have manufactured), we anticipate that our most significant costs during the next 12 months will be the following items:

•

Research and development expenses, including salaries and associated employee benefits and travel, engineering and design services, and further testing and certification are currently anticipated to total approximately $2.5 million;

•

Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, are currently anticipated to total approximately $2.7 million; and

•

General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, are currently anticipated to total approximately $3.0 million.

We anticipate that the additional capital will come principally from one or more of the following: sale of additional securities, debt financing, proceeds from exercise of some or all of the outstanding warrants, customer deposits, working capital generated from unit sales or vendor credit terms. We do not currently have any lines of credit with lenders. Since inception, we have generated minimal revenue and there can be no assurance that we will generate increased revenue in the future. The maximum potential amount of funds that we may receive from the exercise of all of the outstanding Warrants is approximately $15.2 million, in addition to the approximately $5.5 million already received upon partial exercise of the Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants.

We have experienced losses since inception and our cumulative loss to date is $29,828,028. In addition, we have not generated cash from operations and our cumulative cash used in operations to date is $16,790,277. These factors create a substantial doubt about our ability to continue as a going concern. In light of our limited stockholders’ equity as well as our lack of operating history, there can be no assurance that we will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all, to fund the development of our business. In any of such events, the growth of our business and prospects would be materially and adversely affected. As a result of any such financing, if available, the holders of our Common Stock may experience substantial dilution.

CONTRACTUAL OBLIGATIONS

Below is a table setting forth contractual obligations (including interest payments as applicable) as of June 30, 2007:

	Less than 1 year	1-3 years	4-5 years	Total
Operating Leases[1]	$40,994	$123,970	$58,007	$222,971
Minimum Royalties	131,250	—	—	131,250

Total	$172,244	$123,970	$58,007	$354,221

OFF BALANCE SHEET FINANCING ARRANGEMENTS

We do not have any off balance sheet financing arrangements.

RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We adopted FIN 48 on January 1, 2007. The adoption of this statement did not have a material impact on our financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements. We adopted SAB No. 108 on January 1, 2007. The adoption of this statement did not have a material impact on our financial statements.

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. We adopted this FSP on January 1, 2007. See Note 7 of our accompanying consolidated financial statements for the impact of adoption.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We do not expect that this adoption will have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We do not expect that this adoption will have a material impact on our financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 did not have a material impact on our financial position, results of operations or cash flows. We will periodically evaluate embedded conversion options currently classified as liabilities to determine their status in accordance with this consensus.

In November 2006, the FASB ratified EITF Issue No. 06-6, Application of EITF Issue No. 05-7, ‘Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues’ (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19. See note 8 in the accompanying financial statements for the impact of the adoption of EITF 06-6.

BUSINESS

Company Overview

We have completed development and are in production with our initial product, the CATCHER™, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products. We obtained the necessary Federal Communications Commission (“FCC”) equipment certification for the prototype in October 2005, as well as successfully completed the European Union’s CE testing in November 2005. We have secured initial purchase orders and we commenced initial production in October 2006.

The CATCHER™ is a patent pending product built to pass the testing as set forth in Military Standard 810F. It is a ruggedized portable personal computer that integrates features of several individual devices, including a personal computer utilizing Microsoft® XP Pro with Tablet PC capabilities as its operating system, two digital cameras with patent pending digital watermarking technology, wireless and wired communications, global positioning satellite receiver, video conferencing, and a biometric finger print reader. The CATCHER™ utilizes an Intel Pentium M processor. The production unit weighs only 3.8 lbs. (excluding battery weight), is 10.5 inches in width, 7.27 inches in height, 2.27 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA backlit touch screen.

The CATCHER™ enables multiple video/audio streams to be operated from a portable unit; it also introduces watermarking technology for digitally recorded video/digital stills and audio tied to GPS. The CATCHER™ was designed for non-computer literate users, is light weight, and built to withstand common abuse. It is designed to be used in a broad temperature range of -30 to +55C, 100% humidity, and in highly dusty environments. We are developing a series of accessories to support the product, which will include extra batteries and a vehicle install kit to allow easy transportability of the CATCHER™. we have developed our first software product the Catcher CONSOLE™. Catcher CONSOLE™ is a software package that operates on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation).

History of the Company

We were originally incorporated in the state of Delaware on August 25, 1998 under the name U.S. Telesis, Inc. On May 20, 1999, we merged with and into Woodland Communications Group, Inc. and on June 3, 1999, we changed our name to U.S. Telesis Holdings, Inc. On March 1, 2001, the State of Delaware revoked our charter for failure to pay franchise taxes. On May 29, 2003, we filed a Form 10-SB under the Securities Exchange Act of 1934, as amended, to become a reporting company and subsequently amended the Form 10-SB in July 2003. On March 31, 2005 the state of Delaware reinstated our charter upon payment of the overdue franchise taxes, including interest and penalties. On May 4, 2005, we acquired Catcher, Inc., a Delaware corporation (“Catcher”), pursuant to three simultaneous stock purchase agreements with the holders of the issued and outstanding stock of Catcher (the “Acquisition”), as a result of which Catcher, a development stage operating company, become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Acquisition as a reverse merger. As a result of the foregoing as well as the fact that the Acquisition is treated as a reverse merger of Catcher, the historical financial statements of Catcher became our historical financial statements after the Acquisition. On May 4, 2005, Catcher entered into an agreement with LCM Technologies, Inc. a Delaware corporation (“LCM”), which was a development stage operating company developing the CATCHER™. Under the agreement, Catcher purchased substantially all of the assets and liabilities of LCM. The transaction was accounted for as a reverse merger. Accordingly, the historical financial statements of LCM are Catcher Inc.’s historical financial statements for reporting purposes.

Since the Acquisition, we have accomplished the following:

•	Named our independent Directors and established a compensation, audit, and nominating and corporate governance committees;

•	Completed the prototype development of the CATCHER™;

•	Successfully completed testing of the prototype and initial production units in compliance with applicable FCC equipment authorization requirements;

•	Obtained certification to post the “CE” mark required of all electrical and mechanically operated equipment of non-European Community origin to be legally operated and sold within the European Union;

•	Entered into an outsourcing contract manufacturing agreement with KeyTronic Corporation for production of the device and commenced efforts required to begin initial low rate production;

•	Engaged the market by entering into Value Added Reseller (“VAR”) and manufacturing services representative agreements, and have been named as a certified supplier to Unisys Corp.;

•

Received initial low volume purchase orders from various companies including Unisys Corp., L3 Communications, Inc., Engineering and Professional Services, Inc., Alion Sciences and Technologies. The purchasers intend to use the units for testing, evaluation and demonstration purposes;

•	Commenced “initial” production and delivery of the CATCHER™; and

•	Entered into agreements with nine Manufacturer’s Representative firms in order to expand our distribution to local government and commercial markets.

Sales and Marketing

We have completed development and are in production with the CATCHER™ family of products. Through the second quarter of 2007 we received initial purchase orders for testing, evaluation and pilot programs.

We utilize a two tiered sales strategy consisting of an executive sales team approach for the largest strategic systems integrators (tier one) and a channel sales approach, including small to medium sized value added resellers (VARs) in association with Manufacturers Representatives (MRs), that identify, sign, and support the VARs in the field (tier two). In the tier two channel, the combination of VARs and MRs gives us a substantial number of sales representatives presenting the product to both VARs and end-users looking for a VAR. Initially, we targeted VARs that already sell their products and services to government agencies such as the Departments of Defense, Homeland Security and Justice, other law enforcement and security agencies, municipal and general aviation facilities, and border and port facilities. By engaging MRs, we believe we are positioned to expand outside of the government sector into commercial, industrial and private first responder markets. The Sales Group (located in the western United States including California, Washington and Oregon among others) is the first MR firm engaged by us. The Sales Group’s primary focus is the first responder (the first persons on the scene, e.g., police, fire and EMS) and commercial/industrial end-users. Many of the sales representatives working for The Sales Group, have previous experience selling the Itronix Tablet PC, a device similar to the CATCHER™ but lacking certain key features, including biometrics. This experience has helped The Sales Group to identify several vertical markets for the CATCHER™, a product which they see this as a growth opportunity for their business. The Sales Group covers California, Arizona, Nevada, Hawaii, Washington, Oregon, Alaska, western Idaho, and western Montana, and has its corporate offices in Calabasas, California. We have also signed agreements with eight other MR firms including, among others: J. Brophy and Associate (Illinois, Indiana and Wisconsin), PMC and Associates covering the mid-Atlantic region (New York, New Jersey, Washington D.C., and other states in that region) and the Cambridge Group (Texas, Oklahoma, and other states in the southwestern U.S.).

If the CATCHER™ establishes a track record in the first responder and commercial/industrial markets it is likely that we will consider engaging Original Equipment Manufactures (OEMs) under licensing agreements that will further extend the reach of our products.

Our technical staff and key personnel in sales, marketing, business development, and engineering currently support the VARs and MFs. We believe this approach will enable us to reduce marketing and sales force costs and reduce the time to market.

To date, we have entered into VAR agreements with eleven companies including: Engineering and Professional Services (EPS), L-3 Government Services, Inc. and Alion Science and Technology, Inc.

We are in various stages of contract negotiations with numerous additional VARs, which will generally include pricing and volume commitment terms. In addition, we have also started the process of becoming an “approved vendor” to government integrators who are not under a VAR agreement, enabling us to supply products to these relationships as demand is created.

We have been appointed a certified supplier to Unisys Corporation (“Unisys”), and have received an initial order from Unisys, which they will use to complete their evaluation process and market the CATCHER™ through the Unisys Center of Excellence, a showcase for their various products and services.

We have outsourced production to a contract manufacturer. On November 22, 2005, we entered into a manufacturing agreement with KeyTronic EMS, a division of KeyTronic Corporation [Nasdaq:KTCC] (“KeyTronic”). Under the agreement, KeyTronic will manufacture the CATCHER™, at fixed unit prices dependent on monthly purchase volumes. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms. KeyTronic, with headquarters in Spokane, Washington, is a $200 million contract manufacturing company with more than 30 years experience and worldwide manufacturing capacity including the US, Mexico, and China. KeyTronic has a reputation for innovation and has become a value-added contract manufacturing partner to some of the world’s leading OEMs.

Competition and Market Risks

At present we are not aware of any significant direct competitive platform based upon our own research and upon information that we developed from market participants and government agencies. There are many firms that offer non-ruggedized to ruggedized products with some of the product specifications of the CATCHER™ and Catcher CONSOLE™, but we are not aware of any platform that directly competes with our specifications.

Venture Development Corporation, an independent technology market research consulting firm specializing in a number of mobile/wireless, telecom/datacom, industrial, defense and niche enterprise IT markets estimated that the worldwide enterprise rugged mobile device platform marketplace, which is comprised of semi-rugged/rugged and fully rugged form factor products reached $4.3 billion in 2005 and would continue to grow relatively robustly with shipment growth forecast at over 9% compound annual growth rate (CAGR) through 2010 in its publication entitled “Enterprise Mobility Solutions: Mobile Offering Analyses” published in October 2006.

The portable ruggedized computer market is diverse and highly competitive and has relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable of introducing products similar to the CATCHER™ in a short period of time. Currently, other technology alternatives exist to the CATCHER™, including a range of consumer products, ruggedized laptops, tablets and handheld PDA devices. Our goal is to replace these existing products with the CATCHER™ by providing increased functionality or eliminating the need for users to acquire and maintain multiple devices.

New competitors may enter this market and potentially use the same market entry strategy employed by us or by obtaining the technological, financial and other resources to be a significant competitor to us. Such potential competitors may be significantly larger and have substantially greater market presence as well as have greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or several of the market segments where we compete, we may not be able to continue to compete successfully in such markets. See also “Risk Factors.”

Intellectual Property

We hold U.S. Patent No. 7,209,035, titled “Portable Handheld Security Device,” issued on April 24, 2007, from U.S. Patent Application Serial No. 10/885,515 filed July 6, 2004. Ira Tabankin and John Sutton are the named inventors. The patent covers various features utilized in the CATCHER™. All right, title and interest in and to the patent have been assigned to us.

On September 12, 2006, Ira Tabankin and John Sutton filed U.S. Continuation Application Serial No. 11/519,147. The continuation claims priority from U.S. Patent Application Serial No. 10/885,515 (now U.S. Patent No. 7,209,035), and recites claims originally recited in the parent application. We are awaiting action by the USPTO.

On June 11, 2004, Ira Tabankin filed with the USPTO two Intent to Use Applications (Application Numbers 78/433,770 and 78/433,768) for the trademarks “CATCHER” and “SECURE CARGO VISION,” respectively, both in international class 9. The trademark applications are pending and the application for the “CATCHER” trademark was published for opposition on September 13, 2005. We have been assigned all of the right, title, and interest in and to those trademark applications. We have and we intend, from time-to-time, to file additional patent applications directed to enhancements to the CATCHER technology. Such applications may, without limitation, include new applications, continuations and continuations in part of existing applications, and foreign applications corresponding to any or all of these. We believe that we own or can license all of the intellectual property necessary to conduct our business given the assumption that licensed technology and know-how will be available on terms and conditions acceptable to us to manufacture the CATCHER™ to our specifications.

On March 3, 2006, Ira Tabankin filed a provisional patent application (Serial No. 60/728,364) for new IP that is being incorporated into the CATCHER™ including digital watermarking technology. The term “watermarking technology” refers to a technology whereby Global Positioning System data is integrated into video/digital stills and/or audio data such that the presence of an integrated watermark may be used at a later time to verify data as original and unaltered. Mr. Tabankin signed over the provisional patent application to us on March 3, 2006.

On March 5, 2007, Ira Tabankin filed U.S. non-provisional Patent Application Serial No. 11/713,797, which claims priority from provisional application Serial No. 60/728,364. We are awaiting action by the USPTO.

On March 26, 2007 we filed U.S. provisional patent application Serial No. 60/907,222 for new a software product, the Catcher CONSOLE™, which is a software package that can operate on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation). According to standard USPTO procedure, the provisional application will not be examined, and we may file a non-provisional patent application on or before March 25, 2008, claiming priority to the date the provisional patent was filed. We plan to file a non-provisional application prior to the deadline, but no action has been taken to date.

Governmental Regulation

The FCC has broad authority to establish rules, regulations, restrictions, and conditions to carry out the provisions of the Communications Act of 1934. The FCC has adopted rules to limit the potential for harmful interference caused by a radio frequency (“RF”) device to other RF devices. These rules also generally prohibit the marketing or sale of equipment generating RF energy, unless the equipment is tested to establish compliance with FCC technical standards and is authorized pursuant to applicable equipment authorization procedures, such as certification, declaration of conformity, and verification. Devices that contain low-power wireless transmitters are subject to the FCC’s certification procedures. The CATCHER™ features technology which requires a declaration of conformity or certification under the FCC rules and also features a low-power wireless transceiver. The wireless transceiver has been separately authorized for use pursuant to an FCC certification.

Pursuant to the FCC’s declaration of conformity procedure, we successfully completed testing of the prototype and initial production units and therefore are permitted under the FCC’s rules to commence commercial sales of those units. We may be required to complete additional testing prior to offering for sale any future production units that are not electrically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete with an estimated total cost of $15,000.

The CATCHER™ has been tested under the procedures set forth in Military Standard 810F. This testing is approved by all departments and Agencies of the Department of Defense. The standardized tests are designed to assess environmental design and the limits of conditions to which the unit may be exposed throughout its service life. The CATCHER™ was evaluated based on exposure to temperature, humidity, shock, vibration and drop and met or exceeded each standard to which it was tested.

Our business and results may be affected by failure to obtain any required FCC equipment authorization, rules and regulations that are adopted or may be adopted in the future, as well as any failure to comply with those rules and regulations, or failure to obtain the required approvals thereunder.

Employees

As of September 17, 2007, we had sixteen full time direct employees. It is our intent to outsource most engineering, design, production, marketing, public relations, investor relations, human resources, and legal functions. We believe that we have good relations with our employees, and do not envision a work stoppage. None of our employees or consultants are represented by unions or collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and outsourced relationships. Competition for qualified personnel in our industry and geographical location is intense. We cannot provide any assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees or engaging outsourced relationships to conduct our business in the future.

Research and Development

We continue to invest in research and development, believing our future success depends largely on our ability to continue to consolidate and enhance the CATCHER™ and Catcher CONSOLE™ products into a single, comprehensive, feature-rich extendable platform. Our engineering teams focus on the concurrent development of a range of product enhancements that leverage our modular product architectures. Our product development efforts focus on new products, the exploration of emerging technologies and standards, and the continued enhancement of existing products. We also continually review opportunities to form alliances with third-party vendors of complementary technologies and products to enhance the functionality of our product families. We may, based on timing and cost considerations, continue to explore opportunities to license or acquire technologies or products from third-parties.

We expect to retain skilled development engineers whose services are in short supply. Should we need to replace these skilled engineers and should we face any delays or difficulties in doing so, our business, financial condition and results of operations could be adversely affected. As of December 31, 2006, our product development organization consisted of 8 people. Our research and development expense in 2006 and 2005 was approximately $4.3 million and $2.5 million respectively.

Environmental Regulation

We are not materially impacted by environmental regulation.

MANAGEMENT

Executive Officers, Directors, and Key Employees

The following are our executive officers and directors and their respective ages and positions as of September 17, 2007:

Name	Age	Position
Robert H. Turner	58	Director and Chief Executive Officer
Denis McCarthy	32	Chief Financial Officer
Ira Tabankin	57	Director, Senior Vice President of Corporate Development and Secretary
Charles Strasburger	47	Senior Vice President of Global Marketing and Sales
Gary Rogers	53	Vice President—Operations and Engineering
Harry L. Casari	70	Director
Rear Admiral (Retired) Cathal Flynn	68	Director

The following is a brief description of the business background of each of our executive officers and directors:

Robert H. Turner. Mr. Turner brings to us extensive telecommunications-industry experience. Mr. Turner became our CEO and a Director in February 2007. Prior to becoming our CEO Mr. Turner founded Turner Telecom Holdings Group, LLC in 1989. Mr. Turner had various consulting arrangements through Turner Telecom Holdings including the following: Mr. Turner has served since 2006 and currently continues to serve as a Director of Pandora Networks, Inc., a unified IP on demand VOIP communications and collaboration platform incorporating software and services. Starting in 2005, Mr. Turner was Executive Chairman of LastMile Communications, a London-based provider of secure, edge of the network wireless content delivery solutions. Prior to that, starting in 2003 Mr. Turner led the merger of IP Deliver (as Chair and CEO) with Proficient Networks to form InfiniRoute, the industry’s first carrier-neutral, fully-managed service, managing VoIP routing for wireline, wireless and emerging carriers. There, as Chief Executive, he was instrumental in the firm’s three rounds of raising capital. Mr. Turner also served as Chairman and Group Chief Executive, of Davnet Limited, and has held executive positions with EON Corp, TeleZone Inc., PTT Telecom Netherlands, US, Inc., and BellSouth Communications, Inc., where he was President and Chief Operating Officer. Turner began his career at AT&T Corporation, where he held senior roles in sales and marketing. Mr. Turner earned a BS and an MBA from University of South Carolina.

Denis McCarthy, Chief Financial Officer. Mr. McCarthy became our Chief Financial Officer on December 6, 2006. Prior to that, Mr. McCarthy served as both our Vice President of Finance and Director of Financial Reporting since December 2005. Prior to joining us, Mr. McCarthy was a Senior Manager for Vitale Caturano & Company, LTD, a public accounting firm, from September 2002 through November 2005. Prior to that time he was an Audit Senior with Arthur Andersen from December 1997 until June 2002. Mr. McCarthy is a certified public accountant and holds an M.S.A from Bryant University.

Ira Tabankin, Director, Senior Vice President of Corporate Development and Secretary. Mr. Tabankin became a director, Chief Technical Officer and Secretary on May 4, 2005 and became our President on February 19, 2007. On August 29, 2009, Mr. Tabankin resigned as our Chief Technical Officer and President and was appointed our Senior Vice President of Corporate Development. Mr. Tabankin has more than 30 years’ experience developing and launching new products for such companies as SHARP Electronics from August 1973 to December 1983 and March 1985 to September 1987, NovAtel Communications from October 1987 to May 1991, Robert Bosch from May 1991 to December 1996 and Cadence Design Services from February 1997 to March 1999. NovAtel, Robert Bosch and Cadence Design Services are publicly-traded companies. Prior to founding Catcher in April 2005, Mr. Tabankin was President and Chief Executive Officer of LCM Technologies, Inc., a company he founded in 2004 for purposes of developing the CATCHER™. From July 2002 until founding LCM Technologies, Inc. in March 2004, Mr. Tabankin was an independent consultant for his own company, IJT Consulting through which he provided consulting services to various clients. From March 1999 to July 2002, Mr. Tabankin was Chief Strategic Officer of Scanz Communications, Inc. Mr. Tabankin also serves as a director, Chairman and Chief Technical Officer of Catcher.

Charles Strasburger, Senior Vice President of Global Marketing and Sales. Mr. Strasburger became our Executive Vice President of Marketing and Sales on February 1, 2007. Mr. Strasburger brings with him more than two decades of technical, sales and business management experience. From May of 2003 through December 2005, Mr. Strasburger was formerly Founder, CEO and President of CyberShield Networks, Inc., a developer of high-end custom information security software solutions for financial services and government sectors. Prior to that, beginning in September 2004 he was Senior Vice President, Sales and Marketing of RISCManagement, Inc., a CRM and security solutions VAR, where he was responsible for managing international sales, marketing and business development divisions. Prior to RISCManagement, Inc., Mr. Strasburger was the interim CEO of iNexPath.Net, LLC starting in January 2003. From April 2001 until December 2002, he was the Southeastern Regional Manager of Sales, Pre-Sales and Strategic Allimies at Zixit Corporation. Prior to that he was a Regional Manager for Analytical Graphics, Inc, where he was instrumental in orchestrating and implementing products and services for NASA space programs. Mr. Strasburger began his career at IBM where he spent 12 years in sales and sales management roles. Mr. Strasburger earned his BS from the University of Alabama.

Gary Rogers, Vice President of Engineering and Operations Mr. Rogers became our Director of Project Management in April 2006 and our Vice President of Engineering and Operations in November 2006. Mr. Rogers has over 30 years experience developing products for such companies as, IBM and VTEL. Prior to joining us, Mr. Rogers was formally the Director of Engineering at VTEL Corporation from May of 2000 through March of 2005, President of Radeco Solutions from April of 2005 through April of 2006, founder and CTO of K-2 Software and DataWeaver Corporation and held various positions at IBM. DataWeaver Corporation provided Engineering Services to IBM, Worthington Industries, and VTEL. K-2 Software jointly developed VTEL’s first consumer PC video conferencing product, “The Personal Collaborator” and VTEL’s “Engineering Work Station 500” Series of Products.

Harry L. Casari, Director. Mr. Casari became a director on October 24, 2005. Mr. Casari is currently a private investor. He worked as a Certified Public Accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a Partner. Mr. Casari received a BS degree in business administration from the University of Denver. He also serves as a member of the board of directors of Cohu, Inc., Meade Instruments Corp. and, Orange 21, Inc., all of which are publicly-traded companies.

Rear Admiral (retired) Cathal Flynn, Director. Admiral Flynn became a director on June 24, 2005. Admiral Flynn began his naval career in 1960. In 30 years of active service, he served mainly in areas of naval special warfare, joint special operations, measures to combat terrorism, and international security affairs. Promoted to Rear Admiral in 1985, he served successively as Commander, Naval Security and Investigative Command (and concurrently as Assistant Director of Naval Intelligence for Counterintelligence and Anti-terrorism), Director of Plans and Policy, US Special Operations Command, and Deputy Assistant Secretary of Defense for Special Operations. After retiring in 1990, Admiral Flynn joined Science Applications International Corporation. He concurrently served on committees of the National Research Council and the Defense Science Board. From 1993 to 2000, Admiral Flynn was the Associate Administrator for Civil Aviation Security in the Federal Aviation Administration. Since early 2001, Admiral Flynn has acted as an independent consultant to numerous clients, in the area of civil aviation security. From 2001 to 2002, Admiral Flynn was a consultant to Argenbright Security, Inc, and was a non-voting member of the Board of that company. Since December 2004, Admiral Flynn has been a member of the Advisory Board of Isonics, Inc. Since May 2005, he has been a board member of SecureLogic Corporation. Isonics and SecureLogic are both publicly-traded companies.

Committees of the Board of Directors

On October 24, 2005, our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. Mr. Casari is the chairman of our audit committee, and the other member of the audit committee is Admiral Flynn, who is a non-employee member of our board of directors. The functions of the audit committee include:

•	reviewing the results of the audit engagement with the independent auditors;

•	reviewing the adequacy, scope and results of the internal accounting controls and procedures;

•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent auditors;

•	reviewing the auditors’ fees; and

•	recommending the engagement of auditors to the full board of directors.

We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Mr. Casari is an audit committee financial expert, as defined by the rules of the SEC.

Compensation Committee. Mr. Casari is the chairman of our compensation committee, and the other member of the compensation committee is Admiral Flynn, who is a non-employee member of our board of directors. The function of the compensation committee include:

•

reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation of our executive officers is generally determined by the compensation committee of our board of directors, subject to applicable employment agreements. Our compensation programs are intended to enable the attraction, motivation, reward, and retention of the management talent required to achieve corporate objectives and thereby increase shareholder value. We anticipate that our compensation policy will be to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, the executive compensation program may include a competitive base salary, cash incentive bonuses, and stock-based compensation.

Nominating and Corporate Governance Committee. Admiral Flynn is the chairman of our nominating and corporate governance committee, and the other member of the nominating and corporate governance committee is Mr. Casari, who is a non-employee member of our board of directors.

The functions of the nominating and governance committee will include the following:

•	identifying and recommending to our board of directors individuals qualified to serve as the directors and on the committees of the board of directors;

•	advising the board of directors with respect to matters of board composition, procedures and committees;

•	developing and recommending to the board of directors a set of corporate governance principles applicable to us and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the board and our management.

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board of directors and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder;

•	evidence of the stockholder’s ownership of our common stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate;

•	the candidate’s resume or a listing of his or her qualifications to be one of our directors; and

•	the candidate’s consent to be named as a director if selected by the nominating and governance committee and nominated by the board of directors.

Our directors believe that the minimum qualifications for service as one of our directors are that a nominee possess an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the board of director’s oversight of the business and our affairs, an impeccable reputation of integrity and competence in his or her personal or professional activities. The nominating and governance committee’s evaluation of potential candidates will be consistent with the board of director’s criteria for selecting new directors. Such criteria include an understanding of our business environment and the possession of such knowledge, skills, expertise, and diversity of experience so as to enhance the board’s ability to manage and direct our affairs and business, including when applicable, to enhance the ability of committees of the board of directors to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

The nominating and governance committee may receive suggestions from current board members, company executive officers, or other sources, which may be either unsolicited or in response to requests from the nominating and governance committee for such candidates. The nominating and governance committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once the nominating and governance committee has identified a person as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the committee determines that the candidate warrants further consideration, the chairman of the board of directors or another member of the committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board of directors, the nominating and governance committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The committee may consider all such information in light of information regarding any other candidates that the committee might be evaluating for membership on the board of directors. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers. The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in our code of ethics; and

•	Accountability for adherence to our code of ethics.

Compensation of Directors

The following table summarizes compensation that our directors (other than directors who are named executive officers) earned during 2006 for services as members of our board of directors.

Name	Year	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Harry Casari	2006	$12,000	$220,200	$232,200
Cathal Flynn	2006	$11,250	$220,200	$231,450
Dr. H. Clayton Foushee, Jr.(2)	2006	$11,500	$220,200	$231,700

(1)	Compensation is based on the trading price of the stock on the date of grant.
(2)	As of December 31, 2006, Dr. Foushee is no longer a director. Dr. Foushee forfeited the 60,000 shares he received in March 2006 as none had vested on the date he resigned from the board.

On October 24, 2005, our board of directors approved the following cash compensation terms for our non-employee directors: Non-employee directors will be paid a total of $1,500 per day for each day their services are required, including such parts of a day required for traveling to any meeting or other event for which their participation has been requested on our behalf, and additionally be reimbursed for all reasonable travel expenses incurred as a result of their participation. Non-employee directors also will be paid $500 for conference call participation.

On January 11, 2007, the board of directors approved the following compensation terms for non-employee directors: Non-employee directors will receive a $2,000 per month annual retainer, with chairs of committees receiving an additional $4,000 annual retainer and committee members receive an additional $1,000 annual retainer. Such retainers will be paid in installments quarterly. Finally, each year non-employee directors receive a grant of an option to acquire 10,000 shares of our common stock, which vests at the end of each year, with acceleration of vesting upon the occurrence of a Change in Control (as that term is defined in our 2005 Stock Incentive Plan).

Compensation Committee Interlocks And Insider Participation

There were no interlocking relationships between us and other entities that might affect the determination of the compensation of its directors and executive officers.

Executive Compensation

The following table sets forth the compensation earned during the year ended December 31, 2006 by our former chief executive and of each executive whose annual compensation in the fiscal year ended December 31, 2006 exceeded $100,000. We refer to our Chief Executive Officer and these other executive officers as our “named executive officers” in this Annual Report.

Summary Compensation Table

					Long-Term Compensation Award
Name and Principal Position	Year	Salary	Bonus		Stock Award(s)		Option Awards		All Other Compensation		Total Compensation
Charles Sander(1)	2006	$265,234	$125,000						$45,480	(2)	$435,714
Former President, Chief Executive Officer, And Director

Ira Tabankin(3)	2006	$227,063	$108,000						$21,550	(4)	$356,613
Senior Vice President of Corporate Development, Director and Secretary

Jeff Gilford(5)	2006	$154,225	$150,000		$369,000	(6)	—		$365,040	(7)	$1,038,265
Former Chief Financial Officer

Denis McCarthy(8)	2006	$140,812	$25,000	(9)	—		$463,000	(10)	$15,040	(11)	$643,852
Chief Financial Officer

(1)	Mr. Sander’s employment commenced with Catcher effective May 4, 2005. Prior to that time, he received no compensation from us. See “Employment Agreements” below. Mr. Sander’s employment was terminated effective as of May 9, 2007.
(2)	Consists of insurance premiums of $13,150.08, tax reimbursements of $23,930.04, and a car allowance of $8,400.
(3)	Mr. Tabankin’s employment commenced with Catcher effective April 21, 2005. Prior to that time, he received no compensation from us. See “Employment Agreements” below. Mr. Tabankin was appointed President as of February 19, 2007. Effective September 1, 2007, Mr. Tabankin resigned as Chief Technical Officer and President and was appointed Senior Vice President of Corporate Development.
(4)	Consists of insurance premiums of $13,150.08 and a car allowance of $8,400.
(5)	Mr. Gilford’s employment commenced with Catcher effective June 16, 2005. Prior to June 16, 2005, he received $22,326 in compensation from us in his capacity as a consultant and principal of Blackford Partners. See “Certain Relationships and Related Party Transactions” and “Employment Agreements” below. Mr. Gilford’s employment terminated as of August 31, 2006.
(6)	Compensation based on the trading price of the stock on the date of grant.
(7)	Consists of tax reimbursements of $50,000; insurance premiums of $15,040; and severance pay of $300,000.
(8)	Mr. McCarthy’s employment as Chief Financial Officer commenced effective December 7, 2006. From December 5, 2005 to December 6, 2006, he served as VP of Financial Reporting. Prior to December 5, 2005, Mr. McCarthy was employed by Vitale Caturano and Co. and served as the auditor for Catcher Holdings, Inc. See “Employment Agreements” below.
(9)	Represents a stay bonus paid in September 1, 2006.
(10)	Effective October 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards to be recognized in our financial statements over the requisite service period in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to Note 10 to our Consolidated Financial Statements included in our Annual Report for the fiscal year ended December 31, 2006 on Form 10-KSB, filed with the SEC on May 21, 2007.
(11)	Consists of insurance premiums.

The Compensation Committee awarded cash bonuses to Messrs. Sander, Tabankin and Gilford in 2006 in the amounts of $125,000, $108,000 and $100,000 on a discretionary basis for accomplishments through April 2006. Messrs. Sander, Tabankin and Gilford’s employment agreements provided for participation in an executive bonus plan to be not less than fifty percent of their base salary upon achievement of certain goals to be determined by the board of directors.

Mr. McCarthy’s bonus was paid out of a $100,000 discretionary fund set aside by the board for non-executive employees of Catcher, Inc.

The Compensation Committee awarded a cash bonus of $50,000 to Mr. Gilford to assist with a tax liability created by the vesting of restricted stock while Mr. Gilford was bound by a lock-up agreement on the stock and unable to sell a portion of stock to cover the required tax withholding.

Outstanding Equity Awards at December 31, 2006

The following table provides information with regard to equity awards granted to each named executive officer that were outstanding as of December 31, 2006.

Option Awards

	Number of Securities Underlying Unexercised Options
Name	# Exercisable	# Unexercisable		Option Exercise Price ($ / Sh)(1)	Option Expiration Date(2)
Charles Sander	—	—		—	—
Denis McCarthy	66,667	133,333	(3)	$4.00	12/8/2015
	—	100,000	(3)	$2.00	11/10/2016
Jeff Gilford	918,000	—	(4)	$3.74	6/23/2015	(5)
Ira Tabankin	—	—		—	—

(1)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock of the date the options were granted.
(2)	Such stock options expire ten years from the date of grant.
(3)	Options vest pursuant to the following schedule: 1/3 of the shares subject to the vest one year from the grant date and 1/36 of the shares will vest each month thereafter for the next 24 months.
(4)	See employment agreements below for the vesting of Mr. Gilford’s option grant.
(5)	Mr. Gilford’s employment was terminated effective August 31, 2006. Upon termination, Mr. Gilford’s options have a five year exercise period as provided in his employment agreement.

Equity Compensation Plans Information

Information about our equity compensation plans at December 31, 2006 that were either approved or not approved by our stockholders was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,610,000		2.60	619,000
Equity compensation plans not approved by security holders	1,003,000	(1)	$3.74	—

Total	2,613,000		$3.74	619,000

(1)	This amount includes 918,000 options issued to Jeff Gilford which were approved by the board of directors on October 24, 2005 and are not subject to security holder approval. In addition, this amount includes 85,000 warrants issued to Blackford Partners, an affiliate of Mr. Gilford, which were approved by the board of directors on June 24, 2005 and are not subject to security holder approval.

Employee Benefits Plans

2005 Stock Incentive Plan

On October 24, 2005, our Board of Directors (the “Board”) approved our 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). On January 11, 2007, the Board approved an amendment and restatement of the 2005 Stock Incentive Plan, subject to the approval of the Company’s stockholders, to increase the maximum number of Shares available under the 2005 Stock Incentive Plan from 2,219,000 Shares to 3,500,000 Shares. On February 19, 2007, the Board approved an amendment and restatement of the 2005 Stock Incentive Plan, subject to the approval of the Company’s stockholders, to increase the maximum number of Shares available under the 2005 Stock Incentive Plan from 3,500,000 Shares to 5,000,000 Shares. We have reserved 5,000,000 shares of the our common stock for issuance under the 2005 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in our common stock or capital structure. Our stockholders initially approved the 2005 Stock Incentive Plan at our annual meeting of stockholders held on October 18, 2006 and approved the amendment and restatement of the 2005 Stock Incentive Plan at our annual meeting held on August 22, 2007. The 2005 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2005 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. The Board or a committee designated by the Board, referred to as the “plan administrator,” will administer the 2005 Stock Incentive Plan, including selecting the participants, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award. Unless terminated sooner, the 2005 Stock Incentive Plan will automatically terminate in 2015. The Board will have authority to amend or terminate the 2005 Stock Incentive Plan. No amendment or termination of the 2005 Stock Incentive Plan shall adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any such amendment to the 2005 Stock Incentive Plan in such a manner and to such a degree as required.

Employment Agreements and Change-in-Control Arrangements

Catcher, Inc. entered into an employment agreement with Charles Sander effective as of April 21, 2005 pursuant to which Mr. Sander was employed as our Chief Executive Officer of Catcher Holdings, Inc. and the Chief Executive Officer of Catcher, Inc. Mr. Sander’s base salary was $275,000 per annum. Mr. Sander was entitled to participate in Catcher, Inc.’s bonus program which was dependent upon the achievement of certain milestones and to participate in any stock option plan that we may have had in effect for executive employees of Catcher, Inc. Had his employment agreement been terminated under certain circumstances, Mr. Sander would have been entitled to severance payments equal to up to two years (or the remainder of the contract term, if greater) of his base salary and bonus. Effective July 29, 2005, but retroactive to the commencement of Mr. Sander’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Sander was entitled to a $20,000 signing bonus, a car allowance of $700 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Sander in accordance with our reimbursement policies. On February 19, 2007, Mr. Sander resigned as our Chief Executive Officer and the Chief Executive Officer of Catcher, Inc. to become Vice President of International Sales.

On May 9, 2007, we received a letter of resignation from our former CEO Charles Sander. The letter alleged that Mr. Sanders was resigning for good reason as defined in his employment agreement and would be seeking compensation under his employment agreement. No further action has been taken by Mr. Sander as of September 17, 2007 with regard to this matter.

Catcher, Inc. entered into an employment agreement with Ira Tabankin effective as of April 21, 2005 pursuant to which Mr. Tabankin was employed as our Chief Technology Officer and Chairman and the Chief Technology Officer of Catcher, Inc. The current term of the agreement was to expire April 21, 2008 but would have automatically renewed for additional three-year periods until either party gave the other party written notice of its intent not to renew at least 60 days prior but no more than 90 days prior to the end of the term. Mr. Tabankin’s base salary was $238,000 per annum. Under the agreement, Mr. Tabankin was entitled to participate in Catcher, Inc.’s bonus program which would have been dependent upon the achievement of certain milestones and to participate in any stock option plan that we may have had in effect for executive employees of Catcher, Inc. Hard Mr. Tabankin’s employment agreement been terminated under certain circumstances, Mr. Tabankin would have been entitled to severance payments equal to up to two years (or the remainder of the contract term, if greater) of his base salary and bonus and a royalty equal to 1% of Catcher, Inc.’s gross income for a period of three years following the termination of employment. Effective July 29, 2005, but retroactive to the commencement of Mr. Tabankin’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Tabankin would have been entitled to a $20,000 signing bonus, a car allowance of $700 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Tabankin in accordance with our reimbursement policies. On February 19, 2007, Mr. Tabankin resigned as Chairman, remaining a Director and our Chief Technology Officer and the Chief Technology Officer of Catcher, Inc.

On August 29, 2007, Catcher Inc entered into an employment agreement with Ira Tabankin effective as of September 1, 2007 pursuant to which Mr. Tabankin is employed as our Senior Vice President of Corporate Development, Inc. Under the agreement, we will pay Mr. Tabankin an annual base salary of $216,000 and he will be eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of such annual base salary based on achievement of goals and objectives established by us. This employment agreement superseded all prior oral and written agreements between us, Catcher, Inc. and Mr. Tabankin, including but not limited to the employment agreement between Catcher, Inc. and Mr. Tabankin, dated April 21, 2005. In the event Catcher, Inc. terminates the Employment Agreement without Cause (as that term is defined therein), Mr. Tabankin will be eligible to receive his base salary for a period of six months following such termination. The Employment Agreement is for a term of three (3) years and is terminable by either party without any advance notice.

Catcher, Inc. entered into an employment agreement with Jeff Gilford effective as of June 16, 2005 pursuant to which Mr. Gilford was employed as our Chief Financial Officer and the Chief Financial Officer Catcher, Inc. The agreement terminated on August 31, 2006. Mr. Gilford was entitled to receive an annual base salary of $200,000 and to participate in any incentive bonus program adopted for executive employees during the period of his employment, provided that, in no event would such incentive bonus program provide for a bonus of less than 50% of Mr. Gilford’s base salary at that time assuming achievement of certain goals agreed between Catcher, Inc. and the Board of Directors. In addition, Mr. Gilford was paid a one-time signing bonus of $15,000 not part of any incentive bonus program or yearly bonus. On June 24, 2005, we granted to Mr. Gilford options to purchase 918,000 shares of our common stock at an exercise price of $3.74 vesting over three years in three separate tranches consisting of (1) a first tranche of 580,000 shares, 25% of which vested on June 16, 2005 with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2005, (2) a second tranche of 193,000, 25% of which vested on June 16, 2006, with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2006 and (3) a third tranche of 145,000 shares, 25% of which would vest on June 16, 2007 with the remaining 75% vesting monthly, pro rata each month, over the three year period following June 16, 2007. Under the agreement, if Mr. Gilford’s employment had been terminated without Cause or for Good Reason (as each of those terms are defined in the Employment Agreement), any unvested options in a tranche that had commenced to vest would have immediately vested. If his employment agreement had been terminated under certain circumstances, Mr. Gilford would have been entitled to severance payments equal to up to 18 months (or the remainder of the contract term, if greater) of his base salary and bonus.

On August 31, 2006, we terminated the employment of Mr. Gilford, who was entitled to salary and other benefits upon termination of his employment agreement. On October 6, 2006, we entered into a Settlement Agreement with Mr. Gilford which provided for the payment of $200,000 on March 1, 2007 and $100,000 on or before June 1, 2007 in exchange for the receipt of a general release of claims against us including any future rights under his employment agreement.

In addition, the Settlement Agreement ratified the acceleration of the vesting date for Mr. Gilford’s 50,000 restricted shares and remaining unvested portion of the 918,000 options granted on October 24, 2005 consisting of 547,542 options to August 31, 2006. We recorded approximately $1,168,000 of compensation expense related to the vesting of these shares and options during the three and nine months ended September 30, 2006.

Catcher, Inc. entered into an employment agreement with John Sutton effective as of April 21, 2005 pursuant to which Mr. Sutton was employed as the Vice President—Engineering of Catcher, Inc. The agreement was terminated on August 31, 2006. Mr. Sutton’s base salary was $150,000 per annum. Mr. Sutton was entitled to participate in Catcher, Inc.’s bonus program which was dependent upon the achievement of certain milestones and to participate in any stock option plan that would have been in effect for executive employees of Catcher, Inc. If his employment agreement had been terminated under certain circumstances, Mr. Sutton would have been entitled to severance payments equal to up to six months (or the remainder of the contract term, if greater) of his base salary and bonus. Effective July 29, 2005, but retroactive to the commencement of Mr. Sutton’s employment with us, we agreed to amend his employment agreement to provide that retroactive to May 4, 2005, Mr. Sutton was entitled to a car allowance of $600 per month and reimbursement of reasonable and necessary business expenses incurred by Mr. Sutton in accordance with our reimbursement policies.

On August 31, 2006, we entered into a Separation and Release Agreement with Mr. Sutton. The Separation Agreement provides Mr. Sutton with certain benefits in exchange for, among other things, the receipt of a general release of claims against us including any future rights under his employment agreement. Pursuant to the terms of the Separation Agreement, we agreed to pay the Mr. Sutton $55,000 in separation pay and to pay for up to four months of health insurance coverage.

On February 1, 2007, we entered into an Executive Employment Agreement with Denis McCarthy, our Chief Financial Officer. Under the Employment Agreement, we pay Mr. McCarthy an annual base salary of $200,000 and he is eligible to receive an annual bonus between fifty percent (50%) and one hundred percent (100%) of such annual base salary based on achievement of goals and objectives established by us. In addition, pursuant to the Employment Agreement, we granted Mr. McCarthy an option to purchase 200,000 shares of our Common Stock a price per share of $0.99 (the “Stock Option”) and 50,000 shares of restricted common stock (the “Restricted Stock”), each in accordance with our 2005 Stock Incentive Plan. 1/3 of the shares subject to the Stock Option will vest on February 1, 2008 and 1/36 of the shares subject to the Stock Option will vest each month thereafter for the next 24 months, subject to earlier termination following the cessation of Mr. McCarthy’s service with us or termination for Cause (as defined in the 2005 Stock Incentive Plan). In addition, the vesting of the Stock Option will accelerate upon the occurrence of a Change in Control or Corporate Transaction (as those terms are defined in the 2005 Stock Incentive Plan). 1/2 of the Restricted Shares will vest on February 1, 2008 and the remaining 1/2 will vest on February 1, 2009. The Employment Agreement is for a two year period of time and is terminable by either party without any advance notice.

On February 19, 2007, we entered into an Executive Employment Agreement with Robert H. Turner pursuant to which Mr. Turner is our Chief Executive Officer. Under the Employment Agreement, we pay Mr. Turner an annual base salary of $285,000 and he is eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of such annual base salary based on achievement of goals and objectives to be established by us. In addition, pursuant to the Employment Agreement and contingent upon the filing of a Registration Statement on Form S-8 and compliance with any applicable state securities requirements, we will grant to Mr. Turner 1,600,000 shares of restricted common stock, in accordance with our 2005 Stock Incentive Plan (the “Plan”). One-third of the Restricted Shares will vest on each of the first, second and third anniversary of the date of grant. The Employment Agreement is for a period of three years and is terminable by either party without any advance notice. If Mr. Turner is terminated without Cause (as that term is defined in the Employment Agreement), he will be entitled to the payment of 6 months of his base salary and any earned Annual Bonus as of the termination date.

Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 17, 2007 unless otherwise noted, by:

•	each of our named executive officers;

•	each of our directors and nominees;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers, directors and nominees as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director, nominee or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 24,519,135 shares of our common stock outstanding as of June 30, 2007. The number of shares of common stock beneficially owned by each person and the percentage ownership of each person include any shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of September 17, 2007, if any.

Except as otherwise noted below, the address of each of the persons in the table is Catcher Holdings, Inc., 44084 Riverside Parkway, Leesburg, VA 20176.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Robert H. Turner	1,600,000		6.5%
Charles Sander	2,030,484	(1)	8.3%
Ira Tabankin	2,232,341		9.1%
Jeff Gilford	983,000	(3)	3.9%
Denis McCarthy	161,111	(3)	*
Harry L. Casari	60,000		*
Cathal Flynn	60,000		*

5% Stockholders:
Rawleigh Ralls 744 Spruce Street Boulder, CO 80302	2,222,841	(4)	8.5%
John Lemak 4410 Bordeaux Ave. Dallas, TX 75205	1,776,325	(5)	7.0%
Sandor Capital Master Fund LP 2828 Routh Street, Suite 500 Dallas, TX 75205	1,476,325	(6)	5.8%

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Salzwedel Financial Communications, Inc. 2828 Routh Street, Suite 500 Dallas, TX 75205	1,400,000		5.7%

All directors and executive officers as a group (7 persons)	4,113,452	(7)	16.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	As of May 8, 2007, Charles Sander is no longer an officer of the Company.
(2)	Includes (i) 65,000 shares of common stock issuable upon the exercise of a warrant that is exercisable within 60 days of September 17, 2007; and (ii) 918,000 shares of common stock issuable upon exercise of an option that is exercisable within 60 days of September 17, 2007. As of August 31, 2006, Jeff Gilford is no longer an executive officer of the Company.
(3)	Includes options to purchase an aggregate of 111,111 shares which are exercisable within 60 days of September 17, 2007.
(4)	Includes (i) 2,000 shares of common stock issuable upon the exercise of a Series D Warrant that is exercisable within 60 days of September 17, 2007; (ii) 349,974 shares of common stock issuable upon the exercise of a Series E Warrant that is exercisable within 60 days of September 17, 2007; and (iii) 1,182,906 share equivalents beneficially owned by Lacuna Hedge Fund, LLLP. Rawleigh Ralls has voting and dispositive power on behalf of Lacuna Hedge Fund, LLLP.
(5)	Includes (i) 50,000 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of September 17, 2007; (ii) 50,000 shares of common stock issuable upon the exercise of a Series E Warrant that is exercisable within 60 days of September 17, 2007; and (iii) 1,476,325 shares of common stock and share equivalents beneficially owned by Sandor Capital Master Fund, LP. John Lemak has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(6)	Includes (i) 250,000 shares of common stock issuable upon the exercise of a Series C Warrant that is exercisable within 60 days of September 17, 2007; (ii) 250,000 shares of common stock issuable upon the exercise of a Series E Warrant that is exercisable within 60 days of September 17, 2007; and (iii) 400,325 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note that is convertible within 60 days of September 17, 2007. John Lemak has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(7)	Includes options to purchase an aggregate of 111,111 shares which are exercisable within 60 days of September 17, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds the lesser of $120,000 or one percent of our average total assets for the last three completed fiscal years and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

Consulting Agreements

Catcher entered into a Consulting Agreement with Hayden Communications, Inc. dated as of May 1, 2005 for a period of twelve (12) months at a fee of $5,000 per month plus reimbursement of certain expenses. Immediately following the Acquisition, a fee totaling $160,000 was paid to Hayden Communications, Inc. in respect to the services provided prior to May 2005, including capital markets consulting, strategy formulation and marketing material creation and production. Hayden is one of our stockholders. The agreement terminated on April 30, 2006.

Catcher entered into a Services Agreement with BlackFord Partners, Inc., dated as of May 6, 2005, whereby BlackFord Partners, Inc. agreed to provide financial and accounting advisory services to Catcher and us at a rate of $75 to $125 per hour depending on the type of services rendered. Pursuant to an Amendment to the Services Agreement, dated as of June 24, 2005, a warrant to purchase 20,000 shares of our common stock at an exercise price of $3.74 was issued to Stan Blackburn and a warrant to purchase 65,000 shares of our common stock at an exercise price of $3.74 was issued to Jeff Gilford. Jeff Gilford, our former Chief Financial Officer is a principal of Blackford Partners, Inc. The Services Agreement, as amended, terminated on June 15, 2006.

On July 2, 2007, we entered into an Independent Consulting Agreement (the “Consulting Agreement”) with Salzwedel Financial Communications, Inc. (“Salzwedel”), pursuant to which we issued 1,400,000 shares of our common stock to Salzwedel and agreed to pay $6,000 per month in consideration for certain consulting services. Under the terms of the Consulting Agreement, we are required to file a registration statement on or before January 1, 2008 registering the shares for resale, subject to certain “cut-back” provisions. In addition, in certain circumstances, we may be obligated to pay a “finder’s fee” in connection with certain transactions facilitated by Salzwedel. The Consulting Agreement expires on July 3, 2008, provided, however, that we have the exclusive right to terminate the Consulting Agreement by providing five (5) days written notice to Salzwedel. In the event that such termination occurs within 120 days of the execution of the Consulting Agreement, Salzwedel will be obligated to return 700,000 shares of the stock issued in connection with the execution of the Consulting Agreement.

Employment Agreements

See Employment Agreements under Executive Compensation above.

Convertible Notes

In April 2007, we entered into a Note and Restricted Stock Purchase Agreement with Sandor Capital, LP (John Lemak has voting and dispositive power over Sandor Capital LP) and Lacuna Hedge Fund, LLLP (Rawleigh Ralls has voting and dispositive power over Lacuna Hedge Fund LLLP) and closed on a private placement of Secured Convertible Promissory Notes (the “Original Notes”) with principal amounts of $200,000 and $250,000, respectively, and issued shares of our restricted Common Stock in the amounts of 70,000 and 87,500, respectively. On June 20, 2007, 1.3 times the principal plus the accrued but unpaid interest (the “Converted Principal”) of the Old Notes was converted into new Secured Convertible Promissory Notes (the “Notes”) pursuant to the First Amendment to Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”). Subject to the conversion provisions set forth in the Notes and our prepayment rights, the unpaid portion of the Converted Principal together with all accrued but unpaid interest on each Note is due and payable in full 180 days following the issuance date of each such Note (each, a “Maturity Date”), provided, however, that the holder may extend the applicable Maturity Date by sixty (60) additional days and increase the applicable Converted Principal by 7.692% per extension, upon notice to us in accordance with the terms of the Notes. Interest accrues on the unpaid applicable Converted Principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in full along with the applicable Converted Principal balance on the applicable Maturity Date. On July 30, 2007 we entered into an additional Note and Restricted Stock Purchase Agreement with Lacuna Hedge Fund, LLLP and closed on a private placement of the Notes with a Converted Principal amount of $250,000, and issued shares of our restricted Common Stock to Lacuna Hedge Fund, LLLP in the amount of 87,500.

We have the right to prepay any and all amounts owed under any or all of the Notes in whole or in part at any time, subject to the holder’s right to convert, as discussed below, provided that, with respect to each such Note and the portion of Converted Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Converted Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the Converted Principal amount due under the Note will be equal to 76.923% of the applicable Converted Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the Converted Principal amount due under the Note will be equal to 84.615% of the applicable Converted Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the Converted Principal amount due under the Note will be equal to 92.308% of the applicable Converted Principal.

In the event that we, at any time after the date of issuance of the Notes and prior to the payment in full of the Notes, issue and sell Next Securities (as that term is defined in the Notes) in a Next Financing (as that term is defined in the Notes), then the outstanding Converted Principal amount of the Notes and all accrued but unpaid interest thereon will, at the option of each holder, be convertible, at the closing and on the same terms and conditions of the Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the Notes) and (ii) $0.65 per share. If the holder elects not to convert any Note into Next Securities in connection with a Next Financing then we are obligated to repay the Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or our election to prepay a Note, the holders may elect to convert the outstanding Converted Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their Note into shares of our Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

SELLING STOCKHOLDERS

The following table sets forth, as of September 17, 2007, the name of the selling stockholders, the number of shares of our common stock beneficially owned by such selling stockholders before and after this offering and the number of shares that may be offered pursuant to this prospectus. This information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein. Any supplement to this prospectus may contain additional or varied information about the selling stockholder and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person. This information will be obtained from the selling stockholder and/or additional holders.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from September 17, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which it provided to us the information regarding its shares of common stock.

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Lacuna Hedge Fund, LLLP 1100 Spruce Street Suite 202 Boulder, CO 80302	1,182,906	(2)	4.63%	1,182,906	—	*
Aequitas Catalyst Fund, LLC 5300 Meadows Rd Suite 400 Lake Oswego, OR 97035	1,175,000	(3)	4.60%	1,175,000	—	*
Stephen Shea 517 Boston Neck Rd. Suffield, CT 06078	1,175,000	(4)	4.60%	1,175,000	—	*
Kim Baker 86 Chester Rd. Middlefield, MA 02143	1,175,000	(5)	4.60%	1,175,000	—	*
Sandor Capital Master Fund, LP 2828 Routh Street, Suite 500 Dallas, Texas, 75201	1,476,325	(6)	5.80%	476,325	1,000,000	4.00%

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Robert Prag 2455 El Amigo Road Del Mar, CA 92014	992,748	(7)	4.04%	353,889	638,859	2.61%
Mattison Euroinvest, Ltd. c/o Budin & Partners 20 Rue Senebier PO Box 166 Geneva, Switzerland Channel 1211	470,919	(8)	1.90%	313,640	108,129	*
GRQ Consultants, Inc. Defined Benefit Plan c/o Barry Honig 3269 Harrington Drive Boca Raton, FL 33496	238,163	(9)	*	238,163	—	*
Agile Partners, L.P. 3500 Alameda De Las Pulgas Suite 200 Menlo Park, CA 94025	1,092,419	(10)	4.32%	117,500	974,919	3.87%
Robert J. Dobrient 1845 Woodall Rodgers Ste 1725 Dallas, TX 75201	325,000	(11)	1.32%	117,500	207,500	*
Jasperson FLP I, Ltd. 4807 Crooked Ln. Dallas, TX 75229	117,500	(12)	*	117,500	—	*
Jose Gervais 1616 Paseo Del Mar Palos Verdes Estates, CA 90274	1,126,325	(13)	4.46%	105,000	1,021,325	4.05%
Joseph Noel 1125B Arnold Drive Suite 168 Martinez, CA 94553	75,000		*	75,000	—	*
Dana Polli 2569 VT Route 3 Florence, VT 05744	470,000	(14)	1.89%	70,000	400,000	1.60%
John Dinkle 20 Glenn St. Irvine, CA 92620	352,500	(15)	1.4%	52,500	300,000	1.20%
Union Atlantic Capital LC 1215 Hightower Trail Suite B220 Atlanta, GA 30350	35,112		*	35,112	—	*
BallyShannon Partners, L.P. 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	670,587	(16)	2.70%	35,000	635,587	2.56%
Jules B. Prag 220 West 8th St. Claremont, CA 91711	20,388		*	20,388	—	*
Jay Seid c/o Emerging Growth Equities 1150 First Avenue, Suite 600 King of Prussia, PA 19406	311,400	(17)	1.26%	17,500	293,900	1.19%
Robert Frome OGFRW 65 East 55th St. 2nd Floor NewYork, NY 10022	117,500	(18)	*	17,500	100,000	*

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Bryan T. Smyth trustee the Prag Children’s Trust FBO Andrew J. Prag 2455 El Amigo Road Del Mar, CA 92014	10,000		*	10,000	—	*
Bryan T. Smyth trustee the Prag Children’s Trust FBO Robert B. Prag, Jr. 2455 El Amigo Road Del Mar, CA 92014	10,000		*	10,000	—	*
Union Atlantic LC c/o Leonard Sokolow 3300 PGA Blvd. Suite 810 Palm Beach Gardens, FL 33410	8,778		*	8,778	—	*
Greg J. Berlacher 1150 First Ave. #600 King of Prussia, PA 19406	238,750	(19)	*	7,500	231,250	*
BallyShannon Family Partnership 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	245,000	(20)	*	7,000	238,000	*

*	Less than one percent.
(1)	Percentage ownership is based on 24,519,135 shares of our common stock outstanding as of September 17, 2007.
(2)	Includes 1,007,906 shares issuable upon conversion of a Secured Convertible Promissory note. Rawleigh Ralls has voting and dispositive power on behalf of Lacuna Hedge Fund, LLLP.
(3)	Includes 1,000,000 shares issuable upon conversion of a Secured Convertible Promissory note. Robert Jesenick has voting and dispositive power on behalf of Aequitas, Capital Management, Inc.
(4)	Includes 1,000,000shares issuable upon conversion of a Secured Convertible Promissory note.
(5)	Includes 1,000,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(6)	Includes (i) 250,000 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 250,000 shares issuable upon exercise of Series E Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note. John Lemak has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(7)	Includes 200,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(8)	Includes 200,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(9)	Includes 203,163 shares issuable upon conversion of a Secured Convertible Promissory note.
(10)	Includes (i) 324,973 shares issuable upon exercise of Series B Warrants currently outstanding, (ii) 324,973 shares issuable upon exercise of Series C Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note. Scott Cummings has voting and dispositive power on behalf of Agile Partners, L.P.
(11)	Includes (i) 50,000 shares issuable upon exercise of Series E Warrants currently outstanding, and (ii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(12)	Includes 100,000 shares issuable upon conversion of a Secured Convertible Promissory note. Bill Jaspersen has voting and dispositive power on behalf of Jaspersen, FLP I, Ltd.
(13)	Includes (i) 100,000 shares issuable upon exercise of Series E Warrants currently outstanding, and (ii) 606,325 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(14)	Includes 400,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(15)	Includes 300,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(16)	Includes (i) 72,598 shares issuable upon exercise of Series C Warrants currently outstanding; and (ii) 72,598 shares issuable upon exercise of Series E Warrants outstanding. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.

(17)	Includes (i) 16,500 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 49,500 shares issuable upon exercise of Series E Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(18)	Includes 100,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(19)	Includes (i) 30,000 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 30,000 shares issuable upon exercise of Series C Warrants outstanding, and (iii) 50,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(20)	Includes (i) 33,000 shares issuable upon exercise of Series C Warrants currently outstanding; (ii) 33,000 shares issuable upon exercise of Series E Warrants outstanding and (iii) 100,000 shares issuable upon conversion of a Secured Convertible Promissory note. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.

Broker-Dealer and Other Affiliations

To our knowledge, the following selling stockholders are broker-dealers or affiliates of broker-dealers:

Jay D. Seid is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd.

Ballyshannon Partners, L.P. and Ballyshannon Family Partnership, L.P., are limited partners of EGE Holdings, Ltd. EGE Holdings, Ltd., owns Emerging Growth Equities, Ltd., a registered broker-dealer.

Gregory Berlacher is a limited partner (and the principal owner) of EGE Holdings, Ltd., which owns Emerging Growth Equities, Ltd., a registered broker-dealer. Gregory Berlacher also is the President and Chief Executive Officer of Emerging Growth Equities, Ltd.

John S. Lemak is a general partner of Sandor Capital Master Fund, L.P. and as such exercises voting and dispositive power with respect to the shares of common stock offered by Sandor Capital for resale under this prospectus. Mr. Lemak is also an affiliate of Williams Financial Group, Inc., a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK

General

At the date hereof we are authorized by our certificate of incorporation to issue an aggregate of 75,000,000 shares of common stock, par value $0.001 per share and 999,999 shares of preferred stock, par value $0.001 per share. As of September 17, 2007, 24,519,135 shares of common stock are outstanding and held of record by 203 stockholders.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Delaware law, and subject to any rights of the holders of preferred stock, all stockholder action is taken by a majority vote of the holders of the outstanding shares of common stock voting as a single class who are present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

We are authorized to issue up to 999,999 shares of preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that, subject to Federal securities laws and Delaware law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing our change in control without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others. As of September 17, 2007, we do not have any shares of Preferred Stock outstanding.

Warrants

We currently have outstanding Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants to purchase an aggregate of 5,516,438 shares of our common stock. There are 247,960 Series A Warrants outstanding. Each Series A Warrant will entitle the holder to purchase one share of our common stock at $1.50 per share in cash (the “Series A Exercise Price”), exercisable for a period of five years. Once the common stock issuable upon exercise of the Series A Warrants is registered with the SEC, we may call the Series A Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $2.50 per share for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period, provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series A Warrants, all or a part (but not less than 25%) of the Series A Warrants held at the Series A Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series A Warrants then held for a purchase price of $0.01 per Series A Warrant unless and to the extent that the Series A Warrant holder first exercises Series A Warrants at the Series A Exercise Price.

There are 932,461 Series B Warrants outstanding. Each Series B Warrant entitles the holder to purchase one share of common stock at $2.00 per share in cash (the “Series B Exercise Price”), exercisable for a period of five years. Once the common stock issuable upon exercise of the Series B Warrants is registered with the SEC, we may call the Series B Warrants upon notice to the warrant holder from time to time at any time that the common stock closes at or above $3.33 per share, for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period; provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series B Warrants, all or a part (but not less than 25%) of the Series B Warrants held at the Series B Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series B Warrants then held for a purchase price of $0.01 per Series B Warrant unless and to the extent that the Series B Warrant holder first exercises Series B Warrants at the at the Series B Exercise Price.

There are 1,418,906 Series C Warrants outstanding. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.50 per share in cash, exercisable for a period of five years.

There are 553,500 Series D Warrants outstanding. Each Series D Warrant entitles the holder to purchase one share of common stock at $3.50 per share in cash, exercisable for a period of five years.

There are 2,363,111 Series E Warrants outstanding. Each Series E Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share, exercisable for a period of three years. The Series E Warrants are noncallable.

The holders of the Series A Warrants, the Series B Warrants and the Series C Warrants are entitled to certain registration rights pursuant to an Amended and Restated Registration Rights Agreement dated February 2, 2006.

The holders of the Series D Warrants are entitled to certain registration rights pursuant to a Registration Rights Agreement dated March 15, 2006.

We have an outstanding warrant to purchase 65,000 shares of our common stock issued to Jeff Gilford, our former Chief Financial Officer, for an exercise price of $3.74 per share and a warrant to purchase 20,000 shares of its common stock to Stanley Blackburn for an exercise price of $3.74 per share, each of which was issued in connection with accounting and advisory services rendered by Blackford Partners.

We have an outstanding warrant to purchase up to 101,280 units (consisting of two shares of common stock and a warrant to purchase one share of common stock at an exercise price of $3.50 per share). The warrant is exercisable for a period of five years at an exercise of $5.00 per unit.

We have an outstanding warrant to purchase 350,000 shares of our common stock issued to a consultant which was issued in connection with an agreement to provide advisory services. The warrants have an exercise price of $1.00 and vest upon certain milestones as defined in the agreement.

We have outstanding Secured Convertible Promissory Notes with an aggregate principal of $4,625,972 (the “Notes”). In the event that we, at any time after the date of issuance of the Notes and prior to the payment in full of the Notes, issue and sell Next Securities (as that term is defined in the Notes) in a Next Financing (as that term is defined in the Notes), then the outstanding principal amount of the Notes and all accrued but unpaid interest thereon will, at the option of each noteholder, be convertible, at the closing and on the same terms and conditions of the Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the June) and (ii) $0.65 per share. In addition, any time prior to the closing of a Next Financing or our election to prepay the Notes, the noteholders may elect to convert the outstanding principal (as adjusted pursuant to any extension of the Maturity Date as provided in the Notes) and accrued but unpaid interest due under their Note into shares of our common stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share. Noteholders holding an aggregate principal of $3,458,361 have executed an amendment to their Notes fixing the conversion price at $0.65 per share of common stock. If all outstanding Notes were converted into shares of common stock as of September 17, 2007, we would be required to issue an aggregate of 7,116,882 shares of our common stock.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is Computershare, 350 Indiana Street, Suite 800 Golden, CO 80401. Our common stock is quoted on the OTC Bulletin Board, under the symbol “CTHH”.

Securities Issued during “Blank Check Company” Period

Certain securities we issued while we were a “blank check company” (as defined in the rules and regulations of the Securities and Exchange Commission) are subject to the letter dated January 21, 2000 from the Securities and Exchange

Commission’s Division of Corporation Finance to NASD Regulation, Inc. (the “Worm Letter”). As stated in the Worm Letter, it is the position of the Securities and Exchange Commission’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these securities may not be transferred under Rule 144. All securities that we believe were issued while we were a “blank check company” are being registered for sale under the registration statement relating to this offering.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their pledgees, assignees and successors-in-interest (who will be named in either a post-effective amendment to the registration statement or a prospectus supplement), may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We expect that sales of shares by the selling stockholders pursuant to this offering will cease upon the earlier of (i) the sale of all shares or (ii) the date upon which all shares registered on the registration statement relating to this offering may be sold under Rule 144(k) under the Securities Act of 1933. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Catcher Holdings, Inc. and Catcher, Inc., as of December 31, 2006 and 2005 and for the years then ended and for the period from inception on March 31, 2004 to December 31, 2006, included in this prospectus have been audited by Stonefield Josephson, Inc. an independent registered public accounting firm, as stated in their report appearing herein, to the extent and for the period indicated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended June 30, 2007 and 2006 and period from inception

(March 31, 2004) to June 30, 2007

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended		Period from Inception (March 31, 2004) to June 30, 2007
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$51,543	$—	$147,947	$—	$247,556
Cost of goods sold	40,464	—	102,368	—	199,332

Gross Profit	$11,079	$—	$45,579	$—	$48,224
Operating expenses:
Research and development expenses	1,368,334	727,525	2,047,120	1,343,242	9,464,046
Selling, general and administrative expenses	1,389,721	938,545	2,542,924	1,879,768	14,026,570

Operating loss	(2,746,976)	(1,666,070)	(4,544,465)	(3,223,010)	(23,442,392)
Financing costs	—	—	—	(1,073,462)	(2,701,528)
Loss on change in fair value of derivative financial instruments	(2,925,068)	—	(2,839,068)	—	(2,839,068)
Interest income (expense), net	(266,208)	39,127	(257,259)	51,951	(180,557)
Loss on extinguishment of debt	(664,483)	—	(664,483)	—	(664,483)

Loss before income taxes	(6,602,735)	(1,626,943)	(8,305,275)	(4,244,521)	(29,828,028)
Income taxes	—	—	—	—	—

Net loss	$(6,602,735)	$(1,626,943)	$(8,305,275)	$(4,244,521)	$(29,828,028)

Loss per share:
Basic & Diluted	$(0.33)	$(0.09)	$(0.41)	$(0.27)

Weighted-average number of shares outstanding – Basic and Diluted:	20,221,588	17,139,718	20,044,710	15,804,350

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)	*
Assets
Current Assets:
Cash and cash equivalents	$457,075	$2,025,258
Accounts receivable	75,788	152,675
Inventory, including units released to production	1,563,394	1,669,991
Prepaid expenses and other current assets	314,539	417,091

Total current assets	2,410,796	4,265,015
Fixed assets, net of depreciation	211,656	165,986
Deposits	26,401	36,604

Total Assets	$2,648,853	$4,467,605

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$799,475	$337,364
Deferred revenue	42,202	71,316
Accrued and other current liabilities	307,318	826,027
Secured convertible notes payable, net of unamortized discount of $1,175,594	1,441,878	—
Derivative financial instruments	6,732,793	—
Current portion of registration payment liability	239,000	142,768

Total current liabilities	9,562,666	1,377,475

Registration payment liability, net of current portion	429,768	—

Total Liabilities	9,992,434	1,377,475
Commitments and contingencies (see Note 10)
Shareholders’ (Deficit) Equity:
Preferred Stock, $0.001 par value, 1 million shares authorized; 1 share outstanding	—	—
Common Stock, $0.001 value, 50,000,000 shares authorized; 20,615,277 and 19,768,277 shares outstanding, respectively	20,615	19,768
Additional paid in capital	23,176,832	24,593,115
Deficit accumulated during the development stage	(30,541,028)	(21,522,753)

Total Shareholders’ (Deficit) Equity	(7,343,581)	3,090,130

Total Liabilities and Shareholders’ (Deficit) Equity	$2,648,853	$4,467,605

*	The accompanying condensed consolidated balance sheet as of December 31, 2006 was derived from audited financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended		Period from Inception (March 31, 2004) to June 30, 2007
	June 30, 2007	June 30, 2006
Cash Flows From Operating Activities:
Net loss	$(8,305,275)	$(4,244,521)	$(29,828,028)
Adjustments to reconcile net cash used in operating activities:
Depreciation	31,598	4,915	50,879
Stock-based compensation expense	746,340	359,802	6,518,072
Warrants and common stock issued in connection with consulting contracts	50,000	—	67,030
Interest expense	267,763	—	309,108
Financing costs	—	1,073,462	2,701,528
Impairment charge	—	—	714,129
Loss on extinguishment of debt	664,483	—	664,483
Unrealized loss on change in fair value of derivative financial instruments	2,839,068	—	2,839,068
Changes in assets and liabilities:
Accounts receivable	76,887	—	(75,788)
Inventory, including units released to production	106,597	(1,342,777)	(1,563,394)
Prepaid expenses and other current assets	102,552	385,378	(314,539)
Other assets	10,203	(10,047)	(26,401)
Accounts payable	462,111	(301,442)	799,475
Deferred revenue	(29,114)	—	42,202
Accrued and other liabilities	(514,128)	(369,925)	311,899

Net cash used in operating activities	(3,490,915)	(4,445,155)	(16,790,277)

Cash Flows Used In Investing Activities:
Capital expenditures	(77,268)	(529,739)	(976,664)

Cash Flows From Financing Activities:
Proceeds from issuance of Secured Convertible Promissory Notes and Common Stock	2,000,000	—	2,000,000
Proceeds from issuance of Common Stock and warrants net of $606,789 and $814,267 in issuance costs for the six months ended June 30, 2006 and for the period from inception (March 31, 2004) through June 30, 2007, respectively	—	6,098,211	10,391,901
Proceeds from issuance of Common Stock	—	—	17
Proceeds from exercise of warrants, net of $27,650 in issuance costs for the period from inception (March 31, 2004) through June 30, 2007	—	898,163	5,832,098

Net cash provided by financing activities	2,000,000	6,996,374	18,224,016

Net increase (decrease) in cash and cash equivalents	(1,568,183)	2,021,480	457,075
Cash and cash equivalents at beginning of period	2,025,258	913,182	—

Cash and cash equivalents at end of period	$457,075	$2,934,662	$457,075

Cash paid for interest	$693	$1,000	$8,290

Cash paid for income taxes	$—	$—	$—

Supplemental Disclosure of non-cash financing activities
Reclassification of Common Stock purchase warrants as liabilities	$2,610,629	$—	$2,610,629

Issuance of Common Stock	$97	$—	$377

Forfeiture of Common Stock	$—	$—	$60

Cumulative Effect of Change in Accounting Principle	$713,000	$—	$713,000

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

Period from Inception (March 31, 2004) to June 30, 2007

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Balance at Inception(1)	1	$—	2,232,333	$2,232	$(2,232)	$—	$—
Net loss	—	—	—	—	—	(748,366)	(748,366)

Balance at 12/31/04	1	$—	2,232,333	$2,232	$(2,232)	$(748,366)	$(748,366)
Issuance of convertible preferred stock to employees and consultants on April 21, 2005	454,735	455	—	—	3,236,813	—	3,237,268
Issuance of Common Stock for services and interest expense on April 21, 2005	—	—	348,515	349	309,830	—	310,179
Issuance of Common Stock and warrants to private investors on May 4, 2005	—	—	4,500,386	4,500	4,289,190	—	4,293,690
Issuance of Common Stock to U.S. Telesis Holdings, Inc. shareholders on May 4, 2005	—	—	1,781,295	1,781	(1,764)	—	17
Conversion of convertible preferred stock to Common Stock on June 23, 2005	(454,735)	(455)	3,637,904	3,638	(3,183)	—	—
Issuance of warrants to consultants on June 23, 2005	—	—	—	—	17,030	—	17,030
Issuance of Common Stock pursuant to warrant exercises in October 2005	—	—	1,078,537	1,078	1,616,728	—	1,617,806
Compensation Expense	—	—	—	—	116,362	—	116,362
Net loss	—	—	—	—	—	(8,149,587)	(8,149,587)

Balance at 12/31/05	1	$—	13,578,970	$13,578	$9,578,774	$(8,897,953)	$694,399
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	598,748	599	897,564	—	898,163
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,073,462	—	1,073,462
Issuance of Common Stock on March 15 and 17, 2006	—	—	2,682,000	2,682	6,095,529	—	6,098,211
Issuance of Common Stock on March 16, 2006 to directors and employees	—	—	280,000	280	(280)	—	—
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	2,688,559	2,689	3,313,440	—	3,316,129

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Compensation Expense	—	—	—	—	2,149,268	—	2,149,268
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,485,298	—	1,485,298
Forfeiture of Common Stock by director on December 29, 2006	—	—	(60,000)	(60)	60	—	—
Net Loss	—	—	—	—	—	(12,624,800)	(12,624,800)

Balance at 12/31/06	1	$—	19,768,277	$19,768	$24,593,115	$(21,522,753)	$3,090,130
Cumulative effect of change in accounting principle (unaudited)	—	—	—	—	—	(713,000)	(713,000)
Issuance of Common Stock on March 16, 2006 to directors and employees (unaudited)	—	—	97,000	97	(97)	—	—
Issuance of Common Stock for services on February 12, 2007 (unaudited)	—	—	25,000	25	27,475	—	27,500
Issuance of Common Stock for services on May 12, 2007 (unaudited)	—	—	25,000	25	22,475	—	22,500
Reclassification of Common Stock purchase warrants from equity to liability on June 20, 2007 (unaudited)	—	—	—	—	(2,610,629)	—	(2,610,629)
Issuance of Common Stock in connection with Secured Convertible Promissory Notes from April through June 2007 (unaudited)	—	—	700,000	700	398,153	—	398,853
Compensation Expense	—	—	—	—	746,340	—	746,340
Net Loss (unaudited)	—	—	—	—	—	(8,305,275)	(8,305,275)

Balance at 6/30/07 (unaudited)	1	$—	20,615,277	$20,615	$23,176,832	$(30,541,028)	$(7,343,581)

(1)	The Common Share amount represents common stock issued to the sole owner of LCM Technologies, Inc. upon the conversion of his preferred stock on June 23, 2005 as if they were outstanding at the inception of LCM Technologies, Inc. Ira Tabankin was issued 279,043 shares of Convertible Preferred Stock on April 21, 2005, of which 279,042 were converted on June 23, 2005 into 2,232,333 shares of Common Stock. Mr. Tabankin still holds one share of Convertible Preferred Stock.

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Catcher Holdings, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s financial statements and notes thereto for the year ended December 31, 2006 as filed on Form 10-KSB with the SEC on May 21, 2007. The accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full fiscal year.

(2) Nature of Business

Effective May 4, 2005, Catcher, Inc. merged with and into the Company (formerly U.S. Telesis Holdings, Inc. (“UST”)) with Catcher, Inc. as the survivor for accounting purposes (the “UST Merger”). Just prior to the UST Merger on April 28, 2005, Catcher, Inc. completed an asset purchase of LCM Technologies, Inc. (“LCM”) with LCM as the survivor for accounting purposes (the “LCM Merger”). Each of the UST Merger and the LCM Merger (collectively “the Mergers”) were treated as a reverse merger from an historical accounting perspective, and accordingly the period from inception of the Company begins on March 31, 2004, the date of inception of LCM. The financial statements of the Company, as presented, reflect the historical results of LCM prior to the Mergers, and of the combined entities following the Mergers, and do not include the historical financial results of UST prior to the consummation of the UST Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Mergers after giving effect to the difference in par value, with the offset to additional paid-in capital.

Catcher Holdings, Inc., a Delaware Corporation, manufactures and distributes a portable, ruggedized, wireless handheld security device (the “CATCHER™”). From inception to date, the Company has been primarily involved in organizational activity, negotiating vendor contracts, making arrangements for the commercial use and deployment of the CATCHER™, engaging and developing its initial customer base, and recruiting and managing staff. In October 2006 we completed development of our first product and commenced initial production.

(3) Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Subsequent to the acquisition of Catcher, the Company has continued to develop the technology acquired with a goal of developing a device that is ready for sale. The Company’s ability to continue as a going concern depends on a number of factors, including but not limited to, the ability to generate positive cash flow from operations and the ability to raise additional capital if required. During the year ended December 31, 2006 and the three and six months ended June 30, 2007, the Company incurred losses of $12,624,800, $6,602,735 (unaudited) and $8,305,275 (unaudited), respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to seek additional capital from one or more of the following: debt financing, exercise of some or all of the outstanding warrants, sale of additional securities and revenue from the sale of its products. Such sources of funds may not be available on terms acceptable to the Company, or at all. There can be on assurances that the Company will be able to generate significant revenues.

(4) Summary of Significant Accounting Policies

The following significant accounting policies were not applicable as of the filing of its last annual report for the year ended December 31, 2006. For a complete discussion of the Company’s significant accounting policies, please refer to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

Financial Accounting Standards Board Interpretation No. 48

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2005 and 2006, the tax years which remain subject to examination by major tax jurisdictions as of June 30, 2007.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as interest expense.

Statement of Financial Accounting Standards No. 155

The Company adopted Statement of Financial Accounting Standards number 155 “Accounting for Certain Hybrid Financial Instruments” (FAS 155) in the first quarter of 2007. The Company has adopted FAS 155 on an individual instrument basis.

Financial Accounting Standards Board Staff Position 00-19-2

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. We adopted this FSP on January 1, 2007. See Note 7 for the impact of adoption.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company will periodically evaluate embedded conversion options currently classified as liabilities to determine their status in accordance with this consensus.

In November 2006, the FASB ratified EITF Issue No. 06-6, Application of EITF Issue No. 05-7, ‘Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues’ (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19. See note 8 for the impact of the adoption of EITF 06-6.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. Revenue will be deferred and recognized once acceptance has occurred and the initial warranty period has expired. Until the Company develops substantial warranty experience it cannot reliably estimate a warranty reserve and an implied right of return exists under Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When a Right of Return Exists. The Company records revenue net of state sales tax billed to the customer in accordance with ETIF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).”

Net Loss per Common Share

Basic loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares plus the dilutive effect of outstanding warrants, options and convertible promissory notes.

The following potentially dilutive common share equivalents were excluded from the calculation of diluted earnings per share at June 30, 2007 and 2006 because they were anti-dilutive.

	2007	2006
Preferred Stock	8	8
Options	2,428,000	918,000
Warrants	5,932,098	6,230,226
Convertible debt (1)	4,026,880	—

Total	12,386,986	7,148,234

(1)	The terms of the Convertible debt include an embedded conversion feature provide for variable conversion rates that are indexed to the Company’s trading common stock price. As a result, the number of indexed shares is subject to continuous fluctuation. For presentation purposes, the number of shares of common stock into which the embedded conversion feature was convertible as of June 30, 2007 was calculated as the face value of $2,617,472, divided by $0.65 as the average of the lowest closing bid price for the 5 trading days preceding June 30, 2007 exceeded $0.65.

Income Taxes

The Company accounts for income taxes using the asset and liability method, as provided by SFAS No. 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided since the Company incurred losses from its inception. Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that are more likely than not to be realized. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123R and SAB 107, compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. Compensation is equal to the fair value of the award determined using a binomial option-pricing model. The binomial option-pricing requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is partially based on the historical volatility of the Company’s stock price. As a result of the Company’s thinly traded stock, these estimates may not be indicative of fair value; but the Company believes that they provide a reasonable basis for its conclusions. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. The Company records stock-based compensation expenses for instruments with graded vesting using the straight line method over the vesting period, but in no event shall the amount expensed be less than the aggregate fair value of shares vested under such instruments. As stock-based compensation expense recognized in the Consolidated Statement of Operations for the year ended is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has estimated that no awards will be forfeited under the current award since that award contains acceleration provisions upon termination.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits for the three and six months ended June 30, 2007 and 2006. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

The weighted-average fair value of options granted during the three and six months ended June 30, 2007 was $1.09. No instruments were issued during the three and six months ended June 30, 2006 which required valuation under an option-pricing model. The fair value of each option grant is estimated as of the date of grant using a binomial option-pricing model. The following assumptions were made for grants in 2007:

Expected volatility	108%
Expected dividend yield	0%
Expected lives of options (in years)	6
Risk-free interest rate	4.57 – 4.81%
Expected forfeiture rate	15%

The aggregate compensation expense expected to be recognized in the future for unvested awards is approximately $4,495,000 at June 30, 2007. This expense will be recognized over the next 2.23 years. The intrinsic value of vested awards was $32,000 at June 30, 2007 and $0 at December 31, 2006 as the Company’s stock price was less than the exercise price for all awards.

Derivative Financial Instruments

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlying amounts (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into various types of financing to fund its business needs, including convertible debt, and other instruments indexed to the Company’s own stock. The embedded conversion features utilized in these instruments require periodic measurement of the fair value of the derivative components. Pursuant to FAS 133 and EITF 00-19, the Company updates the fair value of these derivative components at each reporting period through a charge to income. Upon conversion of any derivative financial instrument, the change in fair value from the previous reporting date to the date of conversion is recorded to income (loss), and then the carrying value is recorded to paid-in capital, provided all other criteria for equity classification are met.

See Note 8 for details of the origination and accounting for these derivative financial instruments. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to determine the fair value of these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Reclassifications

Certain items in the prior periods have been reclassified to conform with the current period classification.

(5) Inventory, Including Units Released to Production

Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis. At June 30, 2007 and December 31, 2006 inventory consisted entirely of finished goods and amounted to approximately $864,000 and $235,000, respectively. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of June 30, 2007 and 2006, there were no reserves or writeoffs recorded against inventory.

“Units released to production” of approximately $699,000 and $1,435,000 at June 30, 2007 and December 31, 2006, respectively, consists of payments to the Company’s contract manufacturer to initiate production. These amounts will be recorded as inventory or cost of sales upon shipment of the completed product to the Company or to its customers, respectively. These amounts include payments for labor and overhead not incurred by the contract manufacturers at June 30, 2007 and December 31, 2006.

(6) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at:

	June 30, 2007	December 31, 2006
	(unaudited)
Software Royalties	$287,500	$287,500
Insurance	—	86,737
Consulting Fees	20,927	—
Other	6,112	42,854

Total	$314,539	$417,091

(7) Equity Transactions

March 2006 Private Placement

In January 2006, the Company entered into an agreement with a placement agent to conduct the offer of its securities in a private placement (the “March 2006 Private Placement”). Certain of the Company’s stockholders have an ownership interest in the placement agent. In accordance with their agreement, the placement agent was paid a fee equal to 8% of the gross proceeds received from the sale of units, comprised of two shares of the Company’s common stock and a Series D Warrant to purchase the Company’s Common Stock (“Units”), sold in the March 2006 Private Placement at $5.00 per unit. In addition, the Company issued to the placement agent warrants to purchase Units equal to 8% of the Units sold in the March 2006 Private Placement. The placement agent received a reduced fee equal to 4% cash and 4% warrants to purchase Units on proceeds invested by certain existing or known investors. In addition, the placement agent is entitled to receive 2% of the proceeds from the exercise of warrants issued in the March 2006 Private Placement.

On March 15 and March 17, 2006, the Company completed the March 2006 Private Placement whereby it sold 2,682,000 shares of our Common Stock (the “Shares”) and issued Series D Warrants to purchase another 1,341,000 shares of its Common Stock (the “Series D Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in proceeds, net of issuance costs, of approximately $6,100,000. Included in the issuance costs is the placement agent’s fee of $506,400. In addition, the Company issued a warrant to the placement agent to purchase 101,280 Units sold in the March 2006 Private Placement with an exercise price of $5.00 per Unit. The exercise of the warrant would result in the issuance of an additional 202,560 shares of Common Stock and 101,280 Series D warrants to purchase Common Stock. The Series D warrants have an exercise price of $3.50 per share and expire 5 years from the date of issuance.

In connection with the March 2006 Private Placement, the Company entered into a Registration Rights Agreement which provided that the Company file a registration statement with the SEC registering the Shares for resale within 45 days of the closing date and file a registration statement with the SEC registering the Series D Warrant Shares for resale no later than one year from the effectiveness of the registration statement relating to the Shares (the “March 2006 Registration Rights Agreement”). The Company may incur liquidated damages for every 30 days that it is in default of the following provisions:

•	The Company fails to file registration statements;

•	The Company fails respond to comments from the Commission on a timely basis;

•	The registration statements are not declared effective by the Commission; and

•

After a registration statement is first declared effective by the Commission, if it ceases for any reason to remain continuously effective, as defined in the March 2006 Registration Rights Agreement, as to all registrable securities.

The liquidated damages is the amount of Shares and Warrants equal to one percent (1%) of the respective number of Shares and Warrants sold to such Investor pursuant to the Purchase Agreement which would be issued to investors for no additional cost.

The Company evaluated the Series D Warrants and related Registration Rights Agreement in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and has concluded that equity classification is appropriate due to the fact that the contract is required to be physically settled or net settled in shares of the Company’s Common Stock. The proceeds from the transaction have been allocated to the stock and the warrants based on their relative fair values. However, the Company aggregated the values for financial reporting purposes as both instruments have been classified as permanent equity. This financing transaction is included in the Statement of Stockholders Equity under the caption “Issuance of Common Stock and warrants to private investors on March 15 and 17, 2006.”

On October 30 and November 30, 2006, the Company was in default of Section 2.3 of the June 30, 2006 Registration Rights Agreement because the Company’s registration statement covering shares subject to the Agreement was not effective as of that date. As such, the Company must pay liquidated damages equal to 2% of the total shares and warrants issued in the March 2006 Private Placement or 53,640 shares and 26,820 warrants as a result of the default. The Company recorded the fair value of the shares and the warrants issued of $142,768 as a financing charge during the year ended December 31, 2006.

On May 7 and June 7 2007 the Company was in default of Section 2.3 of the March 31, 2006 Registration Rights Agreement because the Company’s registration statement covering shares subject to the Registration Rights Agreement was not maintained continually effective as of that date. As such, the Company must pay liquidated damages equal to 1% of the total shares and warrants issued in the March 2006 Private Placement or 53,640 shares and 26,820 warrants per month as a result of the default.

Effective in the first quarter of 2007 the Company adopted FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”). This accounting literature provides guidance on accounting for registration payment arrangements and how to account for related financial instruments. It clarifies that financial instruments, such as warrants, subject to a registration payment arrangement should be accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation. The Company had previously recorded the Series D Warrants in equity and continues to believe that equity classification is appropriate under this guidance.

The Company evaluated the registration payment arrangement and determined that, because of the previous defaults under the agreement, it is probable that the transfer of consideration under the registration payment will occur and that payment is reasonably estimable at the adoption date. The Company recorded the liability using the cumulative-effect transition method based on an estimate that 376,000 common shares and 188,000 warrants would be issued over the term of the registration payment arrangement. This resulted in an increase to Registration Payment

Liability of $713,000 with an offsetting cumulative-effect entry to accumulated deficit. The cumulative adjustment was not recorded in the consolidated statement of operations and prior periods were not adjusted. The value of the cumulative effect adjustment was equal to the difference between the fair value of the shares and warrants estimated to be paid over the course of the agreement and the value of the liquidated damages of $142,768 that had previously been recorded as a result of a default under the agreement. The Company determined the value of the liability based on the fair value of the common stock and warrants contingently issuable. The common stock was valued using the market price on the date of adoption of $1.72 and the warrants were valued using the binomial option pricing model and the following assumptions; Stock Price $1.72, Volatility, 108%, Risk Fee Interest Rate 4.68%, Dividends 0%.

The Company has recorded the liability at June 30, 2007 using the market price of the Company’s common stock on that date of $1.10 and the warrants were valued using the binomial option pricing model and the following assumptions; Stock Price $1.10, Volatility, 108%, Risk Fee Interest Rate 4.68%, Dividends 0%. This resulted in an unrealized gain during the three and six months ended June 30, 2007 of $101,000 and 187,000, respectively. The carrying amount of the liability at June 30, 2007 was approximately $669,000.

The maximum number of common stock and warrants that could be issued under the registration payment arrangement is 2,065,140 and 1,032,770, respectively, which is based on the requirement to keep the common stock registered continuously through the date at which all shares and warrants are eligible for resale under Rule 144(k) of the Exchange Act. Based on the term of the warrants of five years, that maximum period was calculated to be seven years.

(8) Secured Convertible Promissory Notes

April 2007 Financing Transaction

On April 4, 2007, the Company completed a convertible debt financing with existing investors. The Company sold Secured Convertible Promissory Notes (the “April Notes”) and 297,500 shares of common stock for aggregate proceeds of $850,000 (the “April Financing”). The April Notes have a stated principal of $850,000 and accrue interest at a rate of 10% per annum, payable along with principal upon maturity of the notes which is 90 days from the issue date. The April Notes may be converted into a future financing at the terms of that financing or repaid through the proceeds of such financing at the option of the holder.

The Company evaluated all of the terms and conditions of the April Notes and determined that the April Financing did not embody terms and conditions that met the definition of derivatives that would require bifurcation. However, the April Financing requires the allocation of proceeds among the April Notes and Common Stock issued therewith based on their relative fair values in accordance with APB 14. The Company valued the common stock issued at $357,000 based on the five day average closing price around April 8, 2007 of $1.20. The Company valued the debt at $817,000 using the effective interest rate method based on the 90 day term and market rate for speculative bonds of 25.75%. This resulted in the allocation of $258,475 to equity with the resulting debt discount amortized using the effective interest method. The Company recorded $232,332 of interest expense related to these notes through June 20, 2007, the date on which the notes were modified.

In connection with the June Financing (as defined below), on June 20, 2007, the Company and a majority in interest of the holders of the April Notes, executed a First Amendment to Note and Restricted Stock Purchase Agreement, pursuant to which the parties agreed to (i) exchange the April Notes for newly issued convertible notes with the same terms as the June Notes (as defined below); however with an aggregate principal amount of $1,122,472 (the “Amended April Notes”) and (ii) provide for the registration of the shares of Common Stock issued in connection with the April Financing and the securities issuable upon conversion of the Amended April Notes. The Company concluded that the amendment and note exchange required accounting treatment as an extinguishment of the April 2007 Notes, in accordance with EITF 96-19 as amended by EITF 06-06, since the present value of future cash flows between the original and exchanged notes changed by more than 10%. The extinguishment loss amounted to $664,484 which is reflected in the accompanying statement of operations in other expenses.

June 2007 Financing Transaction

Beginning on June 20, 2007 and continuing until June 29, 2007, the Company, and Catcher, Inc., held multiple closings under a Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company received aggregate proceeds of $1,150,000 from the private placement of Secured Convertible Promissory Notes (the “June Notes”) with an aggregate principal amount of $1,495,000 (the “Principal”) and 402,500 shares of restricted Common Stock of the Company (the “June Financing”). Subject to the conversion provisions set forth in the June Notes and the Company’s prepayment rights, the unpaid portion of the Principal together with all accrued but unpaid interest on each June Note is due and payable in full 180 days following the issuance date of each such June Note (each, a “Maturity Date”), provided, however, that an Investor may extend the applicable Maturity Date by sixty (60) additional days and increase the applicable Principal by 7.692% per extension, upon notice to the Company in accordance with the terms of the June Notes. Interest accrues on the unpaid applicable Principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in full along with the applicable Principal balance on the applicable Maturity Date.

The Company has the right to prepay any and all amounts owed under any or all of the June Notes in whole or in part at any time, subject to the Investor’s right to convert, as discussed below, provided that, with respect to each such June Note and the portion of Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the principal amount due under the June Note will be equal to 76.923% of the applicable Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the principal amount due under the June Note will be equal to 84.615% of the applicable Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the principal amount due under the June Note will be equal to 92.308% of the applicable Principal.

In the event that the Company, at any time after the date of issuance of the June Notes and prior to the payment in full of the June Notes, issues and sells Next Securities (as that term is defined in the June Notes) in a Next Financing (as that term is defined in the June Notes), then the outstanding Principal amount of the June Notes and all accrued but unpaid interest thereon will, at the option of each Investor, be convertible, at the closing and on the same terms and conditions of the Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the June Notes) and (ii) $0.65 per share. If the Investor elects not to convert any Note into Next Securities in connection with a Next Financing then the Company will repay the June Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or the Company’s election to prepay a June Note, the Investors may elect to convert the outstanding Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their June Note into shares of the Company’s Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

The June Notes and the Amended April Notes (collectively, the “Notes”) are secured by all of the assets of the Company and the amounts due thereunder may accelerate upon the occurrence of an event of default, which include the following:

•	Any failure to pay indebtedness under these Notes;

•	Any case or action of bankruptcy or insolvency commenced by the Company or any subsidiary, against the Company or adjudicated by a court against the Company for the benefit of creditors;

•	Any wind up, liquidation or dissolution of the Company

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement which provides that the Company file a registration statement with the SEC registering the shares of Common Stock issued in the April Financing and the June Financing for resale within 60 days of the final closing date of the June Financing and file a registration statement with the SEC registering the shares of Common Stock issuable upon conversion of the Notes for resale no later than 30 days following the receipt of a registration request from a majority in interest of the holders of the Notes, provided, however, that such Notes be amended to fix the conversion price thereof prior to the inclusion of the underlying shares of Common Stock on the registration statement.

The Company, based upon a review of all pertinent terms and conditions, determined that conversion option and certain other features of the June Notes and Amended April Notes were not afforded exemption from bifurcation and classification as derivative liabilities. Furthermore, since there is no effective cap on the number of shares that the Company could be required to issue upon conversion, these notes resulted in other non-exempt freestanding derivatives financial instruments (principally, warrants and certain options) to require reclassification from stockholders’ equity to derivative liabilities since share and net-share settlement is presumed no longer within the Company’s control. Both the compound derivative that was bifurcated from the hybrid debt instruments and the tainted warrants will be carried as liabilities and at fair value until the Company reacquires control of share or net-share settlement, or such instruments are converted.

At the inception date of the June Financing, a summary of the allocation to the components of June Notes was as follows:

Instrument:	Allocated Proceeds
Secured Convertible Promissory Note at fair value	$368,822
Common Stock	140,378
Embedded Conversion Feature at fair value	640,800

Total Proceeds	$1,150,000

At the inception date of June 20, 2007, a summary of the aforementioned accounting as an extinguishment of Amended April Notes was as follows:

Instrument:	Allocated Proceeds
Secured Convertible Promissory Note as amended (including Embedded Conversion Feature of $450,716) at fair value	$1,488,341
Carrying value of Secured Convertible Promissory Note prior to modification	823,857

Loss on debt extinguishment	$664,484

The Company evaluated the impact of the existence of debt with a variable conversion rate on all of the outstanding warrants in accordance with EITF 00-19. The Company determined that the requirement to issue a variable number of shares upon conversion, as well as, the Company having insufficient amount of authorized shares resulted in the classification of the warrants as liabilities. This resulted in the reclassification of $2,611,000 from equity to a liability on June 20, 2007. This amount represented the fair value of non-exempt warrants and certain options on the date that reclassification to derivative liabilities became necessary. During the period from reclassification, on June 20, 2007, to June 30, 2007 the fair value of these derivatives increased by $2,042,000, which amount is reflected as a component of loss from derivative valuation adjustments in the Company’s statements of operations. As previously mentioned, the fair value of financial instruments is highly sensitive to changes in the Company’s common stock trading prices and volatilities. Such a significant charge to the Company’s operations is largely associated with an increase in the trading market price of the common stock, from $0.70 on June 20, 2007 to $1.10 on June 30, 2007.

The following tabular presentation reflects the number of common shares into which the aforementioned derivative financial instruments are indexed at June 30, 2007:

Shares of common stock
Embedded Conversion Feature(1)	4,026,880
Common Stock warrants	5,932,098
Common Stock options	918,000

Total number of instruments	10,876,978

(1)	The terms of the embedded conversion features in the convertible debenture provide for variable conversion rates that are indexed to the Company’s trading common stock price. As a result, the number of indexed shares is subject to continuous fluctuation. For presentation purposes, the number of shares of common stock into which the embedded conversion feature was convertible as of June 30, 2007 was calculated as the face value of $2,617,472, divided by $0.65 as the average of the lowest closing bid price for the 5 trading days preceding June 30, 2007 exceeded $0.65.

Derivative loss for the three and six months ended June 30, 2007 associated with adjustments recorded to reflect the aforementioned derivatives at fair value amounted to approximately $2,733,000 and is reported as “Loss on change in fair value of derivative financial instruments” in the accompanying consolidated statement of operations.

The Company recorded an additional $35,431 of interest expense for the Notes for the three and six months ended June 30, 2007 which represented amortization of the discount relating to the amounts allocated to the embedded conversion feature, common stock issued and accrual of the 10% stated interest.

Subsequent Event

Between July 1 and August 21, 2007, the Company closed on an additional $1,545,000 in new closings under the June Financing. This resulted in the issuance of June Notes with a face value of $2,008,500 and 540,750 shares of restricted stock. In addition, on July 16, 2007, the Company executed a First Amendment to Convertible Secured Promissory Note amending certain Secured Convertible Promissory Notes issued on June 20, 2007 with an aggregate principal amount of $1,300,000, pursuant to which the conversion price of such June Notes was fixed at $0.65 per share. The Company will account for the impact of this amendment in the period ending September 30, 2007.

Fair value considerations for derivative financial instruments:

Freestanding derivative instruments, consisting of warrants that arose from the financing and those reclassified as described above are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of June 30, 2007 are as follows:

Instrument Features:	Allocated Proceeds
Exercise Prices	$1.50 – 5.00
Term (years)	2.33 – 3.75
Volatility(1)	126.94 – 130.53%
Risk free interest rate	4.89 – 4.92%

Embedded derivative financial instruments, arising from the convertible debenture, consist of multiple individual features that were embedded in the instrument. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and conversion/redemption privileges) that are necessary to value these complex derivatives.

Assumptions included exercise estimates/behaviors and the following other significant estimates:

Instrument Features:	Allocated Proceeds
Conversion Prices	$0.65
Remaining Term (years)	0.5
Equivalent Volatility(1)	126.94 – 130.53%
Equivalent Interest-Risk Adjusted Rate(1)	9.33 – 9.40%
Equivalent Credit-Risk Adjusted Yield Rate(1)	24.42 – 25.35%

(1)	Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions. The assumptions included in the Monte Carlo Simulation calculation are highly subjective and subject to interpretation.

The fair value of derivative financial instruments recorded as of June 30, 2007 and December 31, 2006 was:

	June 30, 2007	December 31, 2006
	(unaudited)
Embedded Conversion Features	$2,076,116	$—
Warrants	3,951,677	—
Options	705,000	—

Total Derivative Financial Instruments	$6,732,793	$—

(9) Stock Based Compensation

Restricted Stock

In March 2006, the Company granted 280,000 shares of restricted stock to an officer and the three independent members of the board of directors for services to be provided. The awards vest over various periods through 2009. The Company valued the stock at $3.69 per share based (the market price on the date of grant). At June 30, 2007, 80,000 shares remained subject to vesting provisions. In August 2006, the vesting of 50,000 shares of restricted common stock resulted from termination of employment of our former Chief Financial Officer (See Note 10).

In January 2007, the Company granted 97,000 shares of restricted stock to various employees. The awards vest over various periods through 2009. The Company valued the stock at $1.60 per share based on the market price on the date of grant. At June 30, 2007, 97,000 shares remained subject to vesting provisions.

In February and April 2007, the Company approved the grant of 1,736,000 shares of restricted stock to employees. The grants were contingent on the successful completion of Federal and state regulatory filings which occurred in July 2007. The awards all vest over a three year period. The Company has estimated initial compensation using the market prices on the date of board approval, of $1.06 and $1.25, because the service period has commenced in accordance with SFAS 123R. The Company will revalue the award once a grant date has been achieved under SFAS 123R and record any incremental compensation as of that date.

The Company recorded approximately $253,000 and $333,000 of compensation expense related to these awards for the three and six months ended June 30, 2007 and 2006, respectively.

Stock Options

A summary of stock option activity under all plans is as follows:

	Shares	Weighted- Average Exercise
Balance at December 31, 2004	—	$—
2005 Activity:
Granted	918,000	3.74
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2005	918,000	$3.74
2006 Activity:
Granted	1,910,000	2.60
Exercised	—	—
Forfeited	(300,000)	2.50

Balance at December 31, 2006:	2,528,000	$3.03
2007 Activity:
Granted	450,000	0.91
Exercised	—	—
Forfeited	(550,000)	2.62

Balance at June 30, 2007:	2,428,000	$2.73

Stock options exercisable and available for future grants as of June 30, 2007 are as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life
Exercisable	1,111,611	$3.78	5.00 years
Available for future grants	1,337,000	—	—

(10) Commitments and Contingencies

Software License Agreements

In October 2005, the Company entered into a license agreement which included the purchase of a source code license for $50,000 and provides for royalty payments of $2.00 per end user license. Payment for the source code license is due upon the achievement of certain milestones as defined in the agreement. The Company paid $15,000 during 2005 and the remaining during 2006. The agreement can be terminated by the counterparty in the event that the Company does not purchase 200,000 end user licenses through 2008.

In November 2005, the Company entered into a software license agreement which included the purchase of a source code license to be included in its product and provides for royalty payments of $5.25 per end user license. The Company has future commitments to purchase end user licenses as follows:

	Licenses	Royalty
2007	25,000	$131,250

In September 2006, the Company entered into a software license agreement which included the purchase of a source code license to be included in its product and provides for royalty payments of $25 per end user license. The Company purchased 750 licenses as of June 30, 2007 and has future commitments to purchase 250 licenses over the next nine months.

Employment Contracts

Catcher entered into employment agreements with its Chief Executive Officer (“CEO”), Chief Technology Officer (“CTO”), Chief Financial Officer (“CFO”) and former CEO. The employment agreements expire at various times through 2008. The agreements provide for initial aggregate annual base compensation of $951,000 per year. The former CEO and CTO’s employment agreements provide for the participation in any incentive bonus program adopted by the Company, provided that in no event will such incentive bonus program provide for a bonus of less than 50% of the respective base salary upon achievement of certain goals. Both the CEO and CFO’s employment agreements provide for participation in an executive management bonus plan in which they can earn up to 100% of their respective base salary upon achievement of certain goals.

On August 31, 2006, the Company terminated the employment of its former CFO, who was entitled to salary and other benefits upon termination of his employment agreement. On October 6, 2006, the Company entered into a Settlement Agreement with the former CFO which provides for the payment of $200,000 on March 1, 2007 and $100,000 on or before June 1, 2007 in exchange for the receipt of a general release of claims against the Company including any future rights under his employment agreement. The Company recorded $300,000 at December 31, 2006 in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” In addition, the Settlement Agreement ratified the acceleration of the vesting date to August 31, 2006 of the 50,000 restricted shares and the remaining 547,54 unvested shares of the 918,000 options granted on October 24, 2005 to the former CFO. The Company recorded approximately $1,168,000 of compensation expense related to the vesting of these shares and options during the year ended December 31, 2006.

On March 15, 2006, the Company entered into a Separation and Release Agreement with its former Vice President of Sales. The Separation Agreement provides the former officer with certain benefits in exchange for, among other things, the receipt of a general release of claims against the Company including any future rights under his employment agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay the former officer $107,000 for continued support with certain sales transactions. The Company paid $15,000 upon execution of the agreement and will pay the remainder once payment has been received for units associated with the sales transactions described above. The Company will record a liability when it is more likely than not that any portion of the $107,000 will be payable. At June 30, 2007, the Company had not recorded any liability associated with the remaining contingent liability.

On May 9, 2007, the Company received a letter of resignation from its former CEO Charles Sander. The letter alleged that Mr. Sander was resigning for good reason as defined in his employment agreement and is seeking compensation of $550,000 under the employment agreement. No further action has been taken by Mr. Sander as of June 30, 2007 with regard to this matter.

Consulting Agreement

In February 2007, The Company entered into consulting agreement for investor relations services. The agreement provides for cash payments of $6,000 per month and 25,000 shares of common stock to be issued at the beginning of each fiscal quarter for which the agreement is in force. Either party can terminate the contract at any time. The Company recorded a charge of $22,500 and $50,000 in accordance with EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, during the three and six months ended June 30, 2007, respectively.

Lease Abandonment

Effective September 30, 2006, the Company ceased use of its office in Carlsbad, CA. The Company recorded a liability of approximately $64,000 based on the present value of the future minimum lease payments of approximately $4,600 per month offset by the present value of sub lease revenue that can be reasonably obtained in accordance with SFAS No. 146. In the event that the Company is unable to sublease the facility, the Company intends to exercise its option to terminate the lease after two years such that future minimum payments will continue to be made through December 2007.

On April 30, 2007, the Company entered into a Lease Termination Agreement (“Agreement”) with its former landlord for the lease in Carlsbad, CA. Under the Agreement the Company paid $31,000 for return of any future obligations under the original lease. Included in the payment was $6,500 of agent fees.

Manufacturing Agreement

In November 2005, the Company entered into a manufacturing agreement with a supplier to manufacture its product. Under the agreement, the Company incurred production startup costs including $204,950 for tooling and $84,500 for non-recurring engineering costs which have been capitalized. The Company is obligated to pay an additional $58,000 of non-recurring engineering costs under certain conditions specified in the agreement.

(11) Related Party Transactions

Contributed Services

During the six months ended June 30, 2006 an officer contributed office space to the Company. No expense was recorded for these services as they were immaterial. The officer did not contribute office space during the three and six months ended June 30, 2007.

(12) Segment and Geographic Information

To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company’s principal operating segment in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has not had any sales to date nor has it conducted any operations outside of the United States.

(13) Subsequent Events

Consulting Agreements

On July 2, 2007, the Company entered into an Independent Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company issued 1,400,000 shares of its common stock and agreed to pay $6,000 per month in consideration for certain consulting services. Under the terms of the Consulting Agreement, the Company is required to file a registration statement on or before January 1, 2008 registering the shares for resale, subject to certain “cut-back” provisions. In addition, in certain circumstances, the Company may be obligated to pay a “finder’s fee” in connection with certain transactions facilitated by the consultant. The Consulting Agreement expires on July 3, 2008, provided, however, that the Company has the exclusive right to terminate the Consulting Agreement by providing five (5) days written notice to the consultant. In the event that such termination occurs within 120 days of the execution of the Consulting Agreement, the consultant will be obligated to return 700,000 shares of the stock issued in connection with the execution of the Consulting Agreement.

On July 18, 2007, the Company entered into a Manufacturer’s Representative Agreement (the “Rep Agreement”). Under the agreement the Company is obligated to issue up to 75,000 shares of Common Stock pursuant to performance criteria defined in the agreement. In addition, the Company issued a warrant to purchase 350,000 shares of Common Stock at a price of $1.00 per share. The warrant vests pursuant to performance criteria defined in the agreement. The warrants expire four years from the date of the agreement.

On August 1, 2007, the Company entered into a Consulting Agreement with a related party pursuant to which the Company has agreed to pay compensation of $5,000 per month. The agreement has a term of one year.

On August 29, 2007, the Company entered into an Executive Employment Agreement (the “Employment Agreement”), dated September 1, 2007, with Ira Tabankin, the Company’s former President and Chief Technical Officer. Pursuant to the Employment Agreement, Mr. Tabankin resigned as President and Chief Technical Officer and was appointed Senior Vice President of Corporate Development. The Company will pay Mr. Tabankin an annual base salary of $216,000 and he will be eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of such annual base salary based on achievement of goals and objectives established by the Company. In addition, pursuant to the Employment Agreement, Mr. Tabankin converted his share of Series A Preferred Stock into eight shares of the Company’s Common Stock and agreed to step down from the Company’s Board of Directors upon request by the Company’s Chief Executive Officer. The Employment Agreement supersedes all prior oral and written agreements between the Company, Catcher and Mr. Tabankin, including but not limited to the Employment Agreement between Catcher and Mr. Tabankin, dated April 21, 2005. In the event Catcher terminates the Employment Agreement without Cause (as that term is defined therein), Mr. Tabankin will be eligible to receive his base salary for a period of six months following such termination. The Employment Agreement is for a term of three (3) years and is terminable by either party without any advance notice.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2006 and 2005 and for the period from inception

(March 31, 2004) to December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Catcher Holdings Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Catcher Holdings Inc. and Subsidiary (a development stage enterprise) as of December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended and for the period from inception on March 31, 2004 to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements for the period from March 31, 2004 (date of inception) to December 31, 2004 were audited by other auditors whose report, dated June 28, 2005, expressed an unqualified opinion. Our opinion on the statements of operations and comprehensive loss and cash flows for the period from March 31, 2004 (date of inception) to December 31, 2006, insofar as it relates to amounts for the period from March 31, 2004 (date of inception) to December 31, 2004, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catcher Holdings Inc. and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended and for the period from March 31, 2004 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage enterprise, has no significant revenues, has negative cash flows from operations and has an accumulated deficit. These circumstances, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.
Los Angeles, California
May 18, 2007

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$2,025,258	$913,182
Accounts receivable	152,675	—
Inventory, including units released to production	1,669,991	102,707
Prepaid expenses and other current assets	417,091	463,964

Total current assets	4,265,015	1,479,853
Fixed assets, net	165,986	320,862
Deposits	36,604	4,857

Total Assets	$4,467,605	$1,805,572

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$337,364	$463,470
Deferred revenue	71,316	—
Accrued and other current liabilities	968,795	647,703

Total current liabilities	1,377,475	1,111,173

Total Liabilities	1,377,475	1,111,173

Commitments and contingencies (see Note 7 and 12)
Shareholders’ Equity:
Preferred Stock, $0.001 par value, 1 million shares authorized; 1 share outstanding	—	—
Common Stock, $0.001 value, 50,000,000 shares authorized; 19,768,277 and 13,578,970 shares outstanding, respectively	19,768	13,578
Additional paid in capital	24,593,115	9,578,774
Deficit accumulated during the development stage	(21,522,753)	(8,897,953)

Total Shareholders’ Equity	3,090,130	694,399

Total Liabilities and Shareholders’ Equity	$4,467,605	$1,805,572

The accompanying notes are an integral part of these Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from Inception (March 31, 2004) to December 31, 2006
Revenue	$99,609	$—	$99,609
Cost of goods sold	96,964	—	96,964

Gross profit	2,645	—	2,645

Operating expenses:
Research and development	4,289,674	2,479,780	7,416,926
Selling, general and administrative	5,729,642	5,653,110	11,483,646

Operating loss	(10,016,671)	(8,132,890)	(18,897,927)
Financing charge	(2,701,528)	—	(2,701,528)
Interest income (expense)	93,399	(16,697)	76,702

Loss before income taxes	(12,624,800)	(8,149,587)	(21,522,753)
Income taxes	—	—	—

Net loss	$(12,624,800)	$(8,149,587)	$(21,522,753)

Net loss per share:
Basic & Diluted	$(0.75)	$(0.93)	$(2.17)

Weighted-average number of shares outstanding—Basic and Diluted:	16,898,729	8,726,518	9,917,399

The accompanying notes are an integral part of these Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from Inception (March 31, 2004) to December 31, 2006
Cash Flows Used In Operating Activities:
Net loss	$(12,624,800)	$(8,149,587)	$(21,522,753)
Adjustments to reconcile net cash used in operating activities:
Depreciation	18,125	1,156	19,281
Non-cash stock compensation expense	2,149,268	3,622,464	5,771,732
Warrants issued in connection with consulting contract	—	17,030	17,030
Non-cash interest expense	—	41,345	41,345
Non-cash financing charge	2,701,528	—	2,701,528
Non-cash impairment charge	714,129	—	714,129
Changes in assets and liabilities:
Account receivable	(152,675)	—	(152,675)
Inventory	(1,567,284)	(102,707)	(1,669,991)
Prepaid expenses and other current assets	46,873	(463,964)	(417,091)
Other assets	(31,747)	(4,857)	(36,604)
Accounts payable	(126,106)	(255,260)	337,364
Deferred revenue	71,316	—	71,316
Accrued and other liabilities	178,324	647,703	826,027

Net cash used in operating activities	(8,623,049)	(4,646,677)	(13,299,362)

Cash Flows Used In Investing Activities:
Capital expenditures, net	(577,378)	(322,018)	(899,396)

Cash Flows Provided by Financing Activities:
Repayment of short-term debt	—	(30,000)	—
Proceeds from issuance of Common Stock and warrants, net of $606,939, $207,478 and 814,417 in issuance costs, respectively	6,098,211	4,293,690	10,391,901
Proceeds from issuance of Common Stock	—	17	17
Proceeds from exercise of warrants, net of $27,650 in issuance costs	4,214,292	1,617,806	5,832,098

Net cash provided by financing activities	10,312,503	5,881,513	16,224,016

Net increase in cash and cash equivalents	1,112,076	912,818	2,025,258
Cash and cash equivalents at beginning of year	913,182	364	—

Cash and cash equivalents at end of year	$2,025,258	$913,182	$2,025,258

Cash paid for interest	$4,495	$3,102	$7,597

Cash paid for income taxes	$—	$—	$—

Supplemental Disclosure of non-cash financing activities
Issuance of Common Stock	$280	$—	$280

Forfeiture of Common Stock	$60	$—	$60

The accompanying notes are an integral part of these Consolidated Financial Statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Period from Inception (March 31, 2004) to December 31, 2006

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Balance at Inception(1)	1	$—	2,232,333	$2,232	$(2,232)	$—	$—
Net loss	—	—	—	—	—	(748,366)	(748,366)

Balance at 12/31/04(2)	1	$—	2,232,333	$2,232	$(2,232)	$(748,366)	$(748,366)
Issuance of convertible preferred stock to employees and consultants on April 21, 2005	454,735	455	—	—	3,236,813	—	3,237,268
Issuance of Common Stock for services and interest expense on April 21, 2005	—	—	348,515	349	309,830	—	310,179
Issuance of Common Stock and warrants to private investors on May 4, 2005	—	—	4,500,386	4,500	4,289,190	—	4,293,690
Issuance of Common Stock to U.S. Telesis Holdings, Inc. shareholders on May 4, 2005	—	—	1,781,295	1,781	(1,764)	—	17
Conversion of convertible preferred stock to Common Stock on June 23, 2005	(454,735)	(455)	3,637,904	3,638	(3,183)	—	—
Issuance of warrants to consultants on June 23, 2005	—	—	—	—	17,030	—	17,030
Issuance of Common Stock pursuant to warrant exercises in October 2005	—	—	1,078,537	1,078	1,616,728	—	1,617,806
Compensation Expense	—	—	—	—	116,362	—	116,362
Net loss	—	—	—	—	—	(8,149,587)	(8,149,587)

Balance at 12/31/05	1	$—	13,578,970	$13,578	$9,578,774	$(8,897,953)	$694,399
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	598,748	599	897,564	—	898,163
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,073,462	—	1,073,462
Issuance of Common Stock on March 15 and 17, 2006	—	—	2,682,000	2,682	6,095,529	—	6,098,211
Issuance of Common Stock on March 16, 2006 to directors and employees	—	—	280,000	280	(280)	—	—
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	2,688,559	2,689	3,313,440	—	3,316,129
Compensation Expense	—	—	—	—	2,149,268	—	2,149,268
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,485,298	—	1,485,298
Forfeiture of Common Stock by director on December 29, 2006	—	—	(60,000)	(60)	60	—	—
Net Loss	—	—	—	—	—	(12,624,800)	(12,624,800)

Balance at 12/31/06	1	$—	19,768,277	$19,768	$24,593,115	$(21,522,753)	$3,090,130

(1)	The Common Share amount represents common stock issued to the sole owner of LCM Technologies, Inc. upon the conversion of his preferred stock on June 23, 2005 as if they were outstanding at the inception of LCM Technologies, Inc. Ira Tabankin was issued 279,043 shares of Convertible Preferred Stock on April 21, 2005, of which 279,042 were converted on June 23, 2005 into 2,232,333 shares of Common Stock. Mr. Tabankin still holds one share of Convertible Preferred Stock.

The accompanying notes are an integral part of these Consolidated Financial Statements.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Nature of Business and Basis of Presentation

U.S. Telesis Holdings, Inc. (“UST”) was originally organized to provide diverse telecommunications products and services to the small and medium business community in the southeastern United States and to develop a niche market strategy of reselling long distance services to the electrical cooperative community. As a result of the dramatic decline in the telecommunications industry, UST abandoned the business objective to provide such telecommunications products and services, and instead intended to identify and complete a merger or acquisition primarily in consideration of the issuance of shares of the UST’s capital stock with a private entity whose business presents an opportunity for UST’s stockholders.

Effective May 4, 2005, UST acquired 100% of the outstanding stock of Catcher, Inc. (“Catcher”) by issuing 4,848,875 shares of UST’s common stock and 733,778 shares of its Series A preferred stock. The Series A preferred stock is convertible into 5,870,245 shares of UST’s common stock (the “UST Merger”). On June 23, 2005, all but one share of the issued and outstanding Series A Preferred Stock was automatically converted to common stock simultaneously with the effectiveness of the filing of an amended and restated certificate of incorporation changing UST’s name to Catcher Holdings, Inc. and providing for a 1 for 7.2 reverse stock split in respect of the Company’s issued and outstanding common stock. In addition, on May 4, 2005, UST assumed Catcher Inc.’s obligations under its issued and outstanding warrants to purchase an aggregate of 4,500,386 shares of common stock. Catcher Holdings, Inc. together with its wholly owned subsidiary is hereinafter referred to as “Company”.

Catcher was incorporated in Delaware on April 20, 2005 principally to acquire the assets of LCM Technologies, Inc. (“LCM”) and to operate the business of developing, manufacturing and distributing a portable, ruggedized, wireless handheld security device (the “CATCHER™ ”). LCM was organized in Delaware on March 31, 2004. Pursuant to an asset purchase agreement between Catcher and LCM, Catcher, Inc. purchased certain assets and assumed certain liabilities of LCM and its founder, Ira Tabankin, relating to the CATCHER™ and the business of LCM (the “LCM Merger”) (See Note 3).

The UST Merger and the LCM Merger (collectively “the Mergers”) were treated as reverse mergers from a historical accounting perspective, and accordingly, the period from inception of the Company begins on March 31, 2004, the date of inception of LCM. The financial statements of the Company presented reflect the historical results of LCM prior to the Mergers, and of the combined entities following the Mergers, and do not include the historical financial results of UST prior to the consummation of the UST Merger. Shareholders’ equity has been retroactively restated to reflect the number of shares received in the Mergers after giving effect to the difference in par value, with the offset to additional paid-in capital. The stock retained by the shareholders of UST has been adjusted to reflect a financing transaction with the proceeds equal to the net asset value of UST immediately prior to the Mergers, which was $17. This amount has been reflected in the accompanying statement of shareholders’ equity as an issuance of common stock to UST shareholders.

The Company is a developmental stage company which has designed a portable, ruggedized wireless, hand-held GPS-based command control device through multiple years of research and development effort. Utilizing proprietary operating software, the CATCHER™ offers critical real-time wireless communications through the convergence of voice, video, data and biometric capabilities.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Subsequent to the acquisition of Catcher, the Company has continued to develop the technology acquired with a goal of developing a device that is ready for sale. The Company’s ability to continue as a going concern depends on a number of factors, including but not limited to, the ability to get its product to market in a large scale and the ability to raise additional capital. Since inception, the Company has not generated any significant revenue and there can be no assurance that the Company will generate any significant revenue in the future. The Company has experienced losses since inception and the cumulative loss through December 31, 2006 is ($21,522,753). In addition, the Company has not generated cash from operations and its cumulative cash used in operations through December 31, 2006 is ($13,299,362). The Company does not currently have any financing arrangements or lines of credit with lenders. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The maximum potential amount of funds that the Company may receive from the exercise of all of the outstanding Warrants is approximately $14.8 million, in addition to approximately $5.8 million already received upon partial exercise of the Series A, Series B, Series C and Series D Warrants. The Company intends to seek additional capital from one or more of the following: debt financing, exercise of some or all of the outstanding warrants, sale of additional securities, customer deposits, unit sales, or vendor credit terms. There can be no assurance that such sources of funds will be available on terms acceptable to the Company, or at all.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Catcher Holdings, Inc. (a development-stage company) and its wholly-owned subsidiary, Catcher, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities which are carried at cost and approximate fair value due to the short-term nature of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents. Cash and cash equivalents are maintained in bank deposit accounts with high-quality financial institutions in the United States, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified to be uncollectible. At December 31, 2006 and 2005, there were no allowances for doubtful accounts or direct write off of receivable amounts.

Inventory, Including Units Released to Production

Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis. At December 31, 2006 inventory consisted entirely of finished goods and amounted to approximately $235,000. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of December 31, 2006 and 2005, there were no reserves recorded against inventory. During the year ended December 31, 2006 the Company wrote off approximately $51,000 of obsolete inventory.

“Units released to production” of $1,434,507 and $102,707 at December 31, 2006 and 2005, respectively, consists of payments to the Company’s contract manufacturer to initiate production. These amounts will be recorded as inventory or cost of sales upon shipment of the completed product to the Company or to its customers, respectively. These amounts include payments for labor and overhead not incurred by the contract manufacturers at December 31, 2006 and 2005.

Fixed Assets

Fixed assets are recorded at cost. The Company provides for depreciation using the straight-line method based on the respective asset’s estimated useful life which range from three to seven years (Note 5). Expenditures for maintenance and repairs are charged to operating expenses as incurred, while renewals and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved and any corresponding gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

The Company follows Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded.

In December 2006, the Company determined that the value of manufacturing equipment associated with its current version of the product would not be fully recoverable through the sale of units. This was determined by evaluating the expected future cash flows from product able to be produced on this equipment in comparison with the value of the equipment. As such, the Company recorded an impairment charge of approximately $714,000 which is included in selling, general and administrative expenses for the year ended December 31, 2006. The Company did not record any impairment during the year ended December 31, 2005.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. To date, the Company has delivered units to customers for evaluation and testing purposes and production units. Revenue will be deferred and recognized once acceptance has occurred and the initial warranty period has expired. Until the Company develops substantial warranty experience it cannot reliably estimate a warranty reserve and an implied right of return exists under Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When a Right of Return Exists. The Company records revenue net of state sales tax billed to the customer in accordance with ETIF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).”

Research and Development Costs

Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries and associated employee benefits, stock based compensation, travel, engineering and design services, testing and certification and materials and allocations of indirect costs related to research and development efforts.

Software Development Costs

SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company has not yet established technological feasibility of a software product. The Company did not capitalize any software development costs related to internal development efforts at December 31, 2006 and 2005.

The Company may in the course of business purchase software to be used in its products. If the purchased software is included in a product which has reached technological feasibility in accordance with SFAS No. 86 or which has an alternative future use to the Company, the cost to purchase this software is capitalized and amortized at the greater of the ratio of current period revenues to the total of anticipated future revenues or the straight-line method over its remaining useful life. The Company assesses the recoverability of capitalized purchased software costs at each quarter end by comparing the carrying value to its net realizable value (“NRV”). NRV is the estimated future gross revenues from products that incorporate the software reduced by the estimated future costs of disposal. If NRV is less than the carrying value, the excess is written-off and the then current NRV becomes the new carrying value of the software. The Company did not purchase any software during the year ended December 31, 2006 and did not capitalize any costs related to purchased software in the year ended December 31, 2005 as its product, including purchased software, had not reached technological feasibility.

Income Taxes

The Company accounts for income taxes using the asset and liability method, as provided by SFAS No. 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of different tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided since the Company incurred losses from its inception. Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that are more likely than not to be realized. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Stock Based Compensation

During the fourth quarter of 2005 the Company adopted SFAS No. 123R, Share Based Payment (SFAS 123R) using the modified prospective transition method and SAB No. 107 regarding SFAS 123R (SAB 107). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Prior to adoption of these statements, the Company did not issue any options for which a grant date, as defined, was achieved.

Under SFAS 123R and SAB 107, compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. Compensation is equal to the fair value of the award determined using a binomial option-pricing model. The binomial option-pricing requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is partially based on the historical volatility of the Company’s stock price. As a result of our thinly traded stock, these estimates may not be indicative of fair value; but we believe that they provide a reasonable basis for our conclusions. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. The Company records stock-based compensation expenses for instruments with graded vesting using the straight line method over the vesting period, but in no event shall the amount expensed be less than the aggregate fair value of shares vested under such instruments. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the year ended December 31, 2005 does not include compensation expense for share-based payment awards granted prior to, but not yet vested prior to the adoption of SFAS 123R since no instruments were outstanding. As stock-based compensation expense recognized in the Consolidated Statement of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has estimated that no awards will be forfeited under the 2005 award since that award contained acceleration provisions upon termination.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the year ended December 31, 2005. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

The weighted-average fair value of options granted during the years ended December 31, 2006 and 2005 was $1.91 and $0.54. The fair value of each option grant is estimated as of the date of grant using a binomial option-pricing model. The following assumptions were made for grants in 2006 and 2005:

	2006	2005
Expected volatility	108%	80%
Expected dividend yield	0%	0%
Expected lives of options (in years)	10	5
Suboptimal Exercise Factor	2	2
Risk-free interest rate	4.78 - 5.20%	4.00%
Expected forfeiture rate	15%	0%

The aggregate compensation expense expected to be recognized in the future for unvested awards is approximately $2,410,000 at December 31, 2006, respectively. This expense will be recognized over the next 2.35. The intrinsic value of vested awards was $0 at December 31, 2006 and 2005 as the Company’s stock price was less than the exercise price for all awards.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares plus the dilutive effect of outstanding warrants.

The following potentially dilutive common share equivalents were excluded from the calculation of diluted loss per share at December 31, 2006 and 2005 because they were anti-dilutive.

	2006	2005
Preferred Stock	8	8
Options	2,528,000	918,000
Warrants	5,932,098	3,477,360

Total	8,460,106	4,395,368

Comprehensive Loss

The Company reports its comprehensive loss in accordance with SFAS No. 130, Reporting Comprehensive Income, which requires presentation of the components of comprehensive earnings. Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company does not have any additional components of Comprehensive Loss, and as such, comprehensive loss is equal to the net loss for all periods presented.

Segment and Geographic Information

To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company’s principal operating segment in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. To date, the Company has not had any sales or conducted any operations outside of the United States.

Reclassifications

The Company has made certain reclassifications to the prior period financial statements to conform to the current period presentation. Reclassifications made in the accompanying financial statements had the following impact:

Statements of Operations:

	Year Ended December 31, 2005
	As Reported	As Reclassified
Research and development Expenses	$2,211,133	$2,479,780
Selling general and administrative expenses	2,282,263	5,653,110
Stock-based compensation	3,639,494	—

Recently Issued Accounting Standards

Effective February 3, 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The Company adopted this FSP in February 2006. The adoption of the statement did not have a material impact upon its financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 will be effective as of the beginning of our 2007 fiscal year. We are currently evaluating the impact of FIN 48.

The adoption of the following recent accounting pronouncements did not have a material impact on the Company’s results of operations and financial condition:

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. We will adopt this staff position on January 1, 2007.

In July 2006, the Emerging Issues Task Force Reached Consensus on Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation),” that provides guidance on how sales tax collected from customers should be presented in the income statement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008.

In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements. We are currently assessing the potential impact that the adoption of SAB No. 108 will have on our financial statements; the impact is not expected to be material.

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. The Company will adopt FSP 00-19-2 during the first quarter of 2007. The Company is presently evaluating the accounting for this FSP, and it anticipates that this statement will have a material affect on our financial position and results of operations.

(3) LCM Merger

Pursuant to an asset purchase agreement, dated April 21, 2005, between Catcher and LCM, Catcher acquired certain assets in exchange for the assumption of $836,000 in accounts payable and notes payable of LCM and its founder, and sole stockholder, Ira Tabankin, relating to the CATCHER™ and the business of LCM. Mr. Tabankin was involved in the formation of Catcher and as of the date of the asset purchase owned approximately 36% of Catcher, Inc. The transaction was accounted for as a reverse merger, and as such, the historical statements of the acquired business became the historical statements of Catcher. The Company assumed approximately $836,000 in accounts payable and notes payable. Certain patent rights held by creditors of the Company, at the time of the asset purchase, were exchanged for shares in Catcher.

Prior to the LCM Merger, Catcher issued the equivalent of 6,218,739 shares of Common Stock pursuant to subscription agreements for $0.001 per share and in exchange for property from a founder and future services of the newly hired members of management and certain consultants of Catcher. The subscription agreements were contingent upon the closing of the UST Merger and a private placement of at least $4,500,000 (See Note 9). Both conditions were satisfied on May 4, 2005 and the shares were issued and then exchanged for shares of UST (see Note 1).

The Company attributed no value to the shares issued to Mr. Tabankin in Catcher as LCM was considered the acquirer for accounting purposes pursuant to reverse merger accounting. In addition to Ira Tabankin, eight other individuals or entities were issued shares in Catcher. The Company determined that these eight parties received value in excess of what they paid for their shares. The difference between the fair value of the shares of $0.89 and the price paid has been expensed during the year ended December 31, 2005 as follows:

The shares issued to Charles Sander and John Sutton were issued primarily for services as employees of Catcher. The value of the 2,472,973 fully vested shares of $2,200,656 has been recorded as stock-based compensation expense in the accompanying statement of operations on May 4, 2005, the date on which a measurement date occurred in accordance with APB No. 25 “Accounting for Stock Issued to Employees”.

The shares issued to three consultants (See Note 7) and an outside service provider were issued primarily for services rendered to Catcher. The Company determined that performance, as defined in EITF 96-18 “Accounting for Equity Instruments That are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services”, was completed on May 4, 2005. The value of the 1,466,792 shares of $1,305,445 has been recorded as non-cash consulting expense in the accompanying statement of operations on May 4, 2005 as the shares were fully vested and non-forfeitable on that date.

The shares issued to two promissory note holders, were issued as consideration for the release of all claims to certain intellectual property of LCM that was collateral against certain defaulted loans. The Company determined that the release met the definition of a significant modification in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (EITF No. 96-19). In accordance with EITF 96-19, the value of the 46,639 shares of $41,345 has been recorded as interest expense in the accompanying statement of operations on May 4, 2005.

In December 2005, the Company reflected the preferred stock issued by Catcher, Inc. to the sole stockholder as common stock outstanding since inception in the accompanying statement of Shareholders’ Equity (Deficit). The common stock reflects the conversion from preferred into common stock as well as the 1 for 7.2 reverse stock split. This amount does not reflect the single share of preferred stock retained by the stockholder.

(4) Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following at December 31:

	2006	2005
Manufacturing Molds and Tooling	$—	$419,088
Software Royalties	287,500	32,813
Insurance	86,737	—
Consulting Fees	—	10,000
Other	42,854	2,063

Total	$417,091	$463,964

(5) Fixed Assets

Fixed assets consist of the following at December 31:

	2006	2005	Estimated Useful Life
Manufacturing equipment	$113,245	$289,450	3–7 years
Computer equipment	38,029	13,837	3 years
Office equipment	9,595	2,693	5 years
Software	15,737	—
Furniture and fixtures	8,661	16,038	7 years

	185,267	322,018
Less: accumulated depreciation	(19,281)	(1,156)

Fixed assets, net	$165,986	$320,862

Depreciation expense was $18,125 and $1,156 for the year ended December 31, 2006 and 2005, respectively. The Company did not record any depreciation on manufacturing equipment as it was not placed in service during the year ended December 31, 2005.

(6) Accrued Expenses

Accrued expenses consist of the following at December 31:

	2006	2005
Severance	$327,000	$—
Accrued inventory	147,210	—
Employee benefits	92,512	316,310
Insurance	58,173	—
Professional fees	127,135	164,000
Lease abandonment	64,429	—
Liquidated damages	142,768	44,235
Settlement (Note 7)	—	50,000
Industrial design	—	39,136
Other	9,568	34,022

Total	$968,795	$647,703

(7) Commitments and Contingencies

Operating Leases

In December 2005, the Company entered into an operating lease for office space in Carlsbad, California. The lease, which expires in 2009, contains a renewal option by the Company for two additional one-year terms. In addition, the Company has an option to terminate the lease after two years. Effective September 30, 2006, the Company ceased use of its office in Carlsbad, California. The Company recorded a liability of approximately $64,000 based on the present value of the future minimum lease payments of approximately $4,600 per month offset by the present value of sublease revenue that can be reasonably obtained in accordance with SFAS No. 146. In the event that the Company is unable to sublease the facility, the Company intends to exercise its option to terminate the lease after two years such that future minimum payments will continue to be made through December 2007 (See Note 12). In February 2006, the Company entered into a lease for office space in Round Rock, Texas. The lease contains an option to terminate the lease after two years.

On October 12, 2006, the Company entered into a lease agreement for office space in Lansdowne, Virginia. The term of the lease extends for three (3) years, ending on October 31, 2009. The Company paid a security deposit of $21,700, and is obligated to pay rent in the amount of $65,100 for the period from November 1, 2006 through October 31, 2007. Thereafter, the Company’s rent obligations are: $67,053 for the period from November 1, 2007 through October 31, 2008; and $69,065 for the period from November 1, 2008 through October 31, 2009. In addition, the Company is obligated to pay for its share of common operating expenses and, if applicable, any increases in property taxes above the base year 2006. At the end of the term, the Company has one option to renew the lease for an additional two (2) years at the rate for the prior year increased by three percent (3%) for each year.

Total rent expense under operating leases was $178,481 and $4,642 for the years ended December 31, 2006 and 2005. Future minimum lease payments required under non-cancelable operating leases at December 31, 2006 are as follows:

	In Use	Abandoned
2007	$121,413	$57,818
2008	123,466	59,842
2009	75,277	5,146

Total minimum lease commitments	$320,156	$122,806

Employment Contracts

Catcher entered into employment agreements with its Chief Executive Officer, Chief Technology Officer, former Chief Financial Officer and Vice President of Engineering. The employment agreements expire at various times through 2008. The agreements provide for initial aggregate annual base compensation of $816,000 per year. With the exception of Vice President of Engineering, whose bonus amount is at the discretion of the board, each of the other employment agreement provide for the participation in any incentive bonus program adopted by the Company, provided that in no event will such incentive bonus program provide for a bonus of less than 50% of the respective base salary upon achievement of certain goals. In June 2006, the Board approved an additional bonus of $50,000 for one of its officers. This bonus was paid during June 2006.

On August 31, 2006, the Company terminated its former CFO, who was entitled to salary and other benefits upon termination of his employment agreement. On October 6, 2006, the Company entered into a Settlement Agreement with the former CFO which provides for the payment of $200,000 on March 1, 2007 and $100,000 on or before June 1, 2007 in exchange for the receipt of a general release of claims against the Company including any future rights under his employment agreement. The Company recorded $327,000 during the year ended December 31, 2006 in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” The unpaid balance at December 31, 2006 is $327,000.

In addition, the Settlement Agreement ratified the acceleration of the vesting date for the former CFO’s 50,000 restricted shares and remaining unvested portion of the 918,000 options granted on October 24, 2005 consisting of 547,542 options at August 31, 2006. The Company recorded approximately $1,168,000 of compensation expense related to the vesting of these shares and options during the year ended December 31, 2006.

On August 31, 2006, the Company entered into a Separation and Release Agreement with its former Vice President of Engineering. The Separation Agreement provides the former officer with certain benefits in exchange for, among other things, the receipt of a general release of claims against the Company including any future rights under his employment agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay the former officer $55,000 in separation pay and to pay for up to four months of health insurance coverage. In accordance with SFAS 146, the Company recorded the liability of $55,000 which was paid on or before December 31, 2006.

On September 5, 2006, the Company entered into an Interim Executive Services Agreement (the “Agreement”) with Tatum, LLC (“Tatum”) pursuant to which a Tatum partner (our current Chief Financial Officer, Debra Hoopes) would act as the Company’s CFO. Under the Agreement, the Company was to pay Tatum $5,000 and the Tatum partner $20,000 for each month that the partner acts as the CFO. The Agreement is for an indefinite period of time and is terminable by either party upon 30 days notice. On December 5, 2006, the Company delivered the required 30 day notice to Tatum terminating the agreement. There were no amounts outstanding under the agreement at December 31, 2006.

Consulting Agreements

Catcher entered into a Consulting Agreement with Hayden Communications, Inc. dated as of May 1, 2005 for a one year period at a fee of $5,000 per month. Immediately following the Acquisition, a fee totaling $160,000 was paid to Hayden Communications, Inc. for services performed prior to May 2005. Hayden Communications, Inc. is a stockholder in the Company.

Catcher entered into a Consulting Agreement with The Del Mar Consulting Group, Inc. (“DCG”) dated April 21, 2005 for a one year period at a fee of $5,000 per month. DCG is a stockholder of the Company.

Catcher entered into a Consulting Agreement with Kai Hansen dated April 21, 2005 for a one year period at a fee of $5,000 per month. Kai Hansen is a stockholder of the Company.

The Company recorded an aggregate expense of $60,000 and $295,000 for services provided under the contracts described above which is included in selling, general and administrative expense for the years ended December 31, 2006 and 2005, 2006, respectively.

In addition, Catcher entered into a Services Agreement with BlackFord Partners, Inc., dated as of May 6, 2005, whereby BlackFord Partners, Inc. agreed to provide financial and accounting services. Pursuant to an Amendment to the Services Agreement, dated as of June 24, 2005, warrants to purchase 85,000 shares of the Company’s common stock at an exercise price of $3.74 were issued to the principals of BlackFord Partners, Inc. which include Jeff Gilford, the Company’s former Chief Financial Officer. The Company has valued the warrants at $17,030 using the binomial option pricing model and the following assumptions; Stock Price $0.89, Volatility, 80%, Risk Fee Interest Rate 3.37%, Dividends 0%. The value of the warrant is included in selling, general and administrative expense for the year ended December 31, 2005. The above agreements have each been terminated as of December 31, 2006.

Software License Agreements

In October 2005 the Company entered into a license agreement which included the purchase of a source code license for $50,000 and provides for royalty payments of $2.00 per end user license. Payment for the source code license is due upon the achievement of certain milestones as defined in the agreement. The Company paid $15,000 during the year ended December 31, 2005 which is included in research and development expenses in the accompanying statement of operations. The agreement can be terminated in the event that the Company does not purchase 200,000 end user licenses through 2008. In addition to the royalty payment, the Company will pay an additional $20,000 for maintenance of end user licenses as they are sold to end users.

In November 2005 the Company entered into an additional software license agreement which included the purchase of a source code license for $30,000 and provides for royalty payments of $5.25 per end user license. The Company has committed to purchase the end user licenses pursuant to the following schedule:

	Licenses	Royalty
2007	25,000	$131,250

Total	25,000	$131,250

The Company recorded payments of $262,500 and $32,813 as prepaid royalties which is included in prepaid expenses and other current assets at December 31, 2006 and 2005, respectively. The Company recorded the source code license fee as expense which is included in research and development expenses for the year ended December 31, 2005.

Manufacturing Agreement

In November 2005, the Company entered into a manufacturing agreement with a supplier to manufacture its product. Under the agreement, the Company incurred production startup costs including $204,950 for tooling and $84,500 for non-recurring engineering costs which have been capitalized. The Company may be obligated to pay an additional $58,000 of non-recurring engineering costs under certain conditions defined in the agreement.

Teaming Agreement

In June 2005, an entity, with which the Company entered into a teaming agreement, asserted that it retained exclusive rights to distribute the CATCHER™. On November 10, 2005, the Company entered into a release and settlement agreement with the entity pursuant to which the parties terminated the prior teaming agreement and granted mutual releases. As part of the release and settlement agreement, the Company agreed to pay the entity an aggregate of $50,000 as follows: $25,000 upon completion of the first 1,001 production units and $25,000 upon completion of the first 5,001 production units or in the event that either of these milestones do not occur before June 20, 2006 the entire amount is due on that date. The Company recorded a liability of $50,000 related to this settlement at December 31, 2005. The Company paid $50,000 in June 2006 related to this agreement.

(8) Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2006 and 2005, the Company has net operating loss carry forwards of approximately $11,000,000 and $4,100,000, respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2026. Under the IRC, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carry forwards that can be utilized in any one year to offset future taxable income.

The Company experienced a change in ownership, as defined, in May 2005, as a result, the Company has limited use of operating loss carry forwards from both LCM Technologies, Inc. and U.S. Telesis Holdings, Inc.

The Company has net deferred tax assets at December 31 that consist of the following:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$4,400,000	$1,650,000
Capitalized research and development	80,000	40,000
Research credits carryforwards	100,000	100,000
Accrued expenses	465,000	112,000
Stock-based compensation	745,000	47,000

Total deferred tax assets	5,790,000	1,949,000
Valuation allowance	(5,790,000)	(1,949,000)

Net deferred tax assets	$—	$—

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. The change in the valuation allowance of $3,841,000 and $1,949,000 is primarily attributable to the net loss and increased deductible stock compensation for the year ended December 31, 2006 and the net loss for the year ended December 31, 2005.

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate was as follows for the years ended December 31, 2006 and 2005:

	2006	2005
Amount computed using statutory rate (34%)	$(4,293,000)	$(2,771,000)
Net change in valuation allowance for net deferred tax assets (excluding change in valuation allowance related to state taxes of $618,000 and $354,000, respectively)	3,223,000	1,595,000
Non-deductible stock compensation	144,000	1,174,000
Non-deductible finance charge	919,000	—
Other	7,000	2,000

Provision for Income taxes	$—	$—

(9) Equity Transactions

May 2005 Private Placement

On May 4, 2005, Catcher sold in a private placement 4,500,386 shares of Common Stock and warrants to purchase an additional 4,500,386 shares of Common Stock to private investors for net proceeds of $4,293,690 (the “Private Placement”). These shares, together with the 348,515 common shares and 733,778 preferred shares issued to the founders, were exchanged for shares in UST on May 4, 2005 (see Note 1A). The warrants vested immediately and expire in May of 2015. The warrants have exercise prices ranging from $1.00 to $1.50. The warrants are callable at the exercise price by the Company upon completing certain milestones defined in the agreement. The warrants were assumed by the Company in the Acquisition.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement which provided that the Company would incur penalties if it failed to file a registration statement within 90 days of the Private Placement (the “Filing Deadline”). Prior to the Filing Deadline, the Company filed the registration statement on August 1, 2005.

The Company may incur penalties pursuant to the Registration Rights Agreement in the event that, due to the fault of the Company, its registration statement is not deemed effective by the Securities and Exchange Commission within 180 days of the Private Placement. In the event that the Company fails to meet the filing deadline or, at the fault of the Company, does not cause the registration statement to become effective within 180 days of the private placement, the Company must pay, at the option of the holder, either 1% of the total proceeds of the private placement for each 30 day period in which the Company is in default or issue the equivalent number of warrants to purchase private placement units at the private placement price. The registration statement was not declared effective by the Securities and Exchange Commission prior to being withdrawn in January 2006 (See Note 12). The Company has amended the related Registration Rights Agreement (See Note 12). The amendment does not require the Company to file a registration statement for these securities unless a demand is made by at least 25% of the holders upon effectiveness of a registration statement of shares from new equity financings which in the aggregate exceed $10 million. In addition, the Company has the ability to control amounts raised in future equity financings. The Company has the ability to deliver unregistered shares under the agreement and determined that the maximum potential liquidated damages that can be realized under the original Registration Rights Agreement does not represent a penalty as defined in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Therefore, the Company believes that the contract does not require net-cash settlement and has classified the instrument as equity.

Series A Warrant Exercise (October 2005)

In October, 2005, a total of 22 investors holding Series A warrants to purchase shares of the Company’s Common Stock made a partial exercise of such Series A warrants purchasing approximately 1,108,000 shares of the Company’s Common Stock in exchange for aggregate proceeds to the Company of approximately $1.66 million. At December 31, 2005, the Company had not issued stock to an investor that tendered proceeds to exercise their warrant due to the lack of appropriate documentation. The Company included the $44,235 in accrued expenses at December 31, 2005. The Company reserved 29,490 shares for issuance upon receipt of the appropriate documentation and has included these shares in the calculation of basic and diluted loss per share at for the year ended December 31, 2005 and for the period from inception (March 31, 2004) through December 31, 2005. These shares were issued in conjunction with the Series A exercise in February 2006, see below.

Amendment to Registration Rights Agreement

On February 2, 2006, the Company entered into an Amended and Restated Registration Rights Agreement (the “Amended Rights Agreement”), The Amended Rights Agreement subordinates the contractual registration rights of Mr. Tabankin and Mr. Sander (the “Officers”) such that they will not have the right to register their shares on any registration statement until all of the Registrable Securities held by persons that are not affiliates of the Company have been registered.

The Amended Rights Agreement further provides that (i) all parties to the Amended Rights Agreement are to be subordinate to the registration rights to be granted in certain future financings; (ii) any amounts that may have been due to them on account of any default under the Registration Rights Agreement are waived and such penalty provisions are eliminated on a going forward basis; and (iii) the Company may, in its discretion, reduce the amount of Registrable Securities to be included in any registration statement on a pari passu basis with each other party to the Amended Rights Agreement and with any other parties as defined in the Amended Rights Agreement.

The Amended Rights Agreement further provides that, in the event the Company receives, at any time after the consummation of one or more equity financings in which we receive gross proceeds of at least $10,000,000 in the aggregate (the “Next Financing”), a written request from the Holders of a majority of the Registrable Securities then outstanding that we file a registration statement under the Securities Act covering the registration of at least 25% of the then outstanding Registrable Securities and, following such request, we fail to include at least 70% of the securities so requested to be registered, (such excluded securities hereinafter referred to as the “Excluded Securities”) and fail to file an additional registration statement including the Excluded Securities as required by the registration rights agreement, the Company must pay, at the option of the holder, liquidated damages equal to either each holders’ pro-rata portion of $45,000 for each 30 day period in which we are in default, or each holders’ pro-rata portion of private placement units which could have been purchased for an aggregate of $45,000.

Series A Warrant Exercise and Series C Warrant Issuance (February 2006)

On February 2, 2006, the Company issued Series C Warrants to each Series A Holder (collectively, the “Participating Series A Holders”) that (i) exercised all Series A Warrants held by the Series A Holder, (ii) executed the Amended and Restated Registration Rights Agreement and (iii) executed the Warrant Amendment as defined below, by February 2, 2006. An aggregate of 1,677,285 Series C Warrants were issued to the Participating Series A Holders and are now outstanding. The Series C Warrants are non-callable, entitle the holder to purchase one share of the common stock at $2.50 per share and are exercisable for a period of five years (the “Exercise Period”). The Company valued the Series C Warrants at $0.64 per share using a binomial option-pricing model. The Company recorded $1,073,462 of non cash financing costs in the quarter ending March 31, 2006 related to the issuance of the warrants.

In connection with the issuance of the Series C Warrants, the Company issued to the Participating Series A Holders an aggregate of 598,748 shares of our common stock upon the exercise of outstanding Series A Warrants held by such investors. The Company received total proceeds of approximately $898,000 in cash upon such exercises.

Amendment to Series A and Series B Warrants

On February 2, 2006, the Company entered into Amendment No. 1 to the Series A and Series B Warrants effective as of February 2, 2006 (the “Warrant Amendment”) with the Participating Series A Holders. The Amendment changed the reference in Section 13 of the Series A Warrants and in Section 13 of the Series B Warrants to the “Registration Rights Agreement” to instead reference the “Amended and Restated Registration Rights Agreement, dated as of February 2, 2006, as amended from time to time.”

March 2006 Private Placement

In January 2006, the Company entered into an agreement with a placement agent to conduct the offer of its securities in a private placement (“2006 Private Placement”). Certain of the Company’s stockholders have an ownership interest in the placement agent. The contract provides for the placement agent to be paid a fee equal to 8% of the gross proceeds received from the sale of units comprising the Company’s shares and warrants (“Units”) sold in the 2006 Private Placement. In addition, the Company is required to issue to the placement agent warrants to purchase Units equal to 8% of the Units sold in the 2006 Private Placement. The placement agent will receive a reduced fee equal to 4% cash and 4% warrants to purchase Units on any proceeds invested by certain existing or known investors. In addition, the placement agent is entitled to receive 2% of the proceeds from the exercise of warrants issued in the 2006 Private Placement, and for a period of 12 months from the closing date of the 2006 Private Placement, the placement agent will receive 8% of the proceeds received from any investor who participated in the 2006 Private Placement.

On March 15 and March 17, 2006, the Company completed the 2006 Private Placement whereby it sold 2,682,000 shares of the Company’s common stock (the “Shares”) and issued Series D Warrants to purchase another 1,341,000 shares of the Company’s common stock (the “Series D Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in proceeds, net of issuance costs, of approximately $6,098,000. Included in the issuance costs is the placement agent’s fee of $506,400. In addition, the Company issued a warrant to the placement agent to purchase 101,280 units sold in the private placement at $5.00 per unit. The purchase of these units would result in the issuance of an additional 202,560 shares of common stock and 101,280 Series D Warrants to purchase common stock. The Series D warrants have an exercise price of $3.50 per share and expire 5 years from the date of issuance.

In connection with the 2006 Private Placement, the Company entered into a Registration Rights Agreement which provides that the Company will file a registration statement with the SEC registering the Shares for resale within 45 days of the closing date and file a registration statement with the SEC registering the Series D Warrant Shares for resale no later than one year from the effectiveness of the registration statement relating to the Shares (the “March 2006 Registration Rights Agreement”). The Company may incur liquidated damages for every 30 days that it is in default of the following provisions:

•	The Company fails to file registration statements.

•	The Company fails to respond to comments from the Commission on a timely basis.

•	The registration statements are not declared effective by the Commission.

•	After a registration statement is first declared effective by the Commission, if it ceases for any reason to remain continuously effective as to all registrable securities

The amount of liquidated damages is the amount of Shares and Warrants equal to one percent (1%) of the respective number of Shares and Warrants sold to such Investor pursuant to the Purchase Agreement which would be issued to investors for no additional cost. This would result in the issuance of warrants to purchase a maximum of an additional 13,410 units during each month that the Company is in default.

The Company evaluated the Series D Warrants and related Registration Rights Agreement in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and has concluded that equity classification is appropriate due to the fact that the contract is required to be physically settled or net settled in shares of the Company’s Common Stock. The proceeds from the transaction have been allocated to the stock and the warrants based on their relative fair values. However, the Company aggregated the values for financial reporting purposes as both instruments have been classified as permanent equity. This financing transaction is included the Statement of Stockholders Equity under the caption “Issuance of Common Stock and warrants to private investors on March 15 and 17, 2006.”

On October 30, 2006, the Company was in default of Section 2.3 of the March 31, 2006 Registration Rights Agreement because the Company’s registration statement covering shares subject to the Agreement was not effective as of that date. As such, the Company must pay liquidated damages equal to 1% of the total shares and warrants issued in the March 2006 Private Placement or 26,820 shares and 13,410 warrants as a result of the default. The Company recorded the fair value of the shares and the warrants issued of $142,768 as a financing charge during the year ended December 31, 2006.

Warrant Offer

In October 2006, the Company extended an offer to its existing warrant holders to exercise warrants at a price less than the original exercise price as follows:

Warrant Series	Warrant Price	Reduced Warrant Price
Series A	$1.50	$1.00
Series B	$2.00	$1.00
Series C	$2.50	$1.25
Series D	$3.50	$1.75

The offer was valid until November 3, 2006 at which time the warrants reverted back to their original price. In addition to the price reduction, the holder would be entitled to an additional warrant (“Series E Warrant”) to purchase an equal number of shares if a holder exercised at least 50% of their Series B Warrants, Series C Warrants or Series D Warrants. The Series E Warrants have an exercise price of $2.50, a term of 3 years and are not callable by the Company.

Between October 23, 2006 and November 3, 2006, 2,688,559 warrants were exercised as follows:

Warrant Series	Warrants Exercised	Proceeds
Series A	324,948	$324,948
Series B	1,317,732	1,317,732
Series C	258,379	322,974
Series D	787,500	1,378,125

Total	2,688,559	$3,343,779

The exercises resulted in proceeds of approximately $3,316,000, net of $27,650 due to the placement agent in accordance with the agreement between the Company and the placement agent. As a result of the exercises, the Company issued 2,363,111 Series E warrants. The Company accounted for the induced exercise transaction by comparing the fair value of the consideration received and surrendered, and recorded a non cash financing charge of $1,485,298 for the difference. To determine the value of consideration, the Company valued the warrants exchanged and issued using the binomial option pricing model and the following assumptions; Stock Price $2.03, Volatility, 108%, Risk Fee Interest Rates of 4.70% – 5.10%, Dividends 0% and Term ranging from 0.04 to 4.2 years.

(10) Stock Based Compensation

Adoption of 2005 Stock Incentive Plan and Termination of Prior Plans

On October 24, 2005, the Company’s Board of Directors (the “Board”) approved the Company’s 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The Company has reserved 2,219,000 shares of the Company’s common stock for issuance under the 2005 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in the Company’s common stock or capital structure. The continuance of the 2005 Stock Incentive Plan is subject to approval of the plan by the Company’s stockholders which must be obtained within 12 months of Board approval date of the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2005 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. The Board or a committee designated by the Board, referred to as the “plan administrator,” will administer the 2005 Stock Incentive Plan, including selecting the participants, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award. Unless terminated sooner, the 2005 Stock Incentive Plan will automatically terminate in 2015. The Board has authority to amend or terminate the 2005 Stock Incentive Plan. No amendment or termination of the 2005 Stock Incentive Plan shall adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company will obtain stockholder approval of any such amendment to the 2005 Stock Incentive Plan in such a manner and to such a degree as required.

On October 24, 2005, the Board terminated the Employee Stock Plan and Director Stock Plan that the Board previously had approved on June 24, 2005 (the “Prior Plans”). The Prior Plans had been approved subject to stockholder approval. The Prior Plans never became effective and no awards were granted under the Prior Plans prior to their termination.

On October 24, 2005, the Board approved the form of option agreement evidencing the June 24, 2005 grant to Jeff Gilford, the Company’s former Chief Financial Officer. The Board had previously approved the option grant to Mr. Gilford on June 24, 2005, but the form of option agreement was not finalized and approved by the Board until October 24, 2005. The Board also clarified on October 24, 2005 that the grant was not subject to stockholder approval. The Company has determined that the measurement date occurred on October 24, 2005 and valued the shares at $0.54 using a binomial option-pricing model. The Company recorded compensation expense of $1,125,000 and $116,363, during the year ended December 31, 2006 and 2005, respectively. Approximately $1,043,000 of the expense recorded during the year ended December 31, 2006 resulted from accelerated vesting of stock options upon termination of our former Chief Financial Officer (See Note 9). This expense represents the incremental value resulting from the modification of the award. The incremental value was determined by taking the excess of the fair value of the modified award over the fair value of the old award on the date of modification in accordance with SFAS 123(R).

In December 2005 and May 2006, the Board approved the grant of 430,000 and 500,000 options, respectively, to purchase its common stock to employees, of which 300,000 have lapsed due to the termination of Bill DeGroot’s employment as of April 26, 2006. On October 18, 2006, the stockholders of the Company approved the 2005 Stock Incentive Plan. The approval of the plan triggered a grant date, as defined in SFAS 123R, for 630,000 options which had been previously approved by the Board of Directors. On November 10, 2006, the Board approved the grant of 980,000 stock options to employees pursuant to the 2005 plan. The Company recorded compensation expense of $477,000 during the year ended December 31, 2006 for these awards.

A summary of stock option activity under all plans is as follows:

	Shares	Weighted- Average Exercise
Balance at December 31, 2004	—	$—
2005 Activity:
Granted	918,000	3.74
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2005	918,000	$3.74
2006 Activity:
Granted	1,910,000	2.60
Exercised	—	—
Forfeited	(300,000)	2.50

Balance at December 31, 2006:	2,528,000	$3.03

Stock options exercisable and available for future grants are as follows:

		December 31, 2006
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life
Exercisable	1,084,389	$3.78	7.48 years
Available for future grants	324,000

		December 31, 2005
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life
Exercisable	918,000	$3.74	9.4 years
Available for future grants	2,219,000

Restricted Stock

In December 2005, the Board approved the grant of 280,000 shares of restricted stock to an officer and the three independent members of the board of directors for services to be provided. The awards vest over various periods through 2009. On December 29, 2006, one of the directors resigned from the board prior to any shares having vested. These shares were returned to the pool.

The Company valued the stock at $3.69 per share based on the market price on the date of grant and recognized $547,000 in compensation expense for the year ended December 31, 2006, respectively. Approximately $125,000 of the expense recorded during the year ended December 31, 2006 resulted from accelerated vesting of restricted stock upon termination of our former Chief Financial Officer (See Note 9). This expense represents the incremental value resulting from the modification of the award. The incremental value was determined by taking the excess of the fair value of the modified award over the fair value of the old award on the date of modification in accordance with SFAS 123(R). On December 29, 2006, one of the Company’s directors resigned from the board before any vesting had occurred thus forfeiting 60,000 shares. At December 31, 2006, 120,000 shares remained subject to vesting provisions.

(11) Related Party Transactions

Contributed Services

During the years ended December 31, 2006 and 2005, an officer contributed office space to the Company. No expense was recorded for these services as they were immaterial.

During the three months ended March 31, 2005, two individuals provided employment services to the Company without cash compensation. No expense was attributed to these services as the Company was in the early stages of development.

Consulting Agreements

The Company has entered into consulting agreements with certain related parties (See Note 7).

(12) Subsequent Events

Related Party Transactions

On February 1, 2007, the Company entered into an Executive Employment Agreement (the “Employment Agreement”), with Denis McCarthy, the Company’s Chief Financial Officer. Under the Employment Agreement, the Company will pay Mr. McCarthy an annual base salary of $200,000 and he will be eligible to receive an annual bonus between fifty percent (50%) and one hundred percent (100%) of such annual base salary based on achievement of goals and objectives established by the Company. In addition, pursuant to the Employment Agreement, the Company granted Mr. McCarthy an option to purchase 200,000 shares of the Company’s Common Stock a price per share of $0.99 (the “Stock Option”) and 50,000 shares of restricted common stock (the “Restricted Stock”), each in accordance with the Company’s 2005 Stock Incentive Plan (the “Plan”). 1/3 of the shares subject to the Stock Option will vest on February 1, 2008 and 1/36 of the shares subject to the Stock Option will vest each month thereafter for the next 24 months, subject to earlier termination following the cessation of Mr. McCarthy’s service with the Company or termination for Cause (as defined in 2005 Stock Incentive Plan). In addition, the vesting of the Stock Option will accelerate upon the occurrence of a Change in Control or

Corporate Transaction (as those terms are defined in 2005 Stock Incentive Plan).  1/2 of the Restricted Shares will vest on February 1, 2008 and the remaining  1/2 will vest on February 1, 2009. The Employment Agreement is for a two year period of time and is terminable by either party without any advance notice. The Company will record compensation expense equal to the fair value of the stock and options over their respective vesting periods in accordance with SFAS 123(R).

On February 19, 2007, the Company entered into an Executive Employment Agreement with Robert H. Turner pursuant to which Mr. Turner will act as the Company’s Chief Executive Officer. Under the Employment Agreement, the Company will pay Mr. Turner an annual base salary of $285,000 and he will be eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of such annual base salary based on achievement of goals and objectives to be established by the Company. In addition, pursuant to the Employment Agreement and contingent upon the filing of a Registration Statement on Form S-8 and compliance with any applicable state securities requirements, the Company will grant to Mr. Turner 1,600,000 shares of restricted common stock (the “Restricted Shares”), in accordance with the Company’s 2005 Stock Incentive Plan (the “Plan”). One-third of the Restricted Shares will vest on each of the first, second and third anniversary of the date of grant. The Employment Agreement is for a period of three years and is terminable by either party without any advance notice. If Mr. Turner is terminated without Cause (as that term is defined in the Employment Agreement), he will be entitled to the payment of 6 months of his base salary and any earned Annual Bonus as of the termination date. The Company will record compensation expense equal to the fair value of the restricted stock over the vesting period in accordance with SFAS 123(R).

On March 15, 2006, the Company entered into a Separation and Release Agreement with its former Vice President of Sales. The Separation Agreement provides the former officer with certain benefits in exchange for, among other things, the receipt of a general release of claims against the Company including any future rights under his employment agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay the former officer $107,000 for continued support with certain sales transactions. The Company paid $15,000 upon execution of the agreement and will pay the remainder once payment has been received for units associated with the sales transactions described above. The Company is in the process of evaluating the accounting for the agreement in accordance with SFAS 146.

On May 9, 2007, the Company received a letter of resignation from its former CEO Charles Sander. The letter alleged that Mr. Sanders was resigning for good reason as defined in his employment agreement and is seeking compensation under the employment agreement. The Company is in the process of reviewing Mr. Sander’s claims and no determination has been made at this time.

Consulting Agreement

In February 2007, The Company entered into consulting agreement for investor relations services. The agreement provides for cash payments of $6,000 per month and 25,000 shares of common stock to be issued at the beginning of each fiscal quarter for which the agreement is in force. Either party can terminate the contract at any time. The Company will record a charge for the common stock during the first quarter of 2007 in accordance with EITF 96-18.

Bridge Financing

On April 4, 2007, the Company completed a bridge financing with existing investors. The Company sold convertible notes and 297,500 shares of common stock for aggregate consideration of $850,000. The notes have a stated principal of $850,000 and accrue interest at a rate of 10% per annum, payable along with principal upon maturity of the notes which is 90 days from the issue date. The notes may be converted into a future financing at the terms of that financing or repaid through the proceeds of such financing at the option of the holder. The Company is currently in the process of finalizing its accounting for issuance of the convertible notes and common stock.

Lease Termination

On April 30, 2007, the Company entered into a Lease Termination Agreement (“Agreement”) with its former landlord for the lease in Carlsbad, CA (See Note 7). Under the Agreement the Company paid $31,000 for return of any future obligations under the original lease. Included in the payment was $6,500 of agent fees.

6,913,701 Shares

Catcher Holdings, Inc.

Common Stock

PROSPECTUS

September     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$201.64
Printing and engraving expenses	$25,000	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$20,000	*
Transfer agent and registrar’s fees and expenses	$5,000	*
Miscellaneous expense	$10,000	*

Total	$80,201.64

*	Estimates only.

Item 26.	Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All recipients were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

Convertible Notes

Throughout 2005 as described below, we entered into the following convertible promissory notes with certain of our investors, which notes were automatically converted effective May 4, 2005 to an aggregate of 1,544,524 shares of common stock upon our acquisition of Catcher:

•

In January 2005, we entered into a convertible promissory note with a current investor for gross proceeds of $5,000. The note bears interest at a rate of 6% and matures on July 31, 2005. The note is convertible into common stock at a rate of $0.03 per share at any time after January 31, 2005. The note may only be converted at our option. On February 1, 2005 we amended the notes payable to extend the maturity date to January 31, 2006.

•

In April 2005, we entered into a convertible promissory note with a current investor for gross proceeds of $36,000. The note bears interest at a rate of 1% and matures on January 31, 2006. The note is convertible into common stock at a rate of $0.10 per share at any time after August 31, 2005. The note may only be converted at our option.

•

In May 2005, we entered into a convertible promissory note with a current investor in exchange for payment of $2,975 of expenses. The note bears interest at a rate of 6% and matures on January 31, 2006. The note is convertible into common stock at a rate of $0.10 per share at any time after August 31, 2005. The note may only be converted at our option.

On April 21, 2005, we issued 447,749 shares of its common stock to its founders including Ira Tabankin, Charles Sander, Robert Prag, Matt Hayden, Kai Hansen, John Sutton, Steven Moore, Campbell Family Trust, and Aldridge Industries, Inc.

On May 4, 2005, immediately prior to the Acquisition, we sold to accredited investors at the closing of a private placement offering 162,013 Units at $27.78 per Unit for an aggregate purchase price of $4,500,721. Each Unit was comprised of (i) 2 shares of common stock, $0.001 par value, of us for an aggregate of 324,026 shares of common stock, (ii) a Series A Warrant entitling the holder to purchase one share of common stock of us at $20.84 per share exercisable for a period of five years, and (iii) a Series B Warrant entitling the holder to purchase one share of common stock at $27.78 per share for a period of five years.

On May 4, 2005, in connection with the Acquisition, we issued 34,911,900 shares of our common stock, 733,778 shares of our Series A Preferred Stock, and Series A and Series B warrants to purchase an aggregate of 32,402,600 shares of our common stock.

On June 24, 2005, we issued to Stan Blackburn a warrant to purchase 20,000 shares of our common stock, at an exercise price of $3.74 and issued to Jeff Gilford a warrant purchase 65,000 shares of our common stock at an exercise price of $3.74, in each case, in connection for providing consulting services pursuant to the Services Agreement, dated as of May 6, 2005, by and between us and BlackFord Partners, Inc.

On June 24, 2005, we granted to Jeff Gilford options to purchase 918,000 shares of our common stock at an exercise price of $3.74 vesting over three years in three separate tranches, pursuant to the Employment Agreement, effective as of June 16, 2005, by and between us and Mr. Gilford.

From October 21 through October 27, 2005, a total of 22 investors holding Series A Warrants to purchase shares of our common stock made a partial exercise of such Series A warrants, purchasing an aggregate of approximately 1,108,000 shares of our common stock in exchange for aggregate proceeds to us of approximately $1.66 million.

In February 2006 we issued an aggregate of 569,258 shares of common stock in connection with the exercise of outstanding Series A Warrants. The exercise of the Series A Warrants resulted in proceeds to us of approximately $854,000.

On February 2, 2006, and in connection with the exercise of outstanding Series A Warrants described above, we issued Series C warrants to each investor holding Series A Warrants (collectively, the “Participating Series A Holders”) that (i) exercised all Series A Warrants held by such investor, (ii) executed the Amended and Restated Registration Rights Agreement and (iii) executed an amendment to the Series A and Series B Warrants, by February 2, 2006. An aggregate of 1,677,285 Series C Warrants were issued to the Participating Series A Holders and are now outstanding.

In March 2006 we issued units consisting of 2,682,000 shares of common stock and warrants to purchase 1,341,000 shares of common stock to accredited investors for net proceeds of $6,111,000. In connection with the issuance of these units, we issued a warrant to Emerging Growth Equities, Ltd. to purchase 101,280 private placement units, each unit consisting of two shares of common stock and one warrant to purchase common stock.

In November 2006, we issued an aggregate of 2,688,559 shares of common stock in connection with the exercise of Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants. The exercise of these warrants resulted in proceeds of approximately $3,316,000, net of $27,650 due to the placement agent in accordance with the agreement between the Company and the placement agent.

In November 2006, in connection with the exercise of outstanding Series B Warrants, Series C Warrants and Series D Warrants described above, we issued 2,363,111 Series E Warrants to the holders of such Series B Warrants, Series C Warrants and Series D Warrants that exercised such warrants by November 3, 2006.

In April 2007, we entered into a Note and Restricted Stock Purchase Agreement (the “April Purchase Agreement”) with accredited investors and closed on a private placement of Secured Convertible Promissory Notes (the “April Notes”) with aggregate principal amounts of $850,000 and issued shares of our restricted Common Stock in the amount of 255,000 shares. In connection with the issuance of the New Notes (as defined below), we and a majority in interest of the holders of the April Notes, executed a First Amendment to the April Purchase Agreement (the “Amendment”), pursuant to which the parties agreed to (i) exchange the April Notes for new Notes with the same terms as the New Notes with an aggregate principal amount of $1,122,472 (the “Amended Notes”) and (ii) provide for the registration of the shares of Common Stock issued pursuant to the April Purchase Agreement and the securities issuable upon conversion of the Amended Notes.

Starting in June 2007 an continuing through August 2007, we held multiple closings under a Note and Restricted Stock Purchase Agreement with certain accredited investors, pursuant to which we received aggregate proceeds of $2,695,000, and issued in a private placement Secured Convertible Promissory Notes (the “New Notes”) with an aggregate principal amount of $3,503,500 (the “Principal”) and 943,250 shares of restricted Common Stock of the Company. Subject to the conversion provisions set forth in the New Notes and our prepayment rights, the unpaid portion of the Principal together with all accrued but unpaid interest on each Note is due and payable in full 180 days following the issuance date of each such Note (each, a “Maturity Date”), provided, however, that an Investor may extend the applicable Maturity Date by sixty (60) additional days and increase the applicable Principal by 7.692% per extension, upon notice to the Company in accordance with the terms of the New Notes. Interest accrues on the unpaid applicable Principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in full along with the applicable Principal balance on the applicable Maturity Date.

Item 27.	Exhibits

EXHIBIT INDEX

EXHIBIT #	DESCRIPTION
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2(2)	Amended Bylaws of the Registrant.

4.1(3)	Form of Series A Warrant.

4.2(3)	Form of Series B Warrant.

4.3(1)	Form of Warrant issued to Stan Blackburn.

4.4(1)	Form of Warrant issued to Jeff Gilford.

4.5(4)	Form of Restricted Stock Award Agreement.

4.6(4)#	Form of Restricted Stock Award to Jeff Gilford.

4.7(4)#	Form of Restricted Stock Award to Harry Casari.

EXHIBIT #	DESCRIPTION
4.8(4)#	Form of Restricted Stock Award to Cathal Flynn.

4.9(4)#	Form of Restricted Stock Award to Clayton Foushee.

4.10(5)	Form of Amendment No. 1 to Series A and Series B Warrants.

4.11(5)	Form of Series C Warrant.

4.12(6)	Form of Series D Warrant.

4.13(7)	Form of Warrant issued to Emerging Growth Equities, Ltd.

4.14(8)	Form of Series E Warrant.

5.1+	Opinion of Morrison & Foerster LLP.

10.17(10)	Software License Agreement, dated as of September 27, 2005 by and between Innerwall, Inc. and Catcher, Inc.*

10.18(10)	CATCHER™ Finder’s Agreement, dated as of September 27, 2005 by and between Innerwall, Inc. and Catcher, Inc.*

10.19(10)	Enclave™ Software Finder’s Agreement, dated as of September 27, 2005, by and between Innerwall, Inc. and Catcher, Inc.*

10.20(11)#	2005 Stock Incentive Plan.

10.21(11)#	Form of Stock Option Agreement under 2005 Stock Incentive Plan.

10.22(11)#	Description of Non-Employee Director Cash Compensation Terms.

10.23(11)#	Stock Option Agreement with Jeff Gilford.

10.24(12)	Manufacturing Agreement, dated as of November 22, 2005, by and between Catcher, Inc. and Key Tronic Corporation.

10.25(13)	Indemnification arrangement with the Company’s President and Chief Executive Officer, Charles Sander.

10.26(14)	Form of Amended and Restated Registration Rights Agreement, dated as of February 2, 2006, by and among the Company and the persons listed as signatories thereto.

10.27(15)	Form of Securities Purchase Agreement, dated as of March 15, 2006, by and among the Company and the investors identified on the signature pages thereto.

10.28(15)	Form of Registration Rights Agreement, dated as of March 15, 2006, by and among the Company and the investors listed as signatories thereto.

10.29(7)#	Employment Offer—Terms of Employment, dated July 1, 2006 among the Company and T. Michael Grady.

10.30(17)	Separation and Release Agreement dated August 31, 2006 by and between the Company and John Sutton.

10.31(18)	Interim Services Agreement dated September 5, 2006 by and between the Company and Tatum, LLC.

10.32(19)	Separation and Release Agreement dated October 6, 2006 by and between the Company and Jeff Gilford.

10.33(20)	Lease Agreement, dated as of October 12, 2006, by and between Catcher and GPO Riverbend, LLC.

10.33(21)#	Executive Employment Agreement, dated December 7, 2006, by and between Catcher and Denis McCarthy.

10.34(22)#	Executive Employment Agreement, dated February 18, 2006, by and between Catcher and Robert H. Turner.

10.35(23)	Form of Note and Restricted Stock Purchase Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

EXHIBIT #	DESCRIPTION
10.36(23)	Form of Secured Convertible Promissory Note to be executed by and among the Company, Catcher and the investors identified on the signature pages thereto.

10.37(24)	Form of Note and Restricted Stock Purchase Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.38(25)	Form of Secured Convertible Promissory Note to be executed by and among the Company, Catcher and the investors identified on the signature pages thereto.

10.39(25)	Form of Registration Rights Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.40(25)	Form of First Amendment to Note and Restricted Stock Purchase Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.41(26)	Independent Consulting Agreement, dated as of July 2, 2007, by and between Catcher Holdings, Inc. and Salzwedel Financial Communications, Inc.

10.42(26)	Form of Amendment to Secured Convertible Promissory Note to be executed by and among the Company, Catcher and the investors identified on the signature pages thereto.

10.44(27)	Executive Employment Agreement, dated September 1, 2007, by and between Catcher, Inc. and Ira Tabankin.

10.45† #	Description of Non-Employee Director Cash Compensation Terms.

21.1(16)	Subsidiaries of the Registrant

23.1†	Consent of Stonefield Josephson, Inc.

23.3+	Consent of Morrison & Foerster LLP

24.1†	Power of Attorney (Included on the signature page).

*	The Registrant has requested confidential treatment with respect to the referenced exhibits.
#	Indicates management contract or compensatory plan.
†	Filed herewith.
+	To be filed by amendment.
(1)	Previously filed on Form 8-K with the SEC on June 28, 2005 and incorporated herein by reference.
(2)	Previously filed with the SEC on Form 10-SB on May 29, 2003 and Form 8-K on August 1, 2005 and herein incorporated by reference.
(3)	Previously filed on Form 8-K/A with the SEC on July 15, 2005 and incorporated herein by reference.
(4)	Previously filed on Form S-8 with the SEC on January 26, 2006 and incorporated herein by reference.
(5)	Previously filed on Form 8-K with the SEC on February 8, 2006 and incorporated herein by reference.
(6)	Previously filed on Form 8-K with the SEC on March 21, 2006 and incorporated herein by reference.
(7)	Previously filed on Form 10-QSB with the SEC on August 14, 2006 and incorporated herein by reference.
(8)	Previously filed with the SEC on Form 8-K on November 8, 2006 and herein incorporated by reference.
(9)	Not used.
(10)	Previously filed on Form 8-K with the SEC on October 3, 2005 and incorporated herein by reference.
(11)	Previously filed on Form 8-K with the SEC on October 27, 2005 and incorporated herein by reference.
(12)	Previously filed on Form 8-K with the SEC on November 29, 2005 and incorporated herein by reference.
(13)	Previously filed on Form 8-K with the SEC on December 19, 2005 and incorporated herein by reference.
(14)	Previously filed on Form 8-K with the SEC on February 8, 2005 and incorporated herein by reference.
(15)	Previously filed on Form 8-K with the SEC on March 21, 2005 and incorporated herein by reference.
(16)	Previously filed on Form SB-2 with the SEC on April 27, 2006 and incorporated herein by reference.
(17)	Previously filed on Form 8-K with the SEC on September 6, 2006 and incorporated herein by reference.
(18)	Previously filed on Form 8-K with the SEC on September 11, 2006 and incorporated herein by reference.
(19)	Previously filed on Form 8-K with the SEC on October 10, 2006 and incorporated herein by reference.

(20)	Previously filed with the SEC on Form 10-QSB on November 14, 2006 and herein incorporated by reference.
(21)	Previously filed with the SEC on Form 8-K on February 7, 2007 and herein incorporated by reference.
(22)	Previously filed with the SEC on Form 8-K on February 21, 2007 and herein incorporated by reference.
(23)	Previously filed with the SEC on Form 8-K on April 10, 2007 and herein incorporated by reference.
(24)	Previously filed with the SEC on Form 8-K on June 26, 2007 and herein incorporated by reference.
(25)	Previously filed with the SEC on Form 8-K on July 5, 2007 and herein incorporated by reference.
(26)	Previously filed with the SEC on Form 8-K on July 17, 2007 and herein incorporated by reference.
(27)	Previously filed with the SEC on Form 8-K on August 27, 2007 and herein incorporated by reference.

Item 28.	Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned in the City of Leesburg, Loudon County, Virginia, on the 20th day of September, 2007.

CATCHER HOLDINGS, INC.

By:	/s/ ROBERT H. TURNER
Robert H. Turner
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert H. Turner and Denis McCarthy, and each of them acting individually, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ ROBERT H. TURNER	Chief Executive Officer and Director	September 20, 2007
Robert H. Turner	(Principal Executive Officer)

/s/ Denis McCarthy	Chief Financial Officer (Principal	September 20, 2007
Denis McCarthy	Financial and Accounting Officer)

/s/ Ira Tabankin	Senior Vice President of Corporate	September 20, 2007
Ira Tabankin	Development, Secretary and Director

/s/ Harry Casari	Director	September 20, 2007
Harry Casari

/s/ Cathal Flynn	Director	September 20, 2007
Rear Admiral (Retired) Cathal Flynn